Exhibit 10.1

EXECUTION VERSION

Dated 21 APRIL 2024

INTERIM FACILITIES AGREEMENT

QUANEX BUILDING PRODUCTS CORPORATION
(as the Company)

arranged by

WELLS FARGO SECURITIES, LLC,

BofA Securities, Inc.

and

TD BANK, N.A.
(as Arrangers)

with

Wells Fargo Bank, National Association
(as Interim Facility Agent)

WELLS FARGO BANK, NATIONAL ASSOCIATION
(as Interim Security Agent)

Cahill Gordon & Reindel (UK) LLP

TABLE OF CONTENTS

Page

1.	Interpretation	1

2.	The Interim Facilities - Availability	1

3.	The making of the Interim Loans	2

4.	Obligors’ Agent	4

5.	Nature of an Interim Finance Party’s Rights and Obligations	4

6.	Utilisation	5

7.	Repayment and Prepayment	6

8.	Interest	7

9.	Taxes	9

10.	Increased Costs and Illegality	12

11.	Payments	15

12.	Fees and Expenses	18

13.	Indemnities	19

14.	Security and Guarantee	22

15.	Agents and Arrangers	24

16.	Pro Rata Payments	33

17.	Set-Off	34

18.	Notices	34

19.	Confidentiality	36

20.	Know Your Customer Requirements	37

21.	Representations, Undertakings and Events of Default	37

22.	Changes to Parties	40

23.	Impairment and Replacement of Interim Finance Parties	45

24.	Conduct of Business by the Interim Finance Parties	45

25.	Amendments and Waivers	46

26.	Miscellaneous	47

27.	Governing Law	48

28.	Jurisdiction	48

Schedule 1 Definitions and Interpretation	53

Schedule 2 Form of Drawdown Request	72

Schedule 3 Conditions Precedent	73

Schedule 4 Guarantee and Indemnity	76

Schedule 5 Major Representations, Undertakings and Events of Default	80

Schedule 6 Impairment and Replacement of Interim Finance Parties	111

Schedule 7 Form of Transfer Certificate	122

Schedule 8 Form of Assignment Agreement	124

Schedule 9 The Original Interim Lenders	127

i

THIS AGREEMENT is made on 21 April 2024 between:

(1)	QUANEX BUILDING PRODUCTS CORPORATION, a Delaware corporation with registered number 4473172 (the Borrower, the Company or the Guarantor);

(2)	WELLS FARGO SECURITIES, LLC, BofA Securities, Inc. and TD BANK, n.a., as arrangers (the Arrangers);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 9 (The Original Interim Lenders), as lenders (the Original Interim Lenders);

(4)	WELLS FARGO BANK, NATIONAL ASSOCIATION, as agent of the other Interim Finance Parties (the Interim Facility Agent); and

(5)	WELLS FARGO BANK, NATIONAL ASSOCIATION, as security agent for the Interim Finance Parties (the Interim Security Agent).

1.	Interpretation

Terms defined in Schedule 1 (Definitions and Interpretation) to this Agreement have the same meanings when used in this Agreement. Each Schedule to this Agreement forms part of the terms of this Agreement.

2.	The Interim Facilities - Availability

2.1	The Interim Facilities

Subject to the terms of this Agreement, the Interim Lenders make available to the Borrower an interim term loan facility in an aggregate amount equal to the Total Interim Commitments (the Interim Facility) available to be utilised in US Dollars.

2.2	Availability Period

The undrawn Interim Commitments of each Interim Lender under the Interim Facility will be automatically cancelled at 11:59 p.m. in New York on the last day of the Certain Funds Period.

2.3	Voluntary Cancellation

The Borrower (or the Obligors’ Agent on its behalf) may, by written notice to the Interim Facility Agent, at any time cancel any undrawn amount of the Interim Facility. Any cancellation shall reduce the Interim Commitments of the Interim Lenders rateably under the Interim Facility.

2.4	Mandatory Cancellation

The undrawn Interim Commitments of the Interim Lenders will be automatically cancelled (on a US Dollar for US Dollar basis) on each date on which Term A Facility is utilised in US Dollars, in each case by an amount equal to the aggregate principal amount of Term A Facility utilised on such utilisation date. Any cancellation shall reduce the Interim Commitments of the Interim Lenders rateably under the Interim Facility.

3.	The making of the Interim Loans

3.1	Conditions Precedent

(a)	The obligations of each Interim Lender to participate in each Interim Loan are subject only to the conditions precedent that on the date on which that Interim Loan is to be made:

(i)	the Interim Facility Agent has received (or acting at the direction of the Majority Interim Lenders waived the requirement to receive) all of the documents and evidence referred to in Schedule 3 (Conditions Precedent), where required, in form and substance satisfactory to it (acting reasonably or, as applicable, on the instructions of the Majority Interim Lenders (each acting reasonably));

(ii)	the Major Representations are accurate in all material respects (and if qualified by materiality, in all respects) and will remain accurate in all material respects (and if qualified by materiality, in all respects) immediately after the making of that Interim Loan;

(iii)	no Major Event of Default is continuing or would result from the making of that Interim Loan; and

(iv)	it is not, since the date on which such Interim Lender first became a Party, illegal in any applicable jurisdiction for such Interim Lender to make, or to allow to remain outstanding, that Interim Loan provided that such Interim Lender has notified the Obligors’ Agent immediately upon becoming aware of the relevant issue in accordance with Clause 10.3 (Illegality), and provided further that such illegality alone will not excuse any other Interim Lender from participating in the relevant drawdown and will not in any way affect the obligations of any other Interim Lender.

(b)	The Interim Facility Agent shall notify the Obligors’ Agent and the Interim Lenders promptly upon being satisfied that the conditions described in paragraph (a)(i) above have been received by it or waived. The Interim Lenders authorise (but do not require) the Interim Facility Agent to give that notification.

3.2	Certain Funds Period

Notwithstanding any other provision of any Interim Finance Document, during the Certain Funds Period none of the Interim Finance Parties shall:

(a)	refuse to participate in or make available any Interim Loan, provided that the condition in paragraph (a)(i) of Clause 3.1 (Conditions Precedent) above has been satisfied or waived in accordance with Clause 3.1 (Conditions Precedent);

(b)	be entitled to take any action or exercise any right to rescind, terminate or cancel this Agreement (or any provision hereof or obligation hereunder) or any Interim Loan or Interim Commitment;

(c)	exercise any right of set-off or counterclaim in respect of any Interim Loan or Interim Commitment;

(d)	accelerate any Interim Loan or otherwise demand or require repayment or prepayment of any sum from any Obligor;

(e)	enforce (or instruct the Interim Security Agent to enforce) any Security Interest granted by or over any Group Company; or

(f)	take any other action, exercise any right or make or enforce any other claim (in its capacity as an Interim Finance Party) to the extent such action or claim would directly or indirectly prevent or limit the making of an Interim Loan, unless at any time any of the conditions in paragraphs (a)(ii) to (a)(iv) (inclusive) of Clause 3.1 (Conditions Precedent) above are not satisfied provided that, immediately upon the expiry of the Certain Funds Period, all such rights, remedies and entitlements shall be available to the Interim Finance Parties, notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

3.3	Purpose

The proceeds of each Interim Loan, are to be applied, in or towards, directly or indirectly:

(a)	to finance or refinance consideration and any other amounts payable under or in connection with the Acquisition and/or the relevant Acquisition Documents, including fees, costs, premiums, expenses and other transaction costs; and

(b)	the balance, to refinance or otherwise discharge or defease any material indebtedness of the Target Group (including back-stopping, replacing or providing cash-cover in respect of any letters of credit, guarantees or ancillary, revolving, working capital or local facilities or other arrangements) and paying any breakage costs, redemption premium, make-whole costs and other fees, costs and expenses payable in connection with such refinancing.

3.4	Override

Notwithstanding any other term of this Agreement or any other Interim Finance Document:

(a)	none of the steps or events set out in, or reorganisations specified in or expressly contemplated by, the Transaction Documents (or, in each case, the actions or intermediate steps necessary to implement any of those steps, actions or events) shall entitle any Interim Finance Party to take any action referred to in Clause 3.2 (Certain Funds Period); and

(b)	none of the steps, actions, undertakings, circumstances or transactions which are permitted or otherwise not prohibited under the Existing Credit Agreement shall constitute, or result in, a breach of any representation, warranty, covenant, undertaking or other term of the Interim Finance Documents, a Major Event of Default, actual or potential default or event of default, and each such event shall be expressly permitted under the terms of the Interim Finance Documents; and

(c)	to the extent not covered by the foregoing clause (i), no Permitted Transaction shall constitute, or result in, a breach of any representation, warranty, covenant, undertaking or other term of the Interim Finance Documents, a Major Event of Default, actual or potential default or event of default, and each such Permitted Transaction shall be expressly permitted under the terms of the Interim Finance Documents.

4.	Obligors’ Agent

(a)	Each Obligor, by its execution of this Agreement, irrevocably (to the extent permitted by law) appoints the Obligors’ Agent to act severally on its behalf as its agent in relation to the Interim Finance Documents and irrevocably (to the extent permitted by law) authorises:

(i)	the Obligors’ Agent on its behalf to supply all information concerning itself contemplated by the Interim Finance Documents to the Interim Finance Parties and to give and receive all notices, instructions and other communications under the Interim Finance Documents (including, where relevant, Drawdown Requests) and to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor (including, by increasing the obligations of such Obligor howsoever fundamentally, whether by increasing the liabilities, guaranteed or otherwise); and

(ii)	each Interim Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Interim Finance Documents to the Obligors’ Agent,

and in each case the Obligors shall be bound as though that Obligor itself had given the notices and instructions (including any Drawdown Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication and each Interim Finance Party may rely on any action taken by the Obligors’ Agent on behalf of that Obligor.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Interim Finance Document on behalf of another Obligor or in connection with any Interim Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Interim Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it (to the extent permitted by law). In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

(c)	If (notwithstanding the fact that the guarantees granted under Schedule 4 (Guarantee and Indemnity) are and the Interim Security is, intended to guarantee and secure, respectively, all obligations arising under the Interim Finance Documents), any guarantee or Interim Security does not automatically extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Interim Finance Documents and/or any facility or amount made available under any of the Interim Finance Documents, each Obligor expressly confirms that the Obligors’ Agent is authorised to confirm such guarantee and/or Interim Security on behalf of such Obligor.

5.	Nature of an Interim Finance Party’s Rights and Obligations

(a)	No Interim Finance Party is bound to monitor or verify any Interim Loan of the Interim Facility nor be responsible for the consequences of such Interim Loan.

(b)	The obligations of each Interim Finance Party under the Interim Finance Documents are several.

(c)	Failure by an Interim Finance Party to perform its obligations does not affect the obligations of any other Party under the Interim Finance Documents.

(d)	No Interim Finance Party is responsible for the obligations of any other Interim Finance Party under the Interim Finance Documents.

(e)	The rights of each Interim Finance Party under the Interim Finance Documents are separate and independent rights.

(f)	An Interim Finance Party may, except as otherwise stated in the Interim Finance Documents, separately enforce its rights under the Interim Finance Documents.

(g)	A debt arising under the Interim Finance Documents to an Interim Finance Party is a separate and independent debt.

(h)	Each Interim Lender will promptly notify the Obligors’ Agent if it becomes aware of any matter or circumstance which would entitle it not to advance or participate in any Interim Loan.

6.	Utilisation

6.1	Giving of Drawdown Requests

(a)	The Borrower may borrow an Interim Loan by giving to the Interim Facility Agent a duly completed Drawdown Request. A Drawdown Request is, once given, irrevocable.

(b)	The latest time for receipt by the Interim Facility Agent of a duly completed Drawdown Request is 11.00 a.m. (New York time) on the date falling three (3) Business Days before the proposed Drawdown Date or such later time and/or date as agreed by the Interim Facility Agent.

(c)	The Interim Facility may only be drawn during the Certain Funds Period.

(d)	The Borrower may only draw ten (10) Interim Loans under the Interim Facility.

6.2	Completion of Drawdown Requests

A Drawdown Request for an Interim Loan will not be regarded as having been duly completed unless:

(a)	the Drawdown Date is a Business Day within the Certain Funds Period;

(b)	the amount of the Interim Loan requested (when aggregated with each other Interim Loan made or due to be made on or before the proposed Drawdown Date) does not exceed the Total Interim Commitments; and

(c)	the currency of the Interim Loan complies with paragraph (d) of Clause 6.3 (Advance of Interim Loans) and the proposed Interest Period complies with paragraph (b) of Clause 8.2 (Payment of interest).

6.3	Advance of Interim Loans

(a)	The Interim Facility Agent must promptly notify each Interim Lender of the details of the requested Interim Loan and the amount of its share in that Interim Loan.

(b)	Each Interim Lender will participate in each Interim Loan in the proportion which its Interim Commitment under the Interim Facility bears to the Total Interim Commitments under the Interim Facility, immediately before the making of that Interim Loan.

(c)	No Interim Lender is obliged to participate in any Interim Loan if as a result the Base Currency Amount of its share in the Interim Facility would exceed its Interim Commitments under the Interim Facility.

(d)	Each Interim Loan may only be denominated in the currency in which the Interim Facility is stated to be available under Clause 2.1 (The Interim Facilities) above, unless otherwise agreed in writing by all the Interim Lenders under the Interim Facility.

(e)	If the applicable conditions set out in this Agreement have been met, each Interim Lender shall make its participation in each Interim Loan available to the Interim Facility Agent for the account of the Borrower by the Drawdown Date through its Facility Office.

7.	Repayment and Prepayment

7.1	Repayment

(a)	The Borrower must repay all outstanding Interim Loans (together with all interest and all other unpaid amounts accrued or outstanding under or in connection with the Interim Finance Documents) on the earliest to occur of:

(i)	the date which falls ninety (90) days after the Interim Closing Date (the Final Repayment Date);

(ii)	the date of receipt by the Borrower of a written demand (an Acceleration Notice) from the Interim Facility Agent (acting on the instructions of the Majority Interim Lenders) following the occurrence of a Major Event of Default which is continuing requiring immediate prepayment and cancellation in full of the Interim Facility; provided that at any time after the occurrence of a Major Event of Default which is continuing under paragraphs 6 and/or 7 of Part III (Major Events of Default) of Schedule 5 (Major Representations, Undertakings and Events of Default) in relation to the Borrower, all of the Interim Loans made to the Borrower, together with accrued interest thereon and any other sum then payable by the Borrower under any of the Interim Finance Documents shall be immediately due and payable, in each case automatically and without any direction, notice, declaration or other action; and

(iii)	the date of receipt by the Borrower or any Group Company of the proceeds from the first utilisation made under the Long-term Financing Agreement for a purpose described under Clause 3.3 (Purpose) above (free of any escrow or similar arrangements), to the extent of such proceeds.

(b)	If an Interim Loan is, or is declared to be, due and payable in accordance with this Agreement, all interest and all other amounts accrued or outstanding in respect of that Interim Loan shall be immediately due and payable.

(c)	If an Interim Loan is, or is declared to be, due and payable in accordance with this Agreement, the Interim Facility Agent may, and shall if so directed by the Majority Interim Lenders, by notice to the Obligors’ Agent, exercise or direct the Interim Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Interim Finance Documents.

(d)	Amounts repaid under the Interim Facility may not be redrawn.

7.2	Prepayment

(a)	The Borrower may prepay, without premium or penalty except as expressly provided otherwise in this Agreement, the whole or any part of any outstanding Interim Loan (including, for the avoidance of doubt, the whole or any part of any outstanding Interim Loan owed to a particular Interim Lender to the extent provided for by the terms of this Agreement), together with accrued but unpaid interest, at any time, on giving three (3) Business Day’s prior notice in writing to the Interim Facility Agent.

(b)	Amounts prepaid under the Interim Facility may not be redrawn.

(c)	Any prepayment of an Interim Loan (other than a prepayment pursuant to Clause 10.3 (Illegality)) shall be applied pro rata to each Interim Lender’s participation in that Interim Loan.

8.	Interest

8.1	Calculation of interest

The rate of interest on each Interim Loan for its Interest Period is the percentage rate per annum equal to the aggregate of:

(a)	the applicable Margin; and

(b)	the Funding Cost for that Interest Period.

8.2	Payment of interest

(a)	The period for which each Interim Loan is outstanding shall be divided into successive interest periods (each, an Interest Period), each of which will start on the expiry of the previous Interest Period or, in the case of the first Interest Period for an Interim Loan, on the relevant Drawdown Date.

(b)	The Borrower of each Interim Loan shall select an Interest Period of one (1) or three (3) months (or any other period agreed with the Interim Facility Agent) in each Drawdown Request and (in relation to subsequent Interest Periods for the Interim Loans) thereafter no later than 11.00 a.m. (New York time) one (1) Business Day prior to the end of the existing Interest Period for the outstanding Interim Loans.

(c)	If the Borrower does not select an Interest Period for an Interim Loan, the default Interest Period shall (subject to paragraph (e) below) be one (1) month (or, if earlier, a period ending on the Final Repayment Date).

(d)	The Borrower must pay accrued interest on each Interim Loan made to it on the last day of each Interest Period in respect of that Interim Loan and on any date on which that Interim Loan is repaid or prepaid.

(e)	Notwithstanding paragraphs (a), (b) and (c) above, no Interest Period will extend beyond the Final Repayment Date.

(f)	If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not), provided that no Interest Period will extend beyond the Final Repayment Date.

(g)	If there is a repayment, prepayment or recovery of all or any part of an Interim Loan other than on the last day of its Interest Period, the Borrower will pay the Interim Finance Parties promptly following demand their break costs (if any). The break costs (the Break Costs) will be the amount (if positive) by which:

(i)	the applicable Funding Cost which would have been payable at the end of the relevant Interest Period on the amount of the Interim Loan repaid, prepaid or recovered; exceeds

(ii)	the amount of interest the Interim Lenders would have received by placing a deposit equal to the relevant amount with leading banks in the relevant interbank market for a period starting on the Business Day following receipt and ending on the last day of the relevant Interest Period.

8.3	Interest on overdue amounts

(a)	If the Borrower fails to pay when due any amount payable by it under the Interim Finance Documents, it must immediately on demand by the Interim Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)	Interest on an overdue amount is payable at a rate determined by the Interim Facility Agent to be two (2) per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted part of that Interim Loan.

(c)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount on the last day of each Interest Period (or such duration as selected by the Interim Facility Agent acting reasonably) to the extent permitted under any applicable law and regulation.

8.4	Interest calculation

(a)	Interest shall be paid in the currency of the relevant Interim Loan and shall accrue from day to day and be calculated on the basis of the actual number of days elapsed and a and a three hundred and sixty (360) day year (or, where practice in the relevant interbank market differs, in accordance with that market practice).

(b)	The Interim Facility Agent shall promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

8.5	Replacement of Term SOFR

(a)	Subject to paragraphs (b) and (c) below, any amendment or waiver which relates to providing for an additional or alternative benchmark rate, base rate or reference rate to apply in relation to Term SOFR (including any amendment, replacement or waiver to the definition “Term SOFR”, including an alternative or additional page, service or method for the determination thereof) (or which relates to aligning any provision of an Interim Finance Document to the use of that other benchmark rate, base rate or reference rate, including making appropriate adjustments to this Agreement for basis, duration, time and periodicity for determination of that other benchmark rate, base rate or reference rate for any Interest Period and making other consequential and/or incidental changes) (a Benchmark Rate Change) may be made with the consent of the Majority Interim Lenders and the Obligors’ Agent.

(b)	If Term SOFR is not available for an Interim Loan, the Term SOFR applicable to any Interim Lender’s share of an Interim Loan shall be replaced by the rate certified to the Interim Facility Agent by that Interim Lender as soon as practicable (and in any event by the date falling two (2) Business Days before the date on which interest is due to be paid in respect of the relevant Interest Period) to be that which expresses as a percentage rate per annum of the cost to the relevant Interim Lender of funding its participation in that Interim Loan in the relevant interbank market.

(c)	Notwithstanding the definition of “Term SOFR” in Schedule 1 (Definitions and Interpretation) or any other term of any Interim Finance Document, the Interim Facility Agent may from time to time (with the prior written consent of the Obligors’ Agent) specify a Benchmark Rate Change for any currency for the purposes of the Interim Finance Documents, and each Interim Lender authorises the Interim Facility Agent to make such specification.

8.6	Absence of quotations

If the Funding Cost is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 12.00 noon (New York time) on the Rate Fixing Day the applicable Funding Cost shall be determined on the basis of the quotations of the remaining Reference Banks, subject to Clause 8.7 (Market Disruption Notice).

8.7	Market Disruption Notice

If, in relation to any actual or proposed Interim Loan (a Disrupted Loan):

(a)	the Funding Cost is to be determined by reference to rates supplied by Reference Banks and none or only one of the Reference Banks supplies a rate by 12.00 noon (New York time)] on the Rate Fixing Day; or

(b)	before close of business in New York on the Rate Fixing Day for the relevant Interest Period, one or more Interim Lenders whose participations in that Disrupted Loan equal or exceed in aggregate forty (40) per cent. of the amount of that Disrupted Loan notify the Interim Facility Agent that by reason of circumstances affecting the relevant interbank market generally the cost to those Interim Lenders of obtaining matching deposits in the relevant interbank market would be in excess of the Funding Cost, the Interim Facility Agent will promptly give notice of that event to the Obligors’ Agent and the Interim Lenders (a Market Disruption Notice).

8.8	Proposed Disrupted Loans

If a Market Disruption Notice is given in respect of a proposed Disrupted Loan, the interest rate applicable on each Interim Lender’s participation in that Disrupted Loan will be the rate certified by that Interim Lender to the Interim Facility Agent no later than five (5) Business Days after the Rate Fixing Day to be its cost of funds (from any source which it may reasonably select) plus the Margin.

9.	Taxes

(a)	All payments by or on account of any obligation of any Obligor under any Interim Finance Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax in respect of any such payment by any applicable withholding agent, then the applicable withholding agent shall make the required deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, to the extent such Tax is an Indemnified Tax, then the sum payable by the applicable Obligor shall be increased as necessary so that after all required deductions and withholdings have been made (including such deductions and withholdings applicable to additional sums payable under this Clause 9) the applicable Interim Lender (or, in the case of a payment received by the Interim Facility Agent in for its own account, the Interim Facility Agent) receives an amount equal to the sum it would have received had no such deductions or withholding been made.

(b)	The Borrower shall pay to the relevant governmental authority in accordance with applicable law, or at the option of the Interim Facility Agent timely reimburse it for the payment of, any Other Taxes.

(c)	The Borrower shall indemnify the Interim Facility Agent and each Interim Lender, within 10 days after written demand therefor, for any Indemnified Taxes (including any Indemnified Taxes imposed on or with respect to any amounts payable under this Clause 9) and any reasonable expenses arising therefrom or with respect thereto, in each case, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate prepared in good faith as to the amount of such payment or liability delivered to the Borrower by an Interim Lender or by the Interim Facility Agent on its own behalf or on behalf of an Interim Lender shall be conclusive absent manifest error.

(d)	As soon as practicable after any payment of any Tax by any Obligor to a governmental authority pursuant to this Clause 9, the Borrower shall deliver to the Interim Facility Agent the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Interim Facility Agent.

(e)	Each Interim Lender shall, at such times as are reasonably requested by the Borrower or the Interim Facility Agent, provide the Borrower and the Interim Facility Agent with any documentation prescribed by applicable laws or reasonably requested by the Borrower or the Interim Facility Agent certifying as to any entitlement of such Interim Lender to an exemption from, or reduction in, any withholding Tax (including backup withholding) and to determine whether or not such Interim Lender is subject to backup withholding or information reporting requirements with respect to any payments to be made to such Interim Lender under any Interim Finance Document. Each such Interim Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documentation required below in this Clause 9.1(e)) obsolete, expired or inaccurate in any respect, deliver promptly to the Borrower and the Interim Facility Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Interim Facility Agent) or promptly notify the Borrower and the Interim Facility Agent in writing of its legal ineligibility to do so. Each Interim Lender hereby authorizes the Interim Facility Agent to deliver to the Obligors and to any successor Interim Facility Agent any documentation provided by such Interim Lender to the Interim Facility Agent pursuant to this Clause 9.1(e).

Without limiting the foregoing:

(A)	Each Interim Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the US Code shall deliver to the Borrower and the Interim Facility Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Interim Facility Agent) two properly completed and duly signed original copies of IRS Form W-9 certifying that such Interim Lender is exempt from U.S. federal backup withholding.

(B)	Any Interim Lender that is not described in paragraph (A) above shall deliver to the Borrower and the Interim Facility Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Interim Facility Agent) two properly completed and duly signed original copies of whichever of the following is applicable:

(1)	IRS Form W-8BEN or IRS Form W-8BEN-E claiming eligibility for the benefits of an income tax treaty to which the United States is a party;

(2)	IRS Form W-8ECI;

(3)	in the case of such an Interim Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the US Code, (A) a certificate to the effect that such Interim Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the US Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the US Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the US Code and that no payments under any Loan Document are effectively connected with such Interim Lender’s conduct of a U.S. trade or business (a U.S. Tax Compliance Certificate) and (B) IRS Form W-8BEN or IRS Form W-8BEN-E;

(4)	to the extent such an Interim Lender is not the beneficial owner (for example, where the Interim Lender is a partnership or an Interim Lender that sells a participation), IRS Form W-8IMY of the Interim Lender, accompanied by an IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8 BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, IRS Form W-8IMY and any other required documentation from each beneficial owner and intermediary (provided that, if the Interim Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate may be provided by such Interim Lender on behalf of such partner(s)) or

(5)	any other form prescribed by applicable law as a basis for claiming a complete exemption from, or a reduction in, any United States federal withholding Tax on any payments to such Interim Lender under any Interim Finance Document, together with supplementary documentation as may be prescribed by applicable law to permit the Borrower and the Interim Facility Agent to determine the withholding or deduction required to be made.

(C)	If a payment made to an Interim Lender under any Interim Finance Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Interim Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the US Code, as applicable), such Interim Lender shall deliver to the Borrower and the Interim Facility Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Interim Facility Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the US Code) and such additional documentation reasonably requested by the Borrower or the Interim Facility Agent as may be necessary for the Borrower and the Interim Facility Agent to comply with their obligations under FATCA, to determine whether such Interim Lender has or has not complied with such Interim Lender’s obligations under FATCA, and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding any other provision of this clause (e), no Interim Lender shall be required to deliver any documentation that such Interim Lender is not legally eligible to deliver.

(f)	If the Interim Facility Agent or an Interim Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Obligor or with respect to which any Obligor has paid additional amounts pursuant to this Clause 9, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by any Obligor under this Clause 9 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Interim Facility Agent or such Interim Lender (including any Taxes) and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided that the Borrower, upon the request of the Interim Facility Agent or such Interim Lender, agrees to repay the amount paid over to any Obligor (plus any penalties, interest or other charges imposed by the relevant governmental authority) to the Interim Facility Agent or such Interim Lender in the event the Interim Facility Agent or such Interim Lender is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this Clause 9.1(f), in no event will the Interim Facility Agent or any Interim Lender be required to pay any amount to any Obligor pursuant to this Clause 9.1(f) the payment of which would place the Interim Facility Agent or such Interim Lender, as applicable, in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Clause 9.1(f) shall not be construed to require the Interim Facility Agent or any Interim Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to any Obligor or any other Person.

(g)	Each party’s obligations under this Clause 9 (Taxes) shall survive the resignation or replacement of the Interim Facility Agent or any assignment of rights by, or the replacement of, an Interim Lender, the termination of the Interim Commitments and the repayment, satisfaction or discharge of all obligations under any Interim Finance Document.

10.	Increased Costs and Illegality

10.1	Increased Costs

(a)	If (i) the introduction of, or a change in, or a change in the interpretation, administration or application of, any law, regulation or treaty occurring after the date on which it becomes party to this Agreement, or (ii) compliance with any law, regulation or treaty made after the date on which it becomes party to this Agreement, or (iii) the implementation or application of or compliance with Basel III and/or CRD IV or any other law or regulation which implements Basel III and/or CRD IV, results in any Interim Finance Party (a Claiming Party) or any Affiliate of it incurring any Increased Cost (as defined in paragraph (c) below):

(i)	the Claiming Party will notify the Obligors’ Agent and the Interim Facility Agent of the circumstances giving rise to that Increased Cost as soon as reasonably practicable after becoming aware of it and will as soon as reasonably practicable provide a certificate confirming the amount of that Increased Cost with (to the extent available) appropriate supporting evidence; and

(ii)	within five (5) Business Days of demand by the Claiming Party, the Obligors’ Agent will (or shall procure that another Group Company will) pay to the Claiming Party the amount of any Increased Cost incurred by it (or any Affiliate of it).

(b)	No Group Company will be obliged to compensate any Claiming Party under paragraph (a) above in relation to any Increased Cost:

(i)	to the extent attributable to an Indemnified Tax or an Excluded Tax or to the extent already compensated for by a payment under Clause 9 (Taxes);

(ii)	attributable to the breach by the Claiming Party of any law, regulation or treaty or any Interim Finance Document;

(iii)	attributable to any penalty having been imposed by the relevant central bank or monetary or fiscal authority upon the Claiming Party (or any Affiliate of it) by virtue of its having exceeded any country or sector borrowing limits or breached any directives imposed upon it;

(iv)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment to Basel II arising out of Basel III (as defined in paragraph (c)(ii) below)) (Basel II) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Interim Finance Party or any of its Affiliates) but excluding any Increased Cost attributable to Basel III or any other law or regulation which implements Basel III (in each case, unless an Interim Finance Party was or reasonably should have been aware of that Increased Cost on the date on which it became an Interim Finance Party under this Agreement);

(v)	attributable to any period more than 6 months before the notification under paragraph (a)(i) above;

(vi)	attributable to the implementation or application of, or compliance with, Basel III or CRD IV or any other law or regulation which implements or applies Basel III or CRD IV, in each case, to the extent the relevant Interim Finance Party was aware of (or could reasonably be expected to have been aware of) the relevant Increased Cost at the date of this Agreement or, if later, the date it became an Interim Finance Party; or

(vii)	not notified to the Obligors’ Agent in accordance with paragraph (a)(i) above.

(c)	In this Agreement:

(i)	Increased Cost means:

(A)	an additional or increased cost (including any Taxes);

(B)	a reduction in any amount due, paid or payable to the Claiming Party under any Interim Finance Document; or

(C)	a reduction in the rate of return from the Interim Facility or on the Claiming Party’s (or its Affiliates’) overall capital,

suffered or incurred by a Claiming Party (or any Affiliate of it) as a result of it having entered into or performing its obligations under any Interim Finance Document or making or maintaining its participation in any Interim Loan; and

(ii)	Basel III means:

(A)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III.

10.2	Mitigation

(a)	If circumstances arise which entitle an Interim Finance Party:

(i)	to receive payment of an additional amount under Clause 9 (Taxes);

(ii)	to demand payment of any amount under Clause 10.1 (Increased Costs); or

(iii)	to require cancellation or prepayment to it of any amount under Clause 10.3 (Illegality),

then that Interim Finance Party will, in consultation with the Obligors’ Agent, take all reasonable steps to mitigate the effect of those circumstances (including by transferring its rights and obligations under the Interim Finance Documents to an Affiliate or changing its Facility Office or transferring its Interim Commitments and participation in each Interim Loan for cash at par plus all accrued but unpaid interest thereon to another bank, financial institution or other person nominated for such purpose by the Obligors’ Agent).

(b)	No Interim Finance Party will be obliged to take any such steps or action if to do so is likely in its opinion (acting in good faith) to be unlawful or to have an adverse effect on its business, operations or financial condition or breach its banking policies or require it to disclose any confidential information.

(c)	The Obligors’ Agent shall (or shall procure that another Group Company will), within five (5) Business Days of demand by the relevant Interim Finance Party, indemnify such Interim Finance Party for any costs or expenses reasonably incurred by it as a result of taking any steps or action under this Clause 10.2.

(d)	This Clause 10.2 does not in any way limit, reduce or qualify the obligations of the Obligors’ Agent under the Interim Finance Documents.

10.3	Illegality

If, after the date of this Agreement (or, if later, the date the relevant Interim Finance Party becomes a Party), it is unlawful in any applicable jurisdiction for an Interim Finance Party to participate in the Interim Facility, maintain its Interim Commitment or participation in any Interim Loan or perform any of its obligations under any Interim Finance Documents, then:

(a)	that Interim Finance Party shall promptly so notify the Interim Facility Agent and the Obligors’ Agent upon becoming aware of that event; and

(b)	following such notification, the Obligors’ Agent shall (or shall procure that a Group Company will) prepay that Interim Finance Party’s participation in all outstandings under the Interim Facility (together with any related accrued interest) and pay (or procure payment of) all other amounts due to that Interim Finance Party under the Interim Finance Documents and that Interim Finance Party’s Interim Commitment will be cancelled, in each case, to the extent necessary to cure the relevant illegality and, on the date specified by that Interim Finance Party in such notice (being the last Business Day immediately prior to the illegality taking effect or the latest date otherwise allowed by the relevant law (taking into account any applicable grace period)) unless otherwise agreed or required by the Obligors’ Agent, provided that on or prior to such date the Obligors’ Agent shall have the right to require that Interim Lender to transfer its Interim Commitments and participation in each Interim Loan to another bank, financial institution or other person nominated for such purpose by the Obligors’ Agent which has agreed to purchase such rights and obligations at par plus accrued but unpaid interest.

11.	Payments

11.1	Place

(a)	Unless otherwise specified in an Interim Finance Document, on each date on which payment is to be made by any Party (other than the Interim Facility Agent) under an Interim Finance Document, such Party shall pay, in the required currency, the amount required to the Interim Facility Agent, for value on the due date at such time and in such funds as the Interim Facility Agent may specify to the Party concerned as being customary at that time for settlement of transactions in the relevant currency in the place of payment. All such payments shall be made to the account specified by the Interim Facility Agent for that purpose in the principal financial centre of the country of the relevant currency (or in relation to US Dollars, New York).

(b)	Unless otherwise specified in an Interim Finance Document (including any Drawdown Request), each payment received by the Interim Facility Agent under the Interim Finance Documents for another Party shall, subject to paragraphs (c) and (d) below and to Clause 11.3 (Assumed receipt), be made available by the Interim Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of an Interim Lender, for the account of its Facility Office), to such account as that Party may notify to the Interim Facility Agent by not less than five (5) Business Days’ notice with a bank in the principal financial centre of the country of that currency (or in relation to US Dollars, New York).

(c)	The Interim Facility Agent may with the consent of the Obligors’ Agent (or in accordance with Clause 17 (Set-Off)) apply any amount received by it for the Borrower in or towards payment (as soon as practicable after receipt) of any amount then due and payable by the Borrower under the Interim Finance Documents or in or towards purchase of any amount of any currency to be so applied.

(d)	Each Agent may deduct from any amount received by it for another Party any amount due to such Agent from that other Party but unpaid and apply the amount deducted in payment of the unpaid debt owed to it.

11.2	Currency of payment

(a)	Subject to paragraphs (b) to (e) (inclusive) below, US Dollars is the currency of account and payment of any sum due from an Obligor under any Interim Finance Documents shall be made in US Dollars.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes were incurred.

(c)	Each repayment of an Interim Loan or overdue amount or payment of interest thereon shall be made in US Dollars.

(d)	Each payment under Clauses 9 (Taxes) or 10.1 (Increased Costs) shall be made in the currency specified by the Interim Finance Party making the claim (being the currency in which the Tax or losses were incurred).

(e)	Any amount expressed in the Interim Finance Documents to be payable in a particular currency shall be paid in that currency.

11.3	Assumed receipt

(a)	Where an amount is or is required to be paid to the Interim Facility Agent under any Interim Finance Document for the account of another person (the Payee), the Interim Facility Agent is not obliged to pay that amount to the Payee until the Interim Facility Agent is satisfied that it has actually received that amount.

(b)	If the Interim Facility Agent nonetheless pays that amount to the Payee (which it may do at its discretion) and the Interim Facility Agent had not in fact received that amount, then the Payee will on demand refund that amount to the Interim Facility Agent (together with interest on that amount at the rate determined by the Interim Facility Agent to be equal to the cost to the Interim Facility Agent of funding that amount for the period from payment by the Interim Facility Agent until refund to the Interim Facility Agent of that amount), provided that no Obligor will have any obligation to refund any such amount received from the Interim Facility Agent and paid by it (or on its behalf) to any third party for a purpose set out in Clause 3.3 (Purpose).

11.4	No set-off or counterclaim

All payments made or to be made by an Obligor under the Interim Finance Documents must be paid in full without (and free and clear of any deduction for) set-off or counterclaim.

11.5	Business Days

(a)	If any payment would otherwise be due under any Interim Finance Document on a day which is not a Business Day, that payment shall be due on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any such extension of the due date for payment of any principal or overdue amount, or any extension of an Interest Period, interest shall accrue and be payable at the rate payable on the original due date.

11.6	Change in currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country:

(i)	any reference in any Interim Finance Document to, and any obligations arising under any Interim Finance Document in, the currency of that country shall be translated into, and paid in, the currency or currency unit designated by the Interim Facility Agent (after consultation with the Obligors’ Agent); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank of that country for the conversion of that currency or currency unit into the other, rounded up or down by the Interim Facility Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, the Interim Finance Documents will, to the extent the Interim Facility Agent specifies is necessary (acting reasonably and after consultation with the Obligors’ Agent), be amended to comply with any generally accepted conventions and market practice in any relevant interbank market and otherwise to reflect the change in currency. The Interim Facility Agent will notify the other Parties to the relevant Interim Finance Documents of any such amendment, which shall be binding on all the Parties.

11.7	Application of proceeds

(a)	If the Interim Facility Agent receives a payment that is insufficient to discharge all amounts then due and payable by an Obligor under any Interim Finance Document, the Interim Facility Agent shall apply that payment towards the obligations of such Obligor under the Interim Finance Documents in the following order:

(i)	first, in payment pro rata of any fees, costs and expenses of the Agents and the Arrangers due but unpaid;

(ii)	second, in payment pro rata of any fees, costs and expenses of the Interim Lenders due but unpaid;

(iii)	third, in payment pro rata of any accrued interest in respect of the Interim Facility due but unpaid;

(iv)	fourth, in payment pro rata of any principal due but unpaid under the Interim Facility;

(v)	fifth, in payment pro rata of any other amounts due but unpaid under the Interim Finance Documents; and

(vi)	the balance, if any, in payment to the relevant Obligor.

(b)	The Interim Facility Agent shall, if directed by all the Interim Lenders, vary the order set out in sub-paragraphs (a)(ii) to (a)(v) inclusive above;

(c)	Any such application by the Interim Facility Agent will override any appropriation made by an Obligor.

(d)	Any amount recovered under the Interim Security Documents will be paid to the Interim Facility Agent to be applied as set out in paragraph (a) above.

12.	Fees and Expenses

12.1	Costs and expenses

The Obligors’ Agent shall (or shall procure that another Group Company will) pay to the Interim Facility Agent, within ten (10) Business Days of demand, for the account of the Interim Finance Parties the amount of all reasonable out-of-pocket costs and expenses (including reasonable legal fees subject to any agreed limits) properly incurred by them or any of their Affiliates in connection with:

(a)	the negotiation, preparation, printing, execution and perfection of any Interim Finance Document and other documents contemplated by the Interim Finance Documents executed after the date of this Agreement; and

(b)	any amendment, waiver or consent made or granted in connection with the Interim Finance Documents,

provided that if the Interim Closing Date does not occur, no such costs and expenses will be payable (other than legal costs up to a cap separately agreed in writing).

12.2	Enforcement costs

The Obligors’ Agent shall (or shall procure that another Group Company will) pay to each Interim Finance Party, within five (5) Business Days of demand, the amount of all reasonable out-of-pocket costs and expenses (including legal fees reasonably incurred) properly incurred by it in connection with the enforcement of, or the preservation of any rights under, any Interim Finance Document and any proceedings instituted by or against the Interim Security Agent as a consequence of taking or holding the Interim Security or enforcing these rights.

12.3	Amendment costs

The Obligors’ Agent shall (or shall procure that another Group Company will) pay to the Interim Facility Agent, within ten (10) Business Days of demand, all reasonable out-of-pocket costs and expenses (including reasonable legal fees) properly incurred by the Interim Facility Agent or Interim Security Agent in connection with responding to, evaluating, negotiating or complying with any amendment, waiver or consent requested or required by the Obligors’ Agent, subject always to any limits as agreed between the Obligors’ Agent and the Arrangers from time to time.

12.4	Other fees

The Borrower shall (or shall procure that another Group Company will) pay the Interim Finance Parties’ fees in accordance with the Fee Letters.

12.5	Limitations

Notwithstanding anything to the contrary in any Interim Finance Document (including Clauses 12.1 (Costs and expenses) to 12.4 (Other fees) above):

(a)	no fees, costs, expenses or other amount shall be payable by any Group Company to any Interim Finance Party under any Interim Finance Document if the Interim Closing Date does not occur (save, in the case of legal fees, as otherwise agreed prior to the date of this Agreement);

(b)	any demand for reimbursement of costs and expenses incurred by an Interim Finance Party must be accompanied by reasonable details of the amount demanded (including, at the request of the Obligors’ Agent, hours worked, rates charged and individuals involved); and

(c)	if an Interim Lender assigns or transfers any of its rights, benefits or obligations under the Interim Finance Documents, no Group Company shall be required to pay any fees, costs, expenses or other amounts relating to or arising in connection with that assignment or transfer (including any amounts relating to the perfection or amendment of the Interim Security Documents), except (i) where such assignment or transfer is (A) pursuant to Clause 10.2 (Mitigation) or (B) at the request of the Obligors’ Agent under Part III (Replacement of an Interim Lender / Increase) of Schedule 6 (Impairment and Replacement of Interim Finance Parties) or (ii) for Other Taxes, which shall be covered by paragraph (b) of Clause 9 (Taxes).

13.	Indemnities

13.1	General indemnity

The Obligors’ Agent will (or shall procure that another Group Company will) indemnify each Interim Finance Party within ten (10) Business Days of demand (which demand must be accompanied by reasonable details and calculations of the amount demanded) against any loss or liability (not including loss of future Margin and/or profit) which that Interim Finance Party incurs as a result of:

(a)	the occurrence of any Major Event of Default;

(b)	the operation of Clause 16 (Pro Rata Payments);

(c)	any failure by any Obligor to pay any amount due under an Interim Finance Document on its due date;

(d)	any Interim Loan not being made for any reason (other than as a result of the fraud, default or negligence of that Interim Finance Party) on the Drawdown Date specified in the Drawdown Request requesting that Interim Loan; or

(e)	any Interim Loan or overdue amount under an Interim Finance Document being repaid or prepaid otherwise than in accordance with a notice of prepayment given by an Obligor or otherwise than on the last day of the then current Interest Period relating to that Interim Loan or overdue amount, other than as a result of that Interim Lender failing to advance its participation pursuant to any Long-term Financing Agreement for the purposes of refinancing the Interim Facility, including any loss on account of funds borrowed, contracted for or utilised to fund any Interim Loan or amount payable under any Interim Finance Document.

13.2	Currency indemnity

(a)	If:

(i)	any amount payable by an Obligor under or in connection with any Interim Finance Document is received by any Interim Finance Party (or by an Agent on behalf of any Interim Finance Party) in a currency (the Payment Currency) other than that agreed in the relevant Interim Finance Document (the Agreed Currency), and the amount produced by such Interim Finance Party converting the Payment Currency so received into the Agreed Currency is less than the required amount of the Agreed Currency; or

(ii)	any amount payable by an Obligor under or in connection with any Interim Finance Document has to be converted from the Agreed Currency into another currency for the purpose of making, filing, obtaining or enforcing any claim, proof, order or judgment, that Obligor shall, as an independent obligation, within five (5) Business Days of demand indemnify the relevant Interim Finance Party for any loss or liability incurred by it as a result of the conversion, provided that, if the amount produced or payable as a result of the conversion is greater than the relevant amount due, that Interim Finance Party will promptly refund such excess amount to the relevant Obligor.

(b)	Any conversion required will be made at the prevailing rate of exchange on the date and in the market determined by the relevant Interim Finance Party, acting reasonably, as being most appropriate for the conversion. The relevant Obligor will also, within ten (10) Business Days of demand, pay the reasonable costs of the conversion.

(c)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under any Interim Finance Document in a currency other than that in which it is expressed to be payable in that Interim Finance Document.

13.3	Indemnity to the Interim Facility Agent

The Obligors’ Agent shall (or shall procure that another Group Company will) within ten (10) Business Days of demand (which demand must be accompanied by reasonable details and calculations of the amount demanded), indemnify the Interim Facility Agent against any cost, loss or liability incurred by the Interim Facility Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Major Event of Default (provided that, if after doing so it is established that such event is not a Major Event of Default, the cost, loss or liability of investigation shall be for the account of the Interim Lenders); and

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised,

except where the cost, loss or liability incurred by the Interim Facility Agent is a result of fraud, wilful misconduct, gross negligence or default of the Interim Facility Agent.

13.4	Indemnity to the Interim Security Agent

(a)	The Obligors’ Agent shall (or shall procure that another Group Company will) within ten (10) Business Days of demand (which demand must be accompanied by reasonable details and calculations of the amount demanded), indemnify the Interim Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by the Interim Security Agent, Receiver or Delegate (acting reasonably) incurred as a result of:

(i)	the taking, holding, protection or enforcement of the Interim Security;

(ii)	the exercise of any of the rights, powers, discretions and remedies vested in the Interim Security Agent and each Receiver and Delegate by the Interim Finance Documents or by law; and

(iii)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Interim Finance Documents,

except where, as the case may be, the cost, loss or liability incurred by the Interim Security Agent, Receiver and/or Delegate is a result of fraud, wilful misconduct, gross negligence or default of the Interim Security Agent, Receiver and/or Delegate.

(b)	The Interim Security Agent and, to the extent relevant, each other Interim Finance Party may, in priority to any payment to the Interim Finance Parties, indemnify itself out of the Charged Property over which it holds Interim Security in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 13.4 and shall have a lien on the Interim Security held by it and the proceeds of the enforcement of the Interim Security held by it for all moneys payable to it.

13.5	Acquisition Indemnity

(a)	The Obligors’ Agent shall (or shall procure that another Group Company will) within ten (10) Business Days of demand indemnify and hold harmless the Interim Finance Parties and any of their respective Affiliates and any of their directors, officers, agents, advisers and employees (as applicable) (each, an Indemnified Person) against any cost, expense, loss, liability (including, except as specified below, reasonably incurred legal fees and limited, in the case of legal fees and expenses, to one counsel to such Indemnified Persons taken as a whole and in the case of a conflict of interest, one additional counsel to the affected Indemnified Persons similarly situated, taken as a whole and, if reasonably necessary one local counsel in any relevant jurisdiction) incurred by or awarded against such Indemnified Person in each case arising out of or in connection with any action, claim, investigation or proceeding (including any action, claim, investigation or proceeding to preserve or enforce rights) (collectively, each, a Proceeding), commenced or threatened, relating to this Agreement, the Interim Facility or the Acquisition or the use or proposed use of proceeds of the Interim Facility (except to the extent such cost, expense, loss or liability resulted from (x) the wilful misconduct, bad faith or gross negligence of such Indemnified Person or any of its affiliates or related parties (as determined in a final non-appealable judgment in a court of competent jurisdiction), (y) any material breach of the obligations of such Indemnified Person or any of its affiliates or related parties under this Agreement (as determined in a final non-appealable judgment in a court of competent jurisdiction) or (z) any dispute among Indemnified Persons (or their respective affiliates or related parties) that does not involve an act or omission by the Borrower or any of its subsidiaries.

(b)	If any event occurs in respect of which indemnification will be sought from the Borrower under paragraph (a) above, the relevant Indemnified Person shall use reasonable endeavours to notify the Obligors’ Agent in writing (where legally permissible and practicable to do so) after the relevant Indemnified Person becomes aware of such event, consult with the Obligors’ Agent fully and promptly (where legally permissible and practicable to do so) with respect to the conduct of the relevant claim, action or proceeding, conduct such claim, action or proceeding properly and diligently and shall consult with the Obligors’ Agent prior to settling any claim, action or proceeding, provided that failure to notify and/or consult with the Obligors’ Agent or the failure to obtain the written consent of the Obligor’s Agent shall not relieve the Borrower from any liability under this Clause 13.5 except to the extent that the Borrower would have been prejudiced through loss, forfeiture or impairment of the applicable Indemnified Person’s rights or defence by such failure.

(c)	The Indemnified Person shall also be entitled to appoint one primary counsel for all Indemnified Persons (taken as a whole) in each applicable jurisdiction (and, solely in the case of a conflict of interest, one additional counsel as necessary to the affected Indemnified Persons taken as a whole) in respect of any such claim, action or proceeding.

(d)	Neither (x) any Indemnified Person, nor (y) any Group Company or any member of the Target Group (or any of their respective Affiliates or shareholders), shall be liable for any indirect, special, punitive or consequential losses or damages in connection with its activities related to the Interim Facility or the Interim Finance Documents.

14.	Security and Guarantee

14.1	Responsibility

The Interim Security Agent is not liable or responsible to any other Interim Finance Party for:

(a)	any failure in perfecting or protecting the Security Interest created by any Interim Security Document; or

(b)	any other action taken or not taken by it in connection with an Interim Security Document.

14.2	Possession of documents

The Interim Security Agent is not obliged to hold in its own possession any Interim Security Document, title deed or other document in connection with any asset over which a Security Interest is intended to be created by an Interim Security Document. Without prejudice to the above, the Interim Security Agent may allow any bank providing safe custody services or any professional adviser to the Interim Security Agent to retain any of those documents in its possession.

14.3	Investments

Except as otherwise provided in any Interim Security Document, all moneys received by the Interim Security Agent under the Interim Finance Documents may be:

(a)	invested in the name of, or under the control of, the Interim Security Agent in any investment for the time being authorised by applicable law for the investment by trustees of trust money or in any other investments which may be selected by the Interim Security Agent with the consent of the Majority Interim Lenders; or

(b)	placed on deposit in the name of, or under the control of, the Interim Security Agent at such bank or institution (including any other Interim Finance Party) and upon such terms as the Interim Security Agent may think fit.

14.4	Conflict with Interim Security Documents

If there is any conflict between the provisions of this Agreement and any Interim Security Document with regard to instructions to or other matters affecting the Interim Security Agent, this Agreement will prevail.

14.5	Enforcement of Interim Security Documents

(a)	The Security Interests granted pursuant to the Interim Security Documents may only be enforced if an Acceleration Notice has been given to an Obligor and remains outstanding.

(b)	If the Interim Security is being enforced pursuant to paragraph (a) above, the Interim Security Agent shall enforce the Interim Security in such manner as the Majority Interim Lenders shall instruct, or, in the absence of any such instructions, as the Interim Security Agent sees fit.

(c)	Subject to Clause 15 (Agents and Arrangers), each Interim Finance Party (other than the Interim Security Agent) agrees not to enforce independently or exercise any rights or powers arising under an Interim Security Document except through the Interim Security Agent and in accordance with the Interim Finance Documents.

14.6	Release of security

(a)	If:

(i)	a disposal to a person or persons outside the Group of any asset over which a Security Interest has been created by any Interim Security Document is:

(A)	being effected at the request of the Majority Interim Lenders in circumstances where any of the security created by the Interim Security Documents has become enforceable; or

(B)	being effected by enforcement of the Interim Security Documents; or

(C)	permitted by the Interim Finance Documents (and the Interim Security Agent may, but is not obliged to, rely on a certificate of the Company to this effect); or

(ii)	the Interim Liabilities are repaid in full,

the Interim Security Agent is irrevocably authorised to execute on behalf of each Interim Finance Party, each Obligor and each person which has granted the relevant Security Interests (and at the cost of the Obligors’ Agent) the releases and disposals referred to in paragraph (b) below.

(b)	The releases and other actions referred to in paragraph (a) above are:

(i)	any release of any Security Interest created by the Interim Security Documents over that asset; and

(ii)	if that asset comprises all of the shares in the capital of any Group Company (or any direct or indirect holding company of any Group Company):

(A)	a release of that Group Company and its respective Subsidiaries from all present and future liabilities under the Interim Finance Documents (both actual and contingent and including any liability to any other Group Company under the Interim Finance Documents by way of contribution or indemnity) and a release of all Security Interests granted by that Group Company and its Subsidiaries under the Interim Security Documents; or

(B)	in respect of a disposal under paragraph (a)(i) above only, a disposal of all or any part of the present and future liabilities of that Group Company and its respective Subsidiaries under the Interim Finance Documents (both actual and contingent and including any liability to any other Group Company under the Interim Finance Documents by way of contribution or indemnity) owed by that Group Company and its respective Subsidiaries.

(c)	In the case of paragraph (a) above, the net cash proceeds of the disposal must be applied in accordance with Clause 11.7 (Application of proceeds).

(d)	If the Majority Interim Lenders instruct the Interim Security Agent to effect any of the releases or disposals in circumstances permitted under paragraph (a) above, each Interim Finance Party and the relevant Obligor must promptly execute (at the cost of the Obligors’ Agent) any document which is reasonably required to achieve that release or disposal. Each Obligor irrevocably authorises the Interim Security Agent to promptly execute any such document. Any release will not affect the obligations of any other Group Company under the Interim Finance Documents.

14.7	Application of Proceeds - Enforcement of Interim Security

All amounts from time to time received or recovered by the Interim Security Agent in connection with the realisation or enforcement of any Interim Security shall be applied by the Interim Security Agent in the order of priority set out in Clause 11.7 (Application of proceeds).

14.8	Perpetuity period

If applicable to any trust created in this Agreement, the perpetuity period for that trust is 125 years.

14.9	Guarantee and indemnity

The provisions of Schedule 4 (Guarantee and Indemnity) are incorporated into this Clause 14 by reference.

15.	Agents and Arrangers

15.1	Appointment of Agents

(a)	Each Interim Finance Party (other than the relevant Agent) irrevocably authorises and appoints each Agent:

(i)	to act as its agent under and in connection with the Interim Finance Documents (and in the case of the Interim Security Agent to act as its trustee for the purposes of the Interim Security Documents) subject to Clause 15.11 (Role of the Interim Security Agent) with respect to the Interim Security Documents;

(ii)	to execute and deliver such of the Interim Finance Documents and any other document related to the Interim Finance Documents as are expressed to be executed by such Agent;

(iii)	to execute for and on its behalf any and all Interim Security Documents and any other agreements related to the Interim Security Documents, including the release of the Interim Security Documents; and

(iv)	to perform the duties and to exercise the rights, powers and discretions which are specifically delegated to such Agent by the terms of the Interim Finance Documents, together with all other incidental rights, powers and discretions.

(b)	Each Interim Finance Party:

(i)	(other than the Interim Facility Agent, the Interim Security Agent and the Arrangers) irrevocably authorises and appoints, severally, each of the Agents and the Arrangers to accept on its behalf the terms of any reliance, non-reliance, hold harmless or engagement letter relating to any report, certificate or letter provided by accountants, auditors or other professional advisers in connection with any of the Interim Finance Documents or any related transactions and to bind such Interim Finance Party in respect of the addressing or reliance or non-reliance or limitation of liability of any person under any such report, certificate or letter; and

(ii)	accepts the terms and any limitation of liability or qualification in the reports or any reliance, non-reliance, hold harmless or engagement letter entered into by any of the Agents and/or the Arrangers (whether before or after such Interim Finance Party became party to this Agreement) in connection with the Interim Finance Documents.

(c)	The relationship between each Agent and the other Interim Finance Parties is that of principal and agent only. Except as specifically provided in the Interim Finance Documents, no Agent shall:

(i)	have, or be deemed to have, any obligations to, or trust or fiduciary relationship with, any other Party or other person, other than those for which specific provision is made by the Interim Finance Documents; or

(ii)	be bound to account to any other Interim Finance Party for any sum or the profit element of any sum received by it for its own account.

(d)	Neither Agent is authorised to act on behalf of an Interim Finance Party in any legal or arbitration proceedings relating to any Interim Finance Document without first obtaining that Interim Finance Party’s consent except in any proceedings for the protection, preservation or enforcement of any Interim Security Document otherwise permitted by this Agreement.

15.2	Agents’ duties

(a)	Each Agent will only have those duties which are expressly specified in the Interim Finance Documents. The duties of the Agents are solely of a mechanical and administrative nature.

(b)	Each Agent shall promptly send to each other Interim Finance Party a copy of each notice or document delivered to that Agent by an Obligor for that Interim Finance Party under any Interim Finance Document.

(c)	Each Agent shall, subject to any terms of this Agreement which require the consent of all the Interim Lenders or of any particular Interim Finance Party:

(i)	act or refrain from acting in accordance with any instructions from the Majority Interim Lenders and any such instructions shall be binding on all the Interim Finance Parties; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with the instructions of the Majority Interim Lenders.

(d)	In the absence of any such instructions from the Majority Interim Lenders (or if required, all Interim Lenders), each Agent may act or refrain from acting as it considers to be in the best interests of the Interim Lenders and any such action (or omission) shall be binding on all Interim Finance Parties.

(e)	The Interim Facility Agent shall provide to the Borrower (i) within two (2) Business Days of a request by the Borrower (at any reasonable time, but no more frequently than once per calendar month), a list (which may be in electronic form) and which shall be conclusive absent manifest error, notwithstanding any notice to the contrary, setting out the names and addresses of the Interim Lenders as at the date of that request, their respective Interim Commitments (including principal and stated interest) and (ii) as soon as reasonably practicable following a request by the Borrower (at any reasonable time, but no more frequently than once per calendar month), any such other information required by the Borrower so that the Interim Loans shall be considered to be “in registered form” under Section 5f.103-1(c) of the U.S. Treasury regulations (the Register). For the avoidance of doubt, the Register shall be maintained by the Interim Facility Agent, acting solely for this purpose as an agent of the Borrower, in a manner such that the Interim Loans hereunder shall be considered to be “in registered form” under Section 5f.103-1(c) of the U.S. Treasury regulations.

15.3	Agents’ rights

Each Agent may:

(a)	act under the Interim Finance Documents by or through its personnel, delegates or agents (and any indemnity given to, or received by, an Agent under this Agreement extends also to its personnel, delegates or agents who may rely on this provision);

(b)	except as expressly provided to the contrary in any Interim Finance Document, refrain from exercising any right, power or discretion vested in it under the Interim Finance Documents until it has received instructions from the Majority Interim Lenders or, where relevant, all the Interim Lenders;

(c)	unless it has received notice to the contrary in accordance with this Agreement, treat the Interim Lender which makes available any portion of an Interim Loan as the person entitled to repayment of that portion (and any interest, fees or other amounts in relation thereto);

(d)	notwithstanding any other term of an Interim Finance Document, refrain from doing anything (including disclosing any information to any Interim Finance Party or other person) which would or might in its opinion breach any law, regulation, court judgment or order or any confidentiality obligation, or otherwise render it liable to any person, and it may do anything which is in its opinion necessary to comply with any such law, regulation, judgment, order or obligation;

(e)	assume that no Major Event of Default has occurred, unless it has received notice from another Party stating that a Major Event of Default has occurred and giving details of such Major Event of Default;

(f)	refrain from acting in accordance with the instructions of the Majority Interim Lenders or all the Interim Lenders until it has been indemnified and/or secured to its satisfaction against all costs, losses or liabilities (including legal fees) which it may sustain or incur as a result of so acting;

(g)	rely on any notice or document believed by it to be genuine and correct and assume that (i) any notice or document has been correctly and appropriately authorised and given and (ii) any notice or request made by the Obligors’ Agent is made on behalf of and with the consent and knowledge of all the Obligors;

(h)	rely on any statement made by any person regarding any matter which might reasonably be expected to be within such person’s knowledge or power to verify;

(i)	engage, obtain, rely on and pay for any legal, accounting or other expert advice or services which may seem necessary to it;

(j)	at any time, and it shall if instructed by the Majority Interim Lenders, convene a meeting of the Interim Lenders;

(k)	accept without enquiry (and has no obligation to check) any title which any Obligor may have to any asset intended to be the subject of any Security Interest to be created by the Interim Security Documents; and

(l)	deposit any title deeds, transfer documents, share certificates, Interim Security Documents or any other documents in connection with any of the assets charged by the Interim Security Documents with any bank or financial institution or any company whose business includes undertaking the safe custody of deeds or documents or with any lawyer or firm of lawyers or other professional advisers (each, a custodian) and it shall not be responsible or liable for or be required to insure against any loss incurred in connection with any such deposit or the misconduct or default of any such custodian and it may pay all amounts required to be paid on account or in relation to any such deposit.

15.4	Exoneration of the Arrangers and the Agents

Neither the Arrangers nor the Agents are:

(a)	responsible for, or responsible for checking, the adequacy, accuracy or completeness of:

(i)	any representation, warranty, statement or information (written or oral) made in or given in connection with any report, any Interim Finance Document or any notice or document delivered in connection with any Interim Finance Document or the transactions contemplated thereby; or

(ii)	any notice, accounts or other document delivered under any Interim Finance Document (irrespective of whether the relevant Agent forwards that notice, those accounts or other documents to another Party);

(b)	responsible for the validity, legality, adequacy, accuracy, completeness, enforceability, admissibility in evidence or performance of any Interim Finance Document or any agreement or document entered into or delivered in connection therewith;

(c)	under any obligation or duty either initially or on a continuing basis to provide any Interim Finance Party with any credit, financial or other information relating to an Obligor or any other Group Company or any member of the Target Group or any risks arising in connection with any Interim Finance Document, except as expressly specified in this Agreement;

(d)	obliged to monitor or enquire as to the occurrence or continuation of a Major Event of Default;

(e)	deemed to have knowledge of the occurrence of a Major Event of Default unless it has received notice from another Party stating that a Major Event of Default has occurred and giving details of such Major Event of Default;

(f)	responsible for any failure of any Party duly and punctually to observe and perform their respective obligations under any Interim Finance Document;

(g)	responsible for the consequences of relying on the advice of any professional advisers selected by it in connection with any Interim Finance Document;

(h)	responsible for any shortfall which arises on the enforcement or realisation of the Interim Security;

(i)	liable for acting (or refraining from acting) in what it believes to be in the best interests of the Interim Finance Parties in circumstances where it has not been given instructions by the Interim Lenders or the Majority Interim Lenders (as the case may be);

(j)	liable to any Interim Finance Party for anything done or not done by it under or in connection with any Interim Finance Document and any other agreement, arrangement or documents entered into, made or executed in anticipation of, under or in connection with any Interim Finance Document, save to the extent directly caused by its own fraud, negligence or wilful misconduct; or

(k)	under any obligation to enquire into or check the title of any Obligor to, or to insure, any assets or property or any interest therein which is or is purported to be subject to any Security Interest constituted, created or evidenced by any Interim Security Document.

15.5	The Arrangers and the Agents individually

(a)	If it is an Interim Lender, each of the Arrangers and Agents has the same rights and powers under the Interim Finance Documents as any other Interim Lender and may exercise those rights and powers as if it were not also acting as an Arranger or an Agent.

(b)	Each of the Agents and the Arrangers may:

(i)	retain for its own benefit and without liability to account to any other person any fee, profit or other amount received by it for its own account under or in connection with the Interim Finance Documents or any of the activities referred to in paragraph (ii) below; and

(ii)	accept deposits from, lend money to, provide any advisory, trust or other services to or engage in any kind of banking or other business with the Obligors’ Agent or any other Group Company (or Affiliate of the Obligors’ Agent or any other Group Company) or other Party (and, in each case, may do so without liability to account to any other person).

(c)	Except as otherwise expressly provided in this Agreement, no Arranger in its capacity as such has any obligation or duty of any kind to any other Party under or in connection with any Interim Finance Document.

15.6	Communications and information

(a)	All communications to the Obligors’ Agent (or any Affiliate of the Obligors’ Agent) under or in connection with the Interim Finance Documents are, unless otherwise specified in the relevant Interim Finance Document, to be made by or through the Interim Facility Agent. Each Interim Finance Party will notify the Interim Facility Agent of, and provide the Interim Facility Agent with a copy of, any communication between that Interim Finance Party and the Obligors’ Agent (or Affiliate of the Obligors’ Agent) on any matter concerning the Interim Facility or the Interim Finance Documents.

(b)	No Agent will be obliged to transmit to or notify any other Interim Finance Party of any information relating to any Party which that Agent has or may acquire otherwise than in connection with the Interim Facility or the Interim Finance Documents.

(c)	In acting as agent for the Interim Lenders, each Agent’s agency division will be treated as a separate entity from any of its other divisions or department (the Other Divisions). Any information relating to any Group Company acquired by any of the Other Divisions of an Agent or which in the opinion of that Agent is acquired by it otherwise than in its capacity as Agent under the Interim Finance Documents may be treated by it as confidential and will not be treated as information available to the other Interim Finance Parties.

15.7	Non-reliance

(a)	Each other Interim Finance Party confirms that it has made (and will continue to make) its own independent investigation and appraisal of the assets, business, financial condition and creditworthiness of the Group and the Target Group and of any risks arising under or in connection with any Interim Finance Document, and has not relied, and will not at any time rely, on any Arranger or any Agent:

(i)	to assess the adequacy, accuracy or completeness of any information (whether oral or written) provided by or on behalf of the Obligors’ Agent or any Group Company or any member of the Target Group under or in connection with any Interim Finance Document (whether or not that information has been or is at any time circulated to it by an Arranger or an Agent), or any document delivered pursuant thereto;

(ii)	to assess whether that Interim Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Interim Finance Document;

(iii)	to assess the assets, business, financial condition or creditworthiness of an Obligor, any Group Company, the Target Group or any other person; or

(iv)	to assess the validity, legality, adequacy, accuracy, completeness, enforceability or admissibility in evidence of any Transaction Document or any document delivered pursuant thereto.

(b)	This Clause 15.7 is without prejudice to the responsibility of each Obligor for the information supplied by it or on its behalf under or in connection with the Interim Finance Documents and each Obligor remains responsible for all such information.

(c)	No Party (other than the relevant Agent) may take any proceedings against any officer, delegate, employee or agent of an Agent in respect of any claim it may have against that Agent or in respect of any act or omission by that officer, delegate, employee or agent in connection with any Interim Finance Document.

(d)	No Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Interim Finance Documents to be paid by that Agent if that Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by that Agent for that purpose.

15.8	Know your customer

Nothing in this Agreement shall oblige any Agent or any Arranger to carry out know your customer or other checks in relation to any person on behalf of any Interim Lender and each Interim Lender confirms to the Agents and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agents or the Arrangers.

15.9	Agents’ indemnity

(a)	Each Interim Lender shall on demand indemnify each Agent for its share of any cost, loss or liability incurred by the relevant Agent in acting, or in connection with its role, as Agent under the Interim Finance Documents, except to the extent that the cost, loss or liability is incurred as a result of the relevant Agent’s fraud, negligence or wilful misconduct.

(b)	An Interim Lender’s share of any such loss or liability shall be the proportion which:

(i)	that Interim Lender’s participation in the outstanding Interim Loan bears to the outstanding Interim Loan at the time of demand; or

(ii)	if there is no outstanding Interim Loan at that time, that Interim Lender’s Interim Commitment bears to the Total Interim Commitments at that time; or

(iii)	if the Total Interim Commitments have been cancelled, that Interim Lender’s Interim Commitment bore to the Total Interim Commitments immediately before being cancelled.

(c)	The provisions of this Clause 15.9 are without prejudice to any obligations of an Obligor to indemnify the Agents under the Interim Finance Documents.

15.10	Amounts paid in error

(a)	Each Interim Lender and any other Party hereby severally agrees that if:

(i)	the Interim Facility Agent notifies (which such notice shall be conclusive absent manifest error) such Interim Lender or any other Person that has received funds from the Interim Facility Agent or any of its Affiliates, either for its own account or on behalf of an Interim Lender (each such recipient, a Payment Recipient) that the Interim Facility Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient); or

(ii)	any Payment Recipient receives any payment from the Interim Facility Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Interim Facility Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Interim Facility Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part), then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in paragraphs (i) or (ii) above, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an Erroneous Payment), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Clause 15.10 shall require the Interim Facility Agent to provide any of the notices specified in paragraphs (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Interim Facility Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b)	Without limiting paragraph (a) above, each Payment Recipient agrees that, in the case of paragraph (a)(ii) above, it shall promptly notify the Interim Facility Agent in writing of such occurrence.

(c)	In the case of either paragraph (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Interim Facility Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Interim Facility Agent, and upon demand from the Interim Facility Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Interim Facility Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in immediately available funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Interim Facility Agent at the Overnight Rate.

(d)	In the event that an Erroneous Payment (or portion thereof) is not recovered by the Interim Facility Agent for any reason, after demand therefor by the Interim Facility Agent in accordance with paragraph (c) above, from any Interim Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Interim Lender, an Erroneous Payment Return Deficiency), then at the sole discretion of the Interim Facility Agent and upon the Interim Facility Agent’s written notice to such Interim Lender (i) such Interim Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Interim Loans (but not its Interim Commitments) with respect to which such Erroneous Payment was made (the Erroneous Payment Impacted Class) to the Interim Facility Agent or, at the option of the Interim Facility Agent, the Interim Facility Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Interim Facility Agent may specify) (such assignment of the Interim Loans (but not Interim Commitments) of the Erroneous Payment Impacted Class, the Erroneous Payment Deficiency Assignment) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Interim Facility Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The Parties acknowledge and agree that (1) any assignment contemplated in this paragraph (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this paragraph (d) shall govern in the event of any conflict with the terms and conditions of Clause 22 (Changes to Parties) and (3) the Interim Facility Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e)	Each Party hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Interim Facility Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorised to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Interim Finance Document, or otherwise payable or distributable by the Interim Facility Agent to such Payment Recipient from any source, against any amount due to the Interim Facility Agent under this Clause 15.10 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Interim Liabilities owed by the Borrower or any other Obligor, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Interim Facility Agent from the Borrower or any other Obligor for the purpose of making a payment on the Interim Liabilities and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Interim Liabilities, the Interim Liabilities or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f)	Each Party’s obligations under this Clause 15.10 shall survive the resignation or replacement of the Interim Facility Agent or any transfer of right or obligations by, or the replacement of, an Interim Lender, the termination of the Interim Commitments or the repayment, satisfaction or discharge of all Interim Liabilities (or any portion thereof) under any Interim Finance Document.

(g)	Nothing in this Clause 15.10 will constitute a waiver or release of any claim of the Interim Facility Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

(h)	This Clause 15.10 shall not apply to any Interim Loan received by the Borrower.

In this Clause 15.10:

Federal Funds Rate means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Interim Facility Agent from three (3) Federal funds brokers of recognised standing selected by it.

Overnight Rate means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Interim Facility Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions.

15.11	Role of the Interim Security Agent

(a)	The Interim Security Agent declares that it shall hold the Interim Security on trust for itself and the other Interim Finance Parties on the terms contained in this Agreement and shall administer the Interim Security Documents for itself and the other Interim Finance Parties and will apply all payments and other benefits received by it under the Interim Security Documents in accordance with the Interim Finance Documents.

(b)	Each of the Parties agrees that the Interim Security Agent shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the Interim Security Documents to which the Interim Security Agent is expressed to be a party (and no others shall be implied).

(c)	Each Interim Finance Party hereby authorises the Interim Security Agent (whether or not by or through employees or agents):

(i)	to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Interim Security Agent under the Interim Security Documents together with such powers and discretions as are reasonably incidental thereto; and

(ii)	to take such action on its behalf as may from time to time be authorised under or in accordance with the Interim Security Documents.

(d)	The Interim Security Agent shall not be liable for any failure, omission or defect in registering, protecting or perfecting any Security Interest constituted, created or evidenced by any Interim Security Document.

(e)	The Interim Security Agent has no duty or obligation to require the deposit with it of, or to hold, any title deeds, share certificates, transfer documents or other documents in connection with any asset charged or encumbered or purported to be charged or encumbered under any Interim Security Document.

(f)	Each Interim Finance Party confirms its approval of each Interim Security Document and authorises and directs the Interim Security Agent (by itself or by such person(s) as it may nominate) to execute and enforce the same as trustee (or agent) or as otherwise provided.

(g)	It is agreed that, in relation to any jurisdiction the courts of which would not recognise or give effect to the trust expressed to be created by this Agreement, the relationship of the Interim Finance Parties to the Interim Security Agent shall be construed as one of principal and agent but, to the extent permissible under the laws of such jurisdiction, that all the other provisions of this Agreement shall have full force and effect between the parties hereto.

16.	Pro Rata Payments

16.1	Recoveries

Subject to Clause 16.3 (Exceptions to sharing), if any amount owing by any Obligor under any Interim Finance Document to an Interim Lender (the Recovering Interim Lender) is discharged by payment, set-off or any other manner other than through the Interim Facility Agent in accordance with Clause 11 (Payments) (the amount so discharged being a Recovery), then:

(a)	within three (3) Business Days of receipt of the Recovery, the Recovering Interim Lender shall notify details of such Recovery to the Interim Facility Agent;

(b)	the Interim Facility Agent shall determine whether the amount of the Recovery is in excess of the amount which such Recovering Interim Lender should have received had such amount been paid to the Interim Facility Agent under Clause 11 (Payments) without taking account of any Tax which would have been imposed on the Interim Facility Agent in relation to the Recovery but is not actually imposed (any such excess amount being the Excess Recovery);

(c)	within three (3) Business Days of demand, the Recovering Interim Lender shall pay to the Interim Facility Agent an amount equal to the Excess Recovery;

(d)	the Interim Facility Agent shall treat that payment as if it was a payment made by the relevant Obligor to the Interim Lenders under Clause 11 (Payments) and distribute it to the Interim Lenders (other than the Recovering Interim Lender) accordingly; and

(e)	on a distribution by the Interim Facility Agent under paragraph (d) above of any payment received by a Recovering Interim Lender from an Obligor as between the relevant Obligor and the Recovering Interim Lender, the amount of the Excess Recovery shall be treated as not having been paid and (without double counting) that Obligor will owe the Recovering Interim Lender a debt (immediately due and payable) in an amount equal to the Excess Recovery.

16.2	Notification of Recovery

If any Recovery has to be wholly or partly refunded by the Recovering Interim Lender after it has paid any amount to the Interim Facility Agent under paragraph (c) of Clause 16.1 (Recoveries), each Interim Lender to which any part of the Excess Recovery (or amount in respect of it) was distributed will, on request from the Recovering Interim Lender, pay to the Recovering Interim Lender that Interim Lender’s pro rata share of the amount (including any related interest) which has to be refunded by the Recovering Interim Lender.

16.3	Exceptions to sharing

Notwithstanding Clause 16.1 (Recoveries), no Recovering Interim Lender will be obliged to pay any amount to the Interim Facility Agent or any other Interim Lender in respect of any Recovery:

(a)	if it would not (after that payment) have a valid claim against an Obligor under paragraph (e) of Clause 16.1 (Recoveries) in an amount equal to the Excess Recovery; or

(b)	which it receives as a result of legal proceedings taken by it to recover any amounts owing to it under the Interim Finance Documents, which proceedings have been notified to the other Interim Finance Parties and where the Interim Lender concerned had a right and opportunity to, but does not, either join in those proceedings or promptly after receiving notice commence and diligently pursue separate proceedings to enforce its rights in the same or another court.

16.4	No security

The provisions of this Clause 16 shall not constitute a charge by any Interim Lender over all or any part of any amount received or recovered by it under any of the circumstances mentioned in this Clause 16.

17.	Set-Off

At any time following the delivery of an Acceleration Notice , an Interim Finance Party may set off any matured obligation (to the extent beneficially owned by the Interim Finance Party) due and payable by an Obligor to it under an Interim Finance Document against any matured obligation due and payable by it to that Obligor, regardless of currency, place of payment or booking branch of either obligation. The relevant Interim Finance Party may convert either obligation at a market rate of exchange in its ordinary course of business in order to effect such set-off.

18.	Notices

18.1	Mode of service

(a)	Any notice, demand, consent or other communication (a Notice) made under or in connection with any Interim Finance Document must be in writing and made by letter, email or any other electronic communication approved by the Interim Facility Agent or otherwise permitted pursuant to the terms of this Agreement.

(b)	An electronic communication will be treated as being in writing for the purposes of this Agreement.

(c)	The address and email address of each Party (and person for whose attention the Notice is to be sent) for the purposes of Notices given under or in connection with the Interim Finance Documents are:

(i)	in the case of any person which is a Party on the date of this Agreement, the address and email address set out beneath its name in the signature pages to this Agreement;

(ii)	in the case of any other Interim Finance Party, the address and email address notified in writing by that Interim Finance Party for this purpose to the Interim Facility Agent on or before the date it becomes a Party; or

(iii)	any other address and/or email address notified in writing by that Party for this purpose to the Interim Facility Agent (or in the case of the Interim Facility Agent, notified by the Interim Facility Agent to the other Parties) by not less than five (5) Business Days’ notice.

(d)	Any Notice given to an Agent will be effective only:

(i)	if it is marked for the attention of the department or officer specified by that Agent for receipt of Notices; and

(ii)	subject to paragraph (b) of Clause 18.2 (Deemed service) below, when actually received by that Agent.

18.2	Deemed service

(a)	Subject to paragraph (b) below, a Notice will be deemed to be given as follows:

(i)	if by letter or delivered personally, when delivered;

(ii)	if by email or any other electronic communication, when received in legible form; and

(iii)	if by posting to an electronic website, at the time of notification to the relevant recipient of such posting or (if later) the time when the recipient was given access to such website.

(b)	A Notice given in accordance with paragraph (a) above but received on a day that is not a Business Day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

18.3	Electronic communication

(a)	Any communication to be made to any Party under or in connection with the Interim Finance Documents may be made by unencrypted electronic mail or other electronic means, if the applicable Party:

(i)	agrees that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	has provided an electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	has notified each other Party of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made to any Party will be effective only when actually received in readable form and in the case of any electronic communication made by a Party only if it is addressed in such a manner as the Interim Facility Agent shall specify for this purpose.

18.4	Language

(a)	Any Notice must be in English.

(b)	All other documents provided under or in connection with any Interim Finance Document must be:

(i)	in English; or

(ii)	if not in English, accompanied by a certified English translation, in which case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

18.5	Personal liability

No personal liability shall attach to any director, manager, officer, employee or other individual signing a certificate or other document on behalf of a Group Company which proves to be incorrect in any way, unless that individual acted fraudulently in giving that certificate or other document, in which case, any liability will be determined in accordance with applicable law.

19.	Confidentiality

(a)	Each Interim Finance Party will keep the Interim Finance Documents and any information supplied to it by or on behalf of any Group Company under the Interim Finance Documents confidential, provided that it may disclose any such document or information to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Interim Finance Documents and to any of that person’s Affiliates, related funds, representatives and professional advisers on a confidential basis (provided that such person has first entered into a Confidentiality Undertaking agreeing to keep such Interim Finance Document or other document or information confidential);

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Interim Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, related funds, representatives and professional advisers on a confidential basis (provided that such person has first entered into a Confidentiality Undertaking agreeing to keep such Interim Finance Document or other document or information confidential);

(iii)	which is publicly available (other than by virtue of a breach of this Clause 19);

(iv)	if and to the extent required by law or regulation or at the request of an administrative authority (including any tax or bank supervisory authority) or if required pursuant to the rules of any relevant stock exchange);

(v)	to its directors, officers, employees, auditors and professional advisers on a confidential basis;

(vi)	to any direct or indirect Holding Company of any Obligor, any Party or any Group Company;

(vii)	to the extent reasonably necessary in connection with any legal or arbitration proceedings to which it is a party;

(viii)	for the purpose of obtaining any consent, making any filing, registration or notarisation or paying any stamp or registration tax or fee in connection with any of the Interim Finance Documents;

(ix)	with the agreement of the Obligors’ Agent; or

(x)	to any Affiliate (and any of their officers, directors, employees, professional advisers, auditors, partners and representatives) in connection with the transactions contemplated hereby, on an as needed and confidential basis.

(b)	This Clause 19 replaces any previous confidentiality undertaking given by any Interim Finance Party in connection with this Agreement prior to it becoming a Party.

(c)	For reasons of technical practicality, electronic communication may be sent in unencrypted form, even if the content may be subject to confidentiality and banking secrecy.

20.	Know Your Customer Requirements

If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Obligors or the composition of the shareholders of the Obligors after the date of this Agreement; or

(c)	a proposed assignment or transfer by an Interim Lender of any of its rights and/or obligations under this Agreement to a party that is not an Interim Lender prior to such assignment or transfer,

obliges the Interim Facility Agent or any Interim Lender (or, in the case of paragraph (a)(i) of Clause 19 (Confidentiality) above, any prospective new Interim Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Obligors must promptly on the request of any Interim Finance Party supply to that Interim Finance Party any documentation or other evidence which is reasonably requested by that Interim Finance Party (whether for itself, on behalf of any Interim Finance Party or any prospective new Interim Lender) to enable an Interim Finance Party or prospective new Interim Lender to complete all applicable know your customer requirements. For the avoidance of doubt, any notification given by the Interim Facility Agent pursuant to paragraph (b) of Clause 3.1 (Conditions Precedent) shall remain valid and in full force and effect notwithstanding the occurrence of any of the circumstances in paragraphs (a) to (c) (inclusive).

21.	Representations, Undertakings and Events of Default

21.1	Representations

(a)	Each Obligor makes the representations and warranties stated in Part I (Major Representations) of Schedule 5 (Major Representations, Undertakings and Events of Default) (but only in respect of the Obligors and, where specified, the relevant Group Company, and excluding (x) any representation on the part of any Obligor with respect to any other person or (y) any failure to comply, breach or default by any other person, in each case except any other Obligor or, where specified, the relevant Group Company) to each Interim Finance Party on the date of this Agreement, the Interim Closing Date, the date of each Drawdown Request and the first day of each Interest Period, in each case by reference to the facts and circumstances existing at the relevant time.

(b)	Each Obligor acknowledges that each Interim Finance Party is relying on the representations and warranties made by it.

21.2	Undertakings

Each Obligor agrees to be bound by the Major Undertakings relating to it set out in Part II (Major Undertakings) of Schedule 5 (Major Representations, Undertakings and Events of Default) (but only in respect of the Obligors and, where specified, the relevant Group Company, and excluding (x) any procurement obligation on the part of any Obligor with respect to any other person or (y) any failure to comply, breach or default by any other person, in each case except any other Obligor or, where specified, the relevant Group Company). For the avoidance of doubt, no undertakings other than those which are set out in Part II (Major Undertakings) of Schedule 5 (Major Representations, Undertakings and Events of Default) shall constitute a Major Undertaking.

21.3	Events of Default

(a)	The Obligors’ Agent shall promptly notify the Interim Facility Agent of any Major Event of Default (and, in each case, the steps, if any, being taken to remedy it) upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Interim Facility Agent, if the Interim Facility Agent has reasonable grounds for believing there is an outstanding Major Event of Default, the Obligors’ Agent shall supply to the Interim Facility Agent a certificate signed by an authorised signatory of the Obligors’ Agent certifying that no Major Event of Default is continuing (or, if a Major Event of Default is continuing, specifying the Major Event of Default and the steps, if any, being taken to remedy it).

21.4	Conditions Subsequent

(a)	Notwithstanding anything to the contrary in Schedule 3 (Conditions Precedent), the Borrower shall procure that each of Quanex Homeshield LLC, Quanex IG Systems, Inc., Mikron Industries, Inc., Quanex North American Cabinet Components, Inc., Quanex North American Fenestration, Inc., Mikron Washington LLC and Quanex Custom Components, Inc. (and any other Group Company which on or prior to the Interim Closing Date becomes a “Loan Party” (as such term is defined in the Existing Credit Agreement) under the Existing Credit Agreement) will, by no later than 11.59pm (New York time) on the date falling ten (10) Business Days (or such later date as acceptable to the Interim Security Agent) after the Interim Closing Date:

(i)	deliver to the Interim Facility Agent copies of each of the following documents duly executed by the relevant Group Company party thereto:

(A)	the Intercreditor Agreement (or, if the Intercreditor Agreement has been executed prior to such date, a joinder (in form and substance satisfactory to the applicable Agents (each acting reasonably) to the Intercreditor Agreement); and

(B)	a joinder (in form and substance satisfactory to the applicable Agents (each acting reasonably)) to each Interim Security Document, together with any certificates, notices, perfection and/or registration documents required to be delivered in connection therewith;

(ii)	deliver to the Interim Facility Agent a certificate signed by an authorised signatory of the relevant Group Company:

(A)	attaching a copy of its constitutional documents;

(B)	to the extent legally required, attaching a copy of a resolution of the board of directors, the shareholders or equivalent body of that Obligor approving the Interim Finance Documents to which it is a party and the transactions contemplated thereby;

(C)	attaching specimen signatures for the person(s) authorised in the resolutions referred to above (to the extent such person will execute an Interim Finance Document);

(D)	certifying that each copy document relating to it specified in paragraphs (A) to (C) above is correct, complete and (to the extent executed) in full force and effect and has not been amended or superseded prior to the date each joinder referred to in paragraph (a) above; and

(E)	confirming that borrowing or guaranteeing or securing (as appropriate) the Total Interim Commitments would not cause any borrowing, guarantee or security limit binding on it to be exceeded; and

(iii)	the following legal opinions, each addressed to the Interim Facility Agent, the Interim Security Agent and the Interim Lenders, are delivered:

(A)	a legal opinion from Foley & Lardner LLP as New York law counsel to the Borrower in respect of the capacity of each Obligor incorporated in Delaware to enter into each Interim Finance Document described in paragraph (a) above and in respect of the enforceability of such Interim Finance Documents governed by New York law; and

(B)	if the Obligor is incorporated in a jurisdiction other than Delaware, or is executing an Interim Finance Document which is governed by a law other than New York Law, a legal opinion of the advisers to the Arrangers and the Original Interim Lenders (or where customary, the advisers to the Obligors) in the jurisdiction of its incorporation, “centre of main interest” or “establishment” (as applicable) or, as the case may be, the jurisdiction of the governing law of that Interim Finance Document (the Applicable Jurisdiction) as to the law of the Applicable Jurisdiction.

(b)	The Borrower shall, promptly upon the Intercreditor Agreement and each Interim Security being duly executed by all parties thereto:

(i)	procure the delivery to the Agent of a legal opinion (such legal opinion to be in form and substance substantially consistent with the legal opinion delivered pursuant to paragraph 3(a) of Schedule 3 (Conditions Precedent)) from Foley & Lardner LLP as New York law counsel to the Borrower in respect of the capacity of the Borrower to enter into, and the enforceability of, the Intercreditor Agreement and the Interim Security Documents; and

(ii)	deliver any certificates, notices, perfection and/or registration documents required to be delivered in connection with the Interim Security Documents.

22.	Changes to Parties

22.1	No transfers by the Obligors

The Obligors may not assign, novate or transfer all or any part of their rights and obligations under any Interim Finance Documents.

22.2	Transfers by Interim Lenders

(a)	Subject to paragraph (b) and (c) below, an Interim Lender (an Existing Interim Lender) may assign any of its rights or benefits, or transfer by novation or sub-participate any of its rights or benefits and obligations under or by reference to any Interim Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a New Interim Lender).

(b)	Any assignment, transfer or a sub-participation (which includes the grant or assignment of or provision for voting rights) by an Interim Lender shall:

(i)	on or prior to the expiry of the Certain Funds Period, require the prior written consent of the Obligors’ Agent (in its sole discretion); and

(ii)	after the expiry of the Certain Funds Period, require the prior written consent of the Obligors’ Agent (such consent not to be unreasonably withheld or delayed and provided that the Obligors’ Agent shall be deemed to have given its consent on the date falling 10 Business Days after the date on which the applicable Existing Interim Lender requested such consent unless consent is expressly refused by the Obligors’ Agent within that time period) unless:

(A)	such assignment, transfer or sub-participation is to another Interim Lender or an Affiliate or Related Fund of an Interim Lender; or

(B)	a Major Event of Default has occurred and is continuing provided that, in all cases (and regardless of whether a Major Event of Default has occurred and is continuing) no assignment, transfer or sub-participation shall be made to any of the following persons unless the prior written consent of the Obligors’ Agent (in its sole discretion) is obtained:

(1)	a Disqualified Lender or a person acting on behalf of a Disqualified Lender; or

(2)	any person that is (or would, upon becoming an Interim Lender, be) a Defaulting Lender,

and further provided that, in all cases (other than where a Major Event of Default under paragraphs 1, 6 and 7 of Part III (Major Events of Default) of Schedule 5 (Major Representations, Undertakings and Events of Default) has occurred and is continuing) no assignment, transfer or sub-participation shall be made to a Loan to Own/Distressed Investor unless the prior written consent of the Obligors’ Agent (in its sole discretion) is obtained.

(c)	The Obligors’ Agent may require the Interim Finance Parties to provide (and the Interim Finance Parties shall provide) information in reasonable detail regarding the identities and participations of each of the Interim Lenders and any sub-participants as soon as reasonably practicable after receipt of such request.

(d)	Each New Interim Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Interim Facility Agent has authority to execute on its behalf any consent, release, waiver or amendment that has been approved by the applicable Existing Interim Lender in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that agreement or consent to the same extent as the Existing Interim Lender would have been had it remained an Interim Lender.

(e)	Notwithstanding any other provision in this Clause 22, if prior to the end of the Certain Funds Period, an Existing Interim Lender transfers or assigns any of its rights and obligations under any Interim Finance Document in accordance with this Clause 22, it shall remain on risk and liable to fund any amount which any New Interim Lender (or subsequent New Interim Lender), following such transfer of rights and obligations in accordance with this Clause 22, is obliged to fund on any date during the Certain Funds Period, but has failed to fund on that date, as if such transfer never occurred.

(f)	Any reference in this Agreement to an Interim Lender includes a New Interim Lender but excludes an Interim Lender if no amount is or may become owed to it under this Agreement.

(g)	Unless the Interim Facility Agent agrees otherwise and excluding an assignment or transfer by an Interim Lender to its Affiliate or Related Fund, the New Interim Lender shall, on or before the date upon which an assignment or transfer to it takes effect pursuant to this Clause 22, pay to the Interim Facility Agent (for its own account) a fee of $3,500.

22.3	Limitation of responsibility of Existing Interim Lenders

(a)	Unless expressly agreed to the contrary, an Existing Interim Lender makes no representation or warranty and assumes no responsibility to a New Interim Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Interim Security, the Transaction Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or other Group Company of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Interim Lender confirms to the Existing Interim Lender and the other Interim Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Interim Lender or any other Interim Finance Party in connection with any Transaction Document or the Interim Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Interim Finance Documents or any Interim Commitment is in force.

(c)	Subject to Clause 22.2(e) (Transfers by Interim Lenders), nothing in any Interim Finance Document obliges an Existing Interim Lender to:

(i)	accept a re-transfer or re-assignment from a New Interim Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

(ii)	support any losses directly or indirectly incurred by the New Interim Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

22.4	Procedure for transfer

(a)	Subject to the conditions set out in paragraph (b) of Clause 22.2 (Transfers by Interim Lenders), a transfer is effected in accordance with paragraph (c) below when the Interim Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Interim Lender and the New Interim Lender. The Interim Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Interim Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Interim Lender and the New Interim Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the transfer to such New Interim Lender.

(c)	Subject to Clause 22.2(e) (Transfers by Interim Lenders), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Interim Lender seeks to transfer by novation its rights and obligations under the Interim Finance Documents and in respect of the Interim Security each of the Obligors and the Existing Interim Lender shall be released from further obligations towards one another under the Interim Finance Documents and in respect of the Interim Security and their respective rights against one another under the Interim Finance Documents and in respect of the Interim Security shall be cancelled (being the Discharged Rights and Obligations);

(ii)	each of the Obligors and the New Interim Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other Group Company and the New Interim Lender have assumed and/or acquired the same in place of that Obligor and the Existing Interim Lender;

(iii)	the Interim Facility Agent, the Arrangers, the Interim Security Agent, the New Interim Lender and the other Interim Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Interim Security as they would have acquired and assumed had the New Interim Lender been an Original Interim Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Interim Facility Agent, the Arrangers, the Interim Security Agent and the Existing Interim Lender shall each be released from further obligations to each other under the Interim Finance Documents; and

(iv)	the New Interim Lender shall become a Party as an “Interim Lender”.

(d)	If any assignment, transfer, sub-participation or other syndication of any rights, benefits and/or obligations under or by reference to the Interim Finance Documents in accordance with Clause 22.2 (Transfers by Interim Lenders) is executed in breach of the provisions contemplated in this Clause 22, such assignment, transfer or sub-participation, shall be void and deemed not to have occurred.

22.5	Procedure for assignment

(a)	Subject to the condition set out in paragraph (b) of Clause 22.2 (Transfers by Interim Lenders), an assignment may be effected in accordance with paragraph (c) below when the Interim Facility Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Interim Lender and the New Interim Lender. The Interim Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Interim Facility Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Interim Lender and the New Interim Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the assignment to such New Interim Lender.

(c)	Subject to Clause 22.2(e) (Transfers by Interim Lenders), on the Transfer Date:

(i)	the Existing Interim Lender will assign absolutely to the New Interim Lender its rights under the Interim Finance Documents and in respect of the Interim Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Interim Lender will be released from the obligations (the Relevant Obligations) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Interim Security);

(iii)	the New Interim Lender shall become a Party as an “Interim Lender” and will be bound by obligations equivalent to the Relevant Obligations; and

(iv)	if the assignment relates only to part of the Existing Interim Lender’s share in the outstanding Interim Loans, the assigned part will be separated from the Existing Interim Lender’s share in the outstanding Interim Loans, made an independent debt and assigned to the New Interim Lender as a whole debt.

22.6	Copy of Transfer Certificate or Assignment Agreement to Obligors’ Agent

The Interim Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send a copy of that Transfer Certificate or Assignment Agreement to the Obligors’ Agent.

22.7	Increased costs

If:

(a)	an Interim Lender assigns, transfers, sub-participates or otherwise disposes of any of its rights or obligations under the Interim Finance Documents or changes its Facility Office or lending office or branch; and

(b)	as a result of circumstances existing at the date of the assignment, transfer, sub-participation or other change occurs, an Obligor would be obliged to make a payment or increased payment to the New Interim Lender or Interim Lender acting through its new office, branch or Facility Office under Clause 10.1 (Increased Costs), then the New Interim Lender or Interim Lender acting through its new office, branch or Facility Office is not entitled to receive a payment under Clause 10.1 (Increased Costs) to the extent such payment would be greater (as a result of such existing circumstances) than the payment that would have been made to the Existing Interim Lender or Interim Lender acting through its previous office, branch or Facility Office had the assignment, transfer sub-participation or other change not occurred unless such assignment, transfer, sub-participation or other change is (i) pursuant to Clause 10.2 (Mitigation) or (ii) at the request of the Obligors’ Agent under Part III (Replacement of an Interim Lender / Increase) of Schedule 6 (Impairment and Replacement of Interim Finance Parties).

22.8	Security over Interim Lenders' rights

In addition to the other rights provided to Interim Lenders under this Clause 22.8, each Interim Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Interim Finance Document to secure obligations of that Interim Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)	any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Interim Lender as security for those obligations or securities, except that no such charge, assignment or Security Interest shall:

(i)	release an Interim Lender from any of its obligations under the Interim Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Interim Lender as a party to any of the Interim Finance Documents; or

(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Interim Lender under the Interim Finance Documents.

22.9	Pro rata interest settlement

(a)	If the Interim Facility Agent has notified the Interim Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Interim Lenders and New Interim Lenders then (in respect of any transfer pursuant to Clause 22.4 (Procedure for transfer) or any assignment pursuant to Clause 22.5 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Interim Lender up to but excluding the Transfer Date (Accrued Amounts) and shall become due and payable to the Existing Interim Lender (without further interest accruing on them) on the last day of the current Interest Period; and

(ii)	the rights assigned or transferred by the Existing Interim Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Interim Lender; and

(B)	the amount payable to the New Interim Lender on that date will be the amount which would, but for the application of this Clause 22.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 22.9, references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

(c)	An Existing Interim Lender which retains the right to the Accrued Amounts pursuant to this Clause 22.9 but which does not have an Interim Commitment shall be deemed not to be an Interim Lender for the purposes of ascertaining whether the agreement of any specified group of Interim Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Interim Lenders under the Interim Finance Documents.

22.10	Debt Purchase Transactions

Notwithstanding any other term of this Agreement or the other Interim Finance Documents, no Group Company shall be entitled to purchase by way of a Debt Purchase Transaction a participation in any Interim Loan and/or any Interim Commitment.

23.	Impairment and Replacement of Interim Finance Parties

The provisions of Schedule 6 (Impairment and Replacement of Interim Finance Parties) are incorporated into this Clause 23 by reference.

24.	Conduct of Business by the Interim Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Interim Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Interim Finance Party to investigate or claim any credit, relief, remission or repayment available to it or to the extent, order and manner of any claim; or

(c)	oblige any Interim Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

25.	Amendments and Waivers

25.1	Required consents

(a)	Subject to Clause 25.2 (Exceptions), any term of the Interim Finance Documents may be amended or waived only with the consent of the Majority Interim Lenders and the Obligors’ Agent and any such amendment or waiver will be binding on all Parties.

(b)	The Interim Facility Agent may effect, on behalf of any Interim Finance Party, any amendment or waiver permitted by this Clause 25.

25.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of Majority Interim Lenders;

(ii)	Clause 5 (Nature of an Interim Finance Party’s Rights and Obligations), Clause 10.3 (Illegality), Clause 11.7 (Application of proceeds), Clause 14.7 (Application of Proceeds - Enforcement of Interim Security), Clause 16 (Pro Rata Payments), Clause 22 (Changes to Parties), Clause 27 (Governing Law) or Clause 28 (Jurisdiction);

(iii)	paragraph 5 (Change of Control) of Part III (Major Events of Default) of Schedule 5 (Major Representations, Undertakings and Events of Default);

(iv)	an extension to the date of payment of any amount under the Interim Finance Documents;

(v)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(vi)	a change in the currency of payment of any amount under the Interim Finance Documents;

(vii)	an increase in the Interim Commitments or the Total Interim Commitments or any requirement that a cancellation of Interim Commitments reduces the Interim Commitments of the Interim Lenders rateably under the Interim Facility;

(viii)	any change to the Obligors;

(ix)	the nature or scope of:

(A)	the Interim Security; or

(B)	the manner in which the proceeds of enforcement of the Interim Security are distributed;

(x)	the release of any guarantee and indemnity granted under any Interim Finance Document or release of any Interim Security, in each case, unless permitted under this Agreement or any other Interim Finance Document;

(xi)	any provision which expressly requires the consent of all of the Interim Lenders;

(xii)	any change to the definition of Minimum Acceptance Threshold to reduce the Acceptance Condition specified therein; or

(xiii)	this Clause 25,

shall not be made without the prior consent of all the Interim Lenders.

(b)	An amendment or waiver that has the effect of changing or relates to:

(i)	an extension to the availability periods referred to herein or the date of payment of any amount under any Interim Finance Document;

(ii)	a reduction in the Margin or the amount of any payment to be made under any Interim Finance Document; or

(iii)	a change in currency of payment of any amount under the Interim Finance Documents,

in each case, other than as expressly contemplated or provided for in this Agreement shall only require the consent of each Interim Lender that is participating in that extension, reduction, increase or change.

(c)	An amendment or waiver which relates to the rights or obligations of the Interim Facility Agent, the Arrangers or the Interim Security Agent may not be effected without the consent of the Interim Facility Agent, the Arrangers or the Interim Security Agent, as applicable.

(d)	Without prejudice to the Interim Facility Agent’s right to seek instruction from the Interim Lenders from time to time, this Agreement and any other Interim Finance Document may be amended solely with the consent of the Interim Facility Agent and the Obligors’ Agent without the need to obtain the consent of any other Interim Lender if such amendment is effected in order:

(i)	to correct or cure ambiguities, errors, omissions, defects;

(ii)	to effect administrative changes of a technical or immaterial nature; or

(iii)	to fix incorrect cross references or similar inaccuracies in this Agreement or the applicable Interim Finance Document.

26.	Miscellaneous

26.1	Partial invalidity

If any provision of the Interim Finance Documents is or becomes illegal, invalid or unenforceable in any jurisdiction that shall not affect the legality, validity or enforceability in that jurisdiction of any other term of the Interim Finance Documents or the legality, validity or enforceability in other jurisdictions of that or any other term of the Interim Finance Documents.

26.2	Counterparts

This Agreement may be executed in any number of counterparts and all of those counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of a signed counterpart of this Agreement by email attachment or telecopy shall be an effective mode of delivery.

26.3	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Interim Finance Party, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

26.4	Complete agreement

The Interim Finance Documents contain the complete agreement between the Parties on the matters to which they relate and may not be amended except in accordance with their terms.

26.5	No representations by Interim Finance Parties

No Interim Finance Party is liable to any Obligor for any representation or warranty that is not set out in the Interim Finance Documents, except for one made fraudulently by such Interim Finance Party.

26.6	Third party rights

(a)	Unless expressly provided to the contrary in an Interim Finance Document, a person who is not a party to an Interim Finance Document may not rely on or enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

(b)	Notwithstanding any term of any Interim Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

27.	Governing Law

This Agreement (and any non-contractual obligations arising out of or in relation to this Agreement), and any dispute or proceeding (whether contractual or non-contractual) arising out of or relating to this Agreement, shall be governed by English law, provided that Section 1 of Part II (Major Undertakings) of Schedule 5 (Major Representations, Undertakings and Events of Default) to this Agreement and any non-contractual obligations arising out of or in connection with such Part of such Schedule shall be interpreted in accordance with the laws of the State of New York (without prejudice to the fact that this Agreement is governed by English law).

28.	Jurisdiction

28.1	Submission to jurisdiction

(a)	For the benefit of each Interim Finance Party, each Obligor agrees that the courts of England have exclusive jurisdiction to hear, decide and settle any dispute or proceedings arising out of or relating to this Agreement (including as to existence, validity or termination) (Dispute) and for the purpose of enforcement or any judgment against its assets, each Obligor irrevocably submits to the jurisdiction of the English courts.

(b)	Nothing in paragraph (a) above limits or prevents any Interim Finance Party from taking proceedings against any Obligor in any other court nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

28.2	Forum

The Obligors each:

(a)	agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and waive any objection to the courts of England on grounds of inconvenient forum or otherwise; and

(b)	agree that a judgment or order of an English court in connection with a Dispute is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

28.3	Specific performance

Each Interim Finance Party acknowledges and agrees that:

(a)	each Obligor may be irreparably harmed by a breach of any term of the Interim Finance Documents and damages may not be an adequate remedy; and

(b)	each Obligor may be granted an injunction or specific performance for any threatened or actual breach of any term of the Interim Finance Documents.

28.4	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)	irrevocably appoints London Law Agency Limited of Collingham House, 6-12 Gladstone Road, Wimbledon, London SW19 1QT (Attention of: Mr Paul Cornett (Senior Vice President, General and Secretary Counsel) as its agent for service of process in relation to any proceedings before the English courts in connection with any Interim Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as agent for service of process is unable for any reason to act as agent for service of process, the Obligors’ Agent (on behalf of all the Obligors) must promptly (and in any event within ten (10) Business Days of such event taking place) appoint another agent on terms acceptable to the Interim Facility Agent (acting reasonably and in good faith). Failing this, the Interim Facility Agent may appoint another agent for this purpose.

28.5	Contractual Recognition of Bail-In

(a)	Notwithstanding any other term of any Interim Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Interim Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(i)	any Bail-In Action in relation to any such liability, including (without limitation):

(A)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(B)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(C)	a cancellation of any such liability; and

(D)	a variation of any term of any Interim Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

(b)	For the purposes of this Clause:

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(i)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(ii)	in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; and

(iii)	in relation to the United Kingdom, the UK Bail-in Legislation.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“Write-down and Conversion Powers” means:

(i)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(ii)	in relation to any other applicable Bail-In Legislation other than the UK Bail-In Legislation, any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers;

(iii)	any similar or analogous powers under that Bail-In Legislation; and

(iv)	in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.

28.6	Acknowledgement regarding any supported QFCs

(a)	To the extent that the Interim Finance Documents provide support, through a guarantee or otherwise, for swap agreements or any other agreement or instrument that is a QFC (such support, QFC Credit Support, and each such QFC, a Supported QFC), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the U.S. Special Resolution Regimes) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Interim Finance Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): in the event a Covered Entity that is party to a Supported QFC (each, a Covered Party) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Interim Finance Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Interim Finance Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)	For the purposes of this Clause 28.6:

(i)	BHC Act Affiliate of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii)	Covered Entity means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii)	Default Right has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv)	QFC has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
Definitions and Interpretation

Part I
Definitions

Acceleration Notice has the meaning given to such term in paragraph (a)(ii) of Clause 7.1 (Repayment).

Acceptance Condition means, in relation to an Offer, a condition such that the Offer may not be declared unconditional as to acceptances until the Borrower has received acceptances in respect of a certain percentage or number of shares in Target.

Acquisition means the acquisition of up to 100% of the issued share capital of the Target (the Target Shares) by the Borrower or (if applicable) another Group Company pursuant to a Scheme and/or Offer and, if applicable, a Squeeze-Out or any other acquisition of shares in the Target by the Borrower or (if applicable) the relevant Group Company.

Acquisition Documents means the Scheme Documents and/or the Offer Documents and any other document designated as an Acquisition Document by the Borrower and the Interim Facility Agent.

Additional Guarantor means any Group Company which executes a joinder as a guarantor to each of the Interim Security Documents and/or the Intercreditor Agreement in accordance with Clause 21.4 (Conditions Subsequent)

Affiliate means:

(a)	in relation to any person other than an Interim Finance Party, a Subsidiary or a Holding Company of that person or any other Subsidiary of that Holding Company;

(b)	in relation to any Interim Finance Party other than a fund, any other person directly or indirectly controlling, controlled by, or under direct or indirect common control with, that Interim Finance Party; or

(c)	in relation to any Interim Finance Party which is a fund, any other fund which is advised or managed by the same investment adviser or an Affiliate of that investment adviser.

Agent means the Interim Facility Agent or the Interim Security Agent, as the context requires and Agents means both of them taken together.

Announcement means any press release made by or on behalf of the Borrower announcing a firm intention to implement a Scheme or, as the case may be, make an Offer, in each case in accordance with Rule 2.7 of the City Code.

Anti-Corruption Laws means all laws, rules, and regulations of any jurisdiction applicable to Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including the U.K. Bribery Act of 2010 and the United States Foreign Corrupt Practices Act of 1977, each as amended, and the rules and regulations thereunder.

Anti-Money Laundering Laws means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to Borrower or its Subsidiaries related to terrorism financing or money laundering, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

Applicable Securities Laws means the City Code, the Companies Act 2006, the London Stock Exchange, any other applicable stock exchange and/or any other applicable law, rule, regulation and/or other such requirements.

Assignment Agreement means an agreement substantially in the form set out in Schedule 8 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration, in each case required by any applicable law or regulation.

Base Currency means US Dollars.

Base Currency Amount means, in relation to any Interim Loan for any amount in the Base Currency, the amount specified in the Drawdown Request, as adjusted to reflect any repayment or prepayment under this Agreement.

Beneficial Ownership Regulation means 31 CFR § 1010.230.

Board means the Board of Governors of the Federal Reserve System of the United States of America.

Break Costs has the meaning given to that term in paragraph (g) of Clause 8.2 (Payment of interest).

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in New York.

Certain Funds Period means the period from (and including) the date of this Agreement to (and including) 11:59 p.m. in New York on the earliest of:

(a)	if the first Announcement has not been released by then, the date that is five (5) Business Days after the date of this Agreement;

(b)	if the Acquisition is intended to be completed pursuant to a Scheme, the date on which the Scheme lapses (including, subject to exhausting any rights of appeal, if a relevant court refuses to sanction the Scheme) or is withdrawn in writing with the consent of the Panel, in each case, in accordance with its terms in the Announcement or Scheme Document (other than (i) where such lapse or withdrawal is as a result of the exercise of the Borrower’s or (as applicable) the relevant Group Company’s right to effect a switch from the Scheme to an Offer or (ii) it is otherwise to be followed within twenty (20) Business Days by an Announcement by the Borrower or (as applicable) the relevant Group Company to implement the Acquisition by a different offer or scheme (as applicable) in accordance with the terms of this Agreement);

(c)	if the Acquisition is intended to be completed pursuant to an Offer, the date on which the Offer lapses, terminates or is withdrawn with the consent of the Panel, in each case, in accordance with its terms in the Announcement or Offer Document (other than (i) where such lapse or withdrawal is as a result of the exercise of the Borrower’s or (as applicable) the relevant Group Company’s right to effect a switch from the Offer to a Scheme or (ii) it is otherwise to be followed within twenty (20) Business Days by an Announcement by the Borrower or (as applicable) the relevant Group Company to implement the Acquisition by a different offer or scheme (as applicable) in accordance with this Agreement);

(d)	the date on which the Interim Facility has been utilised in full or all of the Interim Commitments have been cancelled in full; and

(e)	the date falling nine (9) months and eight (8) weeks after the date of the first Announcement (the Commitment Long Stop Date) provided that, if the Interim Closing Date has occurred by then such date shall automatically be extended to the date (if later than the Commitment Long Stop Date) falling 90 days after the Interim Closing Date, or, in each case, such later time and date as agreed by the Arrangers (acting reasonably and in good faith).

Charged Property means all the assets of the Group which, from time to time, are expressed to be the subject of the Interim Security.

City Code means the UK City Code on Takeovers and Mergers, as administered by the Panel.

Commitment Letter means a letter dated on or about the date of this Agreement between the Arrangers and the Borrower setting out the terms and conditions pursuant to which the Arrangers agree to arrange and the relevant Commitment Parties (as defined therein) agree to underwrite certain facilities in connection with the Acquisition and the Transactions and appending the schedules thereto (including the agreed form Term Sheet).

Confidentiality Undertaking means a confidentiality undertaking agreeing to keep the Interim Finance Documents or other documents or information confidential, on which the Obligors are able to rely and which is either (i) in the form most recently published by the Loan Market Association or (ii) otherwise in form and substance satisfactory to the Obligors’ Agent).

Co-operation Agreement means any co-operation agreement (or any agreement of a similar nature, if any) entered into between, amongst others, the Borrower or (as applicable) the relevant Group Company and the Target in respect of the Acquisition.

Court Order means the order of the High Court of Justice of England and Wales sanctioning the Scheme.

CRD IV means EU CRD IV and UK CRD IV.

Debt Purchase Transaction means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer; or

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Interim Commitment or amount outstanding under this Agreement.

Defaulting Lender has the meaning given to that term in Part V (Definitions) of Schedule 6 (Impairment and Replacement of Interim Finance Parties).

Delegate means any delegate, agent, attorney or co-trustee appointed by the Interim Security Agent.

Disqualified Lender means:

(a)	any bank, financial institution or trust, fund or other entity that has been identified in writing by the Borrower to the Interim Facility Agent prior to the date of counter-signature by the Borrower of the Commitment Letter, provided that this shall not include any Original Interim Lender or its Affiliates or Related Funds;

(b)	any person which is a competitor of the Borrower or the Target that is separately identified in writing by the Borrower to the Interim Facility Agent from time to time; and

(c)	any Affiliates (other than bona fide debt funds) of any entity referred to in paragraphs (a) and (b) above, provided that (i) such Affiliate is identified in writing by the Borrower to the Interim Facility Agent from time to time or (ii) is clearly identifiable on the basis of such Affiliates’ names.

Drawdown Date means the date of or proposed date for the making of an Interim Loan.

Drawdown Request means a signed notice requesting an Interim Loan in the form set out in Schedule 2 (Form of Drawdown Request).

ERISA means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, as amended from time to time.

ERISA Affiliate means any trade or business (whether or not incorporated) that, together with an US Obligor, is treated as a single employer under Section 414(b) or (c) of the US Code or, solely for purposes of Section 302 of ERISA and Section 412 of the US Code, is treated as a single employer under Section 414 of the US Code.

ERISA Event means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) a failure by any Plan to meet the minimum funding standards within the meaning of Section 412 of the US Code or Section 302 of ERISA, in each case, whether or not waived; (c) the filing pursuant to Section 412(c) of the US Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by a US Obligor or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by a US Obligor or any ERISA Affiliate from the PBGC or a plan administrator of any notice of an intent to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by a US Obligor or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by a US Obligor or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from an Obligor or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent or in reorganization, within the meaning of Title IV of ERISA.

EU CRD IV means:

(a)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012; and

(b)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission (or any governmental authority succeeding to any or all of its function) promulgated thereunder.

Excluded Taxes means any of the following Taxes imposed on or with respect to, or required to be withheld or deducted from any payment made by or on account of any obligation of any Obligor under any Interim Finance Document, (i) Taxes imposed on (or measured by) net income (however denominated) and franchise Taxes, in each case imposed by a jurisdiction as a result of such recipient being organized or having its principal office or applicable lending office in such jurisdiction or that are Other Connection Taxes, (ii) any branch profits Tax imposed under Section 884(a) of the US Code or the Treasury regulations promulgated thereunder, or any similar Tax, imposed by any jurisdiction described in clause (i), (iii) in the case of an Interim Lender (other than an assignee pursuant to a request by the Borrower under Clause 10.2 (Mitigation) or 22.7 (Increased costs)), any U.S. federal withholding tax that is imposed on amounts payable to or for the account of such Interim Lender pursuant to a law in effect at the time such Interim Lender becomes a party to this Agreement or designates a new Facility Office, except to the extent that such Interim Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new Facility Office (or assignment), to receive additional amounts with respect to such withholding Tax pursuant to Clause 9(a), (iv) any Tax that is attributable to such Lender’s failure to comply with Clause 9(e), and (v) any Tax imposed under FATCA.

Existing Credit Agreement has the meaning given to that term in the Commitment Letter.

Existing Credit Agreement Agent means Wells Fargo Bank, National Association, in its capacity as agent under the Existing Credit Agreement.

Existing Interim Lender has the meaning given to that term in paragraph (a) of Clause 22.2 (Transfers by Interim Lenders).

Facility Office means the office or offices through which an Interim Lender will perform its obligations under the Interim Facility as notified to the Interim Facility Agent in writing on or before the date it becomes an Interim Lender (or, following that date, by not less than five (5) Business Days’ notice).

FATCA means Sections 1471 through 1474 of the US Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the US Code, as of the date of this Agreement (or any amended or successor version described above), and any intergovernmental agreement, treaty or convention (and any related law, regulation or official administrative guidance) implementing the foregoing.

Fee Letters has the meaning given to the term “Interim Fee Letters” term in the Commitment Letter.

Final Repayment Date has the meaning given to such term in paragraph (a) of Clause 7.1 (Repayment).

Funding Cost means Term SOFR, plus a percentage equal to 0.10% per annum.

Funds Flow Statement means any funds flow statement which is prepared in accordance with the Transactions.

Group means the Borrower and each of its Subsidiaries from time to time.

Group Company means a member of the Group.

Guarantors means the Borrower and any Additional Guarantor.

Holding Company means in relation to any person, any other body corporate or other entity of which it is a Subsidiary.

Indemnified Tax means all (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment by or on account of any obligation of any Obligor under any Interim Finance Document, and (ii) to the extent not otherwise described in paragraph (i), Other Taxes.

Intercreditor Agreement means the New York law-governed intercreditor agreement in the form attached to the Waiver Letter, to be entered into after the date of this Agreement, between, among others the Existing Credit Agreement Agent, the Interim Security Agent, the Borrower and any Group Company that becomes a party to this Agreement after the date of this Agreement.

Interest Period has the meaning given to such term in paragraph (a) of Clause 8.2 (Payment of interest).

Interim Closing Date means the first date upon which the Interim Facility is drawn.

Interim Facility has the meaning given in Clause 2.1 (The Interim Facilities).

Interim Commitment means:

(a)	in relation to each Original Interim Lender, the amount set opposite its name under the heading “Interim Facility Commitment (USD$)” in Schedule 9 (The Original Interim Lenders) and the amount of any other Interim Facility Commitment transferred to it pursuant to Clause 22 (Changes to Parties) or assumed by it in accordance with Clause 23 (Impairment and Replacement of Interim Finance Parties) and paragraph 2 (Increase) of Part III (Replacement of an Interim Lender / Increase) of Schedule 6 (Impairment and Replacement of Interim Finance Parties); and

(b)	in respect of any other Interim Lender, the amount transferred to it in respect of the Interim Facility pursuant to Clause 22 (Changes to Parties) or assumed by it in accordance with Clause 23 (Impairment and Replacement of Interim Finance Parties) and paragraph 2 (Increase) of Part III (Replacement of an Interim Lender / Increase) of Schedule 6 (Impairment and Replacement of Interim Finance Parties),

to the extent not cancelled, reduced or transferred by it under this Agreement.

Interim Finance Documents means each of this Agreement, the Intercreditor Agreement, the Fee Letters, the Interim Security Documents, each Drawdown Request and any other document designated as such in writing by the Interim Facility Agent and the Obligors’ Agent.

Interim Finance Parties means the Interim Lenders, the Arrangers, the Interim Facility Agent and the Interim Security Agent.

Interim Lender means:

(a)	an Original Interim Lender; and

(b)	any other bank or financial institution, trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets or other person which has become a Party as an Interim Lender pursuant to Clause 22 (Changes to Parties) or paragraph 2 (Increase) of Part III (Replacement of an Interim Lender / Increase) of Schedule 6 (Impairment and Replacement of Interim Finance Parties),

which, in each case, has not ceased to be an Interim Lender in accordance with the terms of this Agreement.

Interim Liabilities means all liabilities owed by the Obligors to the Interim Finance Parties in respect of the Interim Facility.

Interim Loan means the principal amount of a borrowing under the Interim Facility or the principal amount outstanding of that borrowing at any time.

Interim Security means the Security Interests created or expressed to be created in favour of the Interim Security Agent pursuant to the Interim Security Documents.

Interim Security Document means any document required to be delivered to the Interim Facility Agent under sub-paragraph (d) of paragraph 2 (Interim Finance Documents) of Schedule 3 (Conditions Precedent).

Interpolated Term SOFR means, in relation to the applicable Term SOFR for any Interim USD Term Rate Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)	the most recent applicable Term SOFR for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Interim Loan or overdue amount; or

(ii)	if no such Term SOFR is available for a period which is less than the Interest Period of that Interim USD Term Rate Loan, SOFR for a day which is two (2) US Government Securities Business Days before the quotation day;

(b)	the most recent applicable Term SOFR for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Interim Loan,

each as of the Rate Fixing Day for the offering of deposits in the currency of that Interim Loan or an applicable amount.

Loan to Own/Distressed Investor means any person (including an Affiliate or a Related Fund of an Interim Lender or any transferee which satisfies the requirements set out under this definition) whose principal business or material activity is in investment strategies whose primary purpose is the purchase of loans or other debt securities with the intention of (or view to) owning the equity or gaining control of a business (directly or indirectly), provided that:

(a)	any business unit or Affiliate of such person which is managed independently from such person where any information made available under the Interim Finance Documents is not disclosed or made available to other Affiliates; and

(b)	any Original Interim Lender,

shall not, in each case, be a Loan to Own/Distressed Investor.

Long-term Financing means Term A Facility and/or any other facilities (excluding the Interim Facility) described or contemplated in the Commitment Letter in connection with the Transactions (including, in respect of any bridge facility, any take-out financing related thereto).

Long-term Financing Agreements means, collectively, the facilities agreements, indentures, trust deeds or other agreements and/or instruments to be entered into for the purpose of documenting the Long-term Financing.

Major Event of Default means an event or circumstance set out in Part III (Major Events of Default) of Schedule 5 (Major Representations, Undertakings and Events of Default) but, prior to the expiry of the Certain Funds Period excluding paragraphs 5 (Change of Control) and 8 (ERISA Event) of Part III (Major Events of Default) of Schedule 5 (Major Representations, Undertakings and Events of Default) and, in each case, (a) with respect to the Borrower as to itself only (and for the avoidance of doubt not with respect to any other Group Company) and excluding any procurement obligation with respect to any other Group Company and (b) references to the “Interim Finance Documents” are deemed to exclude the Intercreditor Agreement and each Interim Security Document unless each party contemplated as being party to those documents has executed such documents.

Major Representation means:

(a)	prior to the expiry of the Certain Funds Period, the representations set out in Part I (Major Representations) of Schedule 5 (Major Representations, Undertakings and Events of Default) excluding those set out in sub-paragraph (c) of paragraph 3 (No conflict), paragraphs 5 (Investment Company Status) to 8 (USA PATRIOT Act and Other Regulations) (inclusive) and paragraph 9 (Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions) thereof and, in each case, (i) with respect to the Borrower as to itself only (and for the avoidance of doubt not with respect to any other Group Company) and excluding any procurement obligation with respect to any other Group Company and (ii) references to the “Interim Finance Documents” are deemed to exclude the Intercreditor Agreement and each Interim Security Document unless each party contemplated as being party to those documents has executed such documents; and

(b)	on and from the expiry of the Certain Funds Period, the representations set out in Part I (Major Representations) of Schedule 5 (Major Representations, Undertakings and Events of Default).

Major Undertaking means:

(a)	prior to the expiry of the Certain Funds Period, the undertakings set out in Part II (Major Undertakings) of Schedule 5 (Major Representations, Undertakings and Events of Default) excluding those set out in paragraph (3)(c) in Section 1 thereof and paragraph (d) and paragraphs (g) to (l) (inclusive) in Section 2 thereof and, in each case, (i) with respect to the Borrower as to itself only (and for the avoidance of doubt not with respect to any other Group Company) and excluding any procurement obligation with respect to any other Group Company and (ii) references to the “Interim Finance Documents” are deemed to exclude the Intercreditor Agreement and each Interim Security Document unless each party contemplated as being party to those documents has executed such documents; and

(b)	on and from the expiry of the Certain Funds Period, the undertakings set out in Part II (Major Undertakings) of Schedule 5 (Major Representations, Undertakings and Events of Default).

Majority Interim Lenders means, at any time, Interim Lenders:

(a)	whose Interim Commitments then aggregate greater than 50 per cent. of the Total Interim Commitments; or

(b)	if the Total Interim Commitments have then been reduced to zero, whose Interim Commitments aggregated greater than 50 per cent. of the Total Interim Commitments immediately before that reduction.

Margin means 2.50 per cent.

Margin Stock has the meaning given to that term in Regulation U.

Material Adverse Effect means any event or circumstance which in each case after taking into account all mitigating factors or circumstances including, any warranty, indemnity, insurance or other resources available to the Group or right or recourse against any third party with respect to the relevant event or circumstance and any obligation of any person in force to provide any additional equity investment:

(a)	has a material adverse effect on:

(i)	the consolidated business, assets or financial condition of the Group (taken as a whole); or

(ii)	the ability of the Obligors (taken as a whole) to perform their payment obligations under the Interim Finance Documents (taking into account the financial resources available from other Group Companies); or

(b)	subject to the Reservations and any Perfection Requirements, affects the validity or the enforceability of any of the Interim Finance Documents to an extent which is materially adverse to the interests of the Interim Lenders under the Interim Finance Documents taken as a whole and, if capable of remedy, is not remedied within twenty (20) Business Days of the earlier of:

(i)	the Obligors’ Agent becoming aware of the issue; and

(ii)	the giving of written notice of the issue by the Interim Facility Agent.

Minimum Acceptance Threshold means, in relation to an Offer, an Acceptance Condition of not less than 75 per cent. of the issued ordinary share capital of the Target on a fully diluted basis (assuming exercise in full of all options, warrants and other rights to require allotment or issue of any shares in Target, whether or not such rights are then exercisable).

Multiemployer Plan means a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

New Interim Lender has the meaning given to that term in paragraph (a) of Clause 22.2 (Transfers by Interim Lenders).

Non-US Obligors means an Obligor that is not a US Obligor.

Obligors means the Borrower and each Guarantor.

Obligors’ Agent means the Borrower or such other person appointed to act on behalf of each Obligor in relation to the Interim Finance Documents pursuant to Clause 4 (Obligors’ Agent).

OFAC means the Office of Foreign Assets Control of the United States Department of the Treasury (or any successor thereto).

Offer means the takeover offer (as defined in section 974 of the Companies Act 2006) by the Borrower or (if applicable) the relevant Group Company in accordance with the City Code to acquire all of the shares in Target that are the subject of that takeover offer (within the meaning of section 975 of the Companies Act 2006) pursuant to the Offer Documents.

Offer Documents means the applicable Announcement and the offer documents dispatched to shareholders of the Target setting out the terms and conditions of an Offer.

Other Connection Tax means, with respect to the Interim Facility Agent or any Interim Lender, any Tax imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than any connection arising from such recipient having executed, delivered, enforced, become a party to or performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to any Interim Finance Document, or sold or assigned an interest in any Interim Loan or Interim Finance Document).

Other Taxes means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes arising from any payment made under any Interim Finance Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Interim Finance Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Clause 10.2 (Mitigation) or 22.7 (Increased Costs)).

Panel means The Panel on Takeovers and Mergers.

Party means a party to this Agreement.

PBGC means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

Perfection Requirements means the making or the procuring of any appropriate registration, filing, recordings, enrolments, registrations, notations in stock registries, notarisations, notifications, endorsements and/or stampings of the Interim Security Documents and/or the Security Interests created thereunder.

Permitted Transaction means:

(a)	any step, merger, circumstance or transaction contemplated by or relating to the Transaction Documents or the Long-term Financing Agreements (or other refinancing of the Interim Facility) (and related documentation);

(b)	any step, circumstance or transaction which is mandatorily required by law (including arising under an order of attachment or injunction or similar legal process);

(c)	any step, circumstance or transaction permitted or contemplated by any Major Undertaking (which, for the avoidance of doubt, in each case will thereby be a Permitted Transaction for all Major Undertakings);

(d)	any transfer of the shares in, or issue of shares by, any Obligor or any step, action or transaction including share issue or acquisition or consumption of debt, for the purpose of creating the group structure for the Acquisition, including inserting another legal entity directly above or below any Obligor, and including in connection therewith, provided that, after completion of such steps, no Change of Control shall have occurred;

(e)	any action to be taken by a member of the Group required as a condition to any step or action in respect of the Acquisition by any Relevant Regulator or to comply with any Applicable Securities Laws;

(f)	any transaction to which the Interim Facility Agent (acting on the instructions of the Majority Interim Lenders) shall have given prior written consent; and

(g)	any action to be taken by a Group Company that, in the reasonable opinion of the Obligors' Agent, is necessary to implement or complete any Acquisition or has arisen as part of the negotiations with any shareholders of the Target Group, senior management of the Target Group, any Relevant Regulator or any anti-trust authority, regulatory authority, pensions trustee, pensions insurer, works council or trade union (or any similar or equivalent person to any of the foregoing in any jurisdiction).

Person means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organisations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

Plan means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the US Code or Section 302 of ERISA sponsored, maintained or contributed to by a US Obligor or any ERISA Affiliate.

Rate Fixing Day means, in relation to any period for which an interest rate is to be determined for US Dollars, two (2) Business Days before the first day of that period, unless market practice differs in the relevant interbank market, in which case, the Rate Fixing Day will be determined by the Interim Facility Agent in accordance with market practice in that interbank market (and, if quotations would normally be given by leading banks in that interbank market on more than one day, the Rate Fixing Day will be the last of those days).

Receiver means a receiver, receiver and manager or administrative receiver of the whole or any part of the Charged Property.

Reference Banks means, in relation to Term SOFR, the principal New York offices of such banks or financial institutions as may be appointed by the Interim Facility Agent after consultation with the Obligors’ Agent, provided that no Interim Finance Party shall be appointed as a Reference Bank without its consent.

Register has the meaning given to that term in paragraph (e) of Clause 15.2 (Agents’ duties).

Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

Relevant Regulator means the Panel, the High Court, the Competition and Markets Authority and/or any other entity, agency, body, governmental authority or person that has regulatory or supervisory authority (or any other similar or equivalent power) in connection with the Acquisition.

Reservations means the principle that equitable remedies may be granted or refused at the discretion of the court, the limitation on enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors, the time barring of claims under any applicable limitation statutes, the possibility that a court may strike out a provision of a contract for recession or oppression, undue influence or similar reason, the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void, defences of acquiescence, set-off or counterclaim and similar principles, the principles that in certain circumstances a Security Interest granted by way of fixed charge may be recharacterised as a floating charge or that a Security Interest purported to be constituted as an assignment may be recharacterised as a charge, the principle that additional or default interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void, the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant, the principle that the creation or purported creation of a Security Interest over any asset not beneficially owned by the relevant charging company at the date of the relevant security document or over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which a Security Interest has purportedly been created, the principle that a court may not give effect to any parallel debt provisions, covenant to pay the Interim Security Agent or other similar provisions, similar principles, rights and defences under the laws of any jurisdiction in which the relevant obligation may have to be performed and any other matters which are set out in the reservations or qualifications (however described) as to matters of law which are referred to in any legal opinion referred to in paragraph 3 (Legal Opinions) of Schedule 3 (Conditions Precedent) or under any other provision of or otherwise in connection with any Interim Finance Document.

Restricted Finance Party means an Interim Finance Party that notifies the Interim Facility Agent that a Sanctions Provision would result in a violation of, a conflict with or liability under:

(a)	EU Regulation (EC) 2271/96; or

(b)	any similar applicable anti-boycott statute.

Restricted Member of the Group means a Group Company in respect of which the Obligors’ Agent notifies the Interim Facility Agent that a Sanctions Provision would result in a violation of, a conflict with or liability under:

(a)	EU Regulation (EC) 2271/96; or

(b)	any similar applicable anti-boycott statute.

Regulation T means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

Regulation U means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

Regulation X means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

Sanctioned Country means at any time, a country, region or territory which is itself or whose government is the subject or target of any Sanctions.

Sanctioned Person means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, including Specially Designated Nationals and Blocked Persons, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in paragraphs (a) and (b).

Sanctions means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the United Nations Security Council, the European Union or any European Union member state, His Majesty’s Treasury, or other relevant sanctions authority.

Sanctions Provisions means:

(a)	the representation set out in paragraph 9 (Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions) of Part I (Major Representations) of Schedule 5 (Major Representations, Undertakings and Events of Default); and

(b)	the undertakings set out in paragraph 8 of Section 1 (New York Law Undertakings and related definitions) and paragraph (l) of Section 2 (English Law Undertakings) in Part II (Major Undertakings) of Schedule 5 (Major Representations, Undertakings and Events of Default).

Scheme means the scheme of arrangement effected pursuant to part 26 of the Companies Act 2006 to be proposed by the Target to its shareholders to implement the Acquisition pursuant to which the Borrower will, subject to the occurrence of the Scheme Effective Date, become the holder of the shares in Target that are the subject of that scheme of arrangement.

Scheme Circular means the circular (including any supplemental circular) dispatched by the Target to shareholders of the Target setting out the resolutions and proposals for and the terms and conditions of the Scheme.

Scheme Documents means each of (i) the applicable Announcement, (ii) the Scheme Circular, (iii) the Court Order and (iv) any supplement to the Scheme Circular distributed by or on behalf of the Borrower or (if applicable) the relevant Group Company to holders of the Target Shares in connection with the terms and conditions of the Scheme.

Scheme Effective Date means the date on which the Court Order is duly delivered on behalf of the Target to the Registrar of Companies in accordance with section 899 of the Companies Act 2006.

Security Interest means any mortgage, charge (fixed or floating), pledge, lien, hypothecation, right of set-off, security trust, assignment, reservation of title or other security interest and any other agreement (including a sale and repurchase arrangement) having the commercial effect of conferring security.

SOFR means the secured overnight financing rate administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

Squeeze-Out means an acquisition of the outstanding shares in the Target that the Borrower or (if applicable) the relevant Group Company has not acquired pursuant to the procedures contained in sections 979 to 982 of the Companies Act 2006.

Subsidiary means, in relation to any person:

(a)	an entity (including a partnership) of which that person has direct or indirect control; and

(b)	an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership,

and, for this purpose, control means the direct or indirect ownership of a majority of the voting share capital or similar ownership rights of that entity, or the right or ability to determine the composition of a majority of the board of directors (or equivalent body) of such entity or otherwise to direct the management of such entity whether by virtue of ownership of share capital, contract or otherwise.

Target has the meaning given to the term “Acquired Company” in the Commitment Letter.

Target Group means the Target and its Subsidiaries.

Tax means any present or future tax, levy, assessment, impost, deduction, duty or withholding or any charge of a similar nature imposed by any governmental authority, including any interest, penalty or addition to tax applicable thereto.

Term A Facility has the meaning given to that term in the Commitment Letter.

Term Sheet has the meaning given to that term in the Commitment Letter.

Term SOFR means in relation to any Interim Loan in US Dollars:

(a)	the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate) and if such page or service is replaced or ceases to be available, the Interim Facility Agent may specify another page or service displaying the relevant rate in accordance with Clause 8.5 (Replacement of Term SOFR).

(b)	(if the term SOFR reference rate is not available for the Interest Period of that Interim Loan) Interpolated Term SOFR (rounded to the same number of decimal places as Term SOFR) for that Interim Loan; or

(c)	if:

(i)	no term SOFR reference rate is available for the Interest Period of that Interim Loan; and

(ii)	it is not possible to calculate Interpolated Term SOFR for that Interim Loan,

the USD Central Bank Rate (or if the USD Central Bank Rate is not available on the Rate Fixing Day, most recent USD Central Bank Rate for a day which is no more than five (5) US Government Securities Business Days before the relevant Rate Fixing Day), as of, in the case of paragraphs (a) and (c) above the Rate Fixing Day for US Dollars and for a period equal in length to the Interest Period of that Interim Loan and if any such rate applicable to an Interim Loan is below zero (0) at any time when Term SOFR is fixed, Term SOFR for such Interim Loan will be deemed to be zero (0).

Total Interim Commitments means at any time the aggregate of the Interim Commitments, being $750,000,000 at the date of this Agreement.

Transactions has the meaning given to that term in the Commitment Letter.

Transaction Documents means the Interim Finance Documents, the Acquisition Documents and (in each case) all documents and agreements relating to them.

Transfer Certificate means a certificate substantially in the form set out in Schedule 7 (Form of Transfer Certificate) or in any other form agreed between the Interim Facility Agent and the Obligors’ Agent.

Transfer Date means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Interim Facility Agent executes the relevant Assignment Agreement or Transfer Certificate.

UK CRD IV means:

(a)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012 as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the “Withdrawal Act”);

(b)	the law of the United Kingdom or any part of it, which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020) implemented Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC and its implementing measures; and

(c)	direct EU legislation (as defined in the Withdrawal Act), which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020) implemented EU CRD IV as it forms part of domestic law of the United Kingdom by virtue of the Withdrawal Act.

USD Central Bank Rate means the percentage rate per annum which is the aggregate of:

(a)	the short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time or, if that target is not a single figure, the arithmetic mean of (i) the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York, and (ii) the lower bound of that target range; and

(b)	the applicable USD Central Bank Rate Adjustment.

USD Central Bank Rate Adjustment means, in relation to the USD Central Bank Rate prevailing at close Business Day, the 20% trimmed arithmetic mean (calculated by the Interim Facility Agent) of business on any US Government Securities the USD Central Bank Rate Spreads for the five (5) most immediately preceding US Government Securities Business days for which Term SOFR is available.

USD Central Bank Rate Spread means, in relation to any US Government Securities Business Day, the difference (expressed as a percentage rate per annum) calculated by the Interim Facility Agent of (i) Term SOFR for that Business Day; and (ii) the USD Central Bank Rate prevailing at close of business on that US Government Securities Business Day.

US Government Securities Business Day means any day other than:

(a)	a Saturday or a Sunday; and

(b)	a day on which the Securities Industry and Financial Markets Association (or any successor organization) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

US Code means the US Internal Revenue Code of 1986, as amended from time to time.

US Obligor means an Obligor that is organized, incorporated or formed under the laws of the United States, any state thereof, including the District of Columbia.

US Person means any person that is a “United States person” as defined in Section 7701(a)(30) of the US Code and includes an entity disregarded as being an entity separate from its owner for US federal income tax purposes if such owner is a “United States person”.

Waiver Letter means the waiver letter no.1 dated on or about the date hereof to the Existing Credit Agreement between the Existing Credit Agreement Agent, the lenders constituting the Required Lenders (as defined in the Existing Credit Agreement) and the Borrower, in order to, among other things, permit the incurrence of the Interim Facility.

Withdrawal Liability means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Part II
Other References

1.	In this Agreement, unless a contrary intention appears and other than in any provisions governed or interpreted by New York law, a reference to:

(a)	an agreement includes any legally binding arrangement, contract, deed or instrument (in each case, whether oral or written);

(b)	an amendment includes any amendment, supplement, variation, novation, modification, replacement or restatement (however fundamental), and amend and amended shall be construed accordingly;

(c)	assets includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present or future, actual or contingent, and any interest in any of the above;

(d)	a consent includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;

(e)	a disposal includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(f)	a guarantee includes (other than in Schedule 4 (Guarantee and Indemnity)):

(i)	an indemnity, counter-indemnity, guarantee or similar assurance against loss in respect of any indebtedness of any other person; and

(ii)	any other obligation of any other person, whether actual or contingent, to pay, purchase, provide funds (whether by the advance of money to, the purchase of or subscription for shares or other investments in, any other person, the purchase of assets or services, the making of payments under an agreement or otherwise) for the payment of, to indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person;

and guaranteed and guarantor shall be construed accordingly;

(g)	including means including without limitation, and includes and included shall be construed accordingly;

(h)	losses includes losses, actions, damages, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind, and loss shall be construed accordingly;

(i)	a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that in relation to any period for the determination or calculation of interest or any fee:

(i)	(subject to paragraph (iii) below) if any such period would otherwise end on a day which is not a Business Day, it shall end on the next Business Day in the same calendar month or, if there is none, on the preceding Business Day;

(ii)	if there is no numerically corresponding day in the month in which that period is to end, that period shall end on the last Business Day in that later month; and

(iii)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end,

and references to months shall be construed accordingly;

(j)	a Major Event of Default being outstanding or continuing means that such Major Event of Default has occurred or arisen and has not been remedied or waived;

(k)	an Acceleration Notice being outstanding means that such Acceleration Notice provided by the Interim Facility Agent under paragraph (a)(i) of Clause 7.1 (Repayment) has not been revoked, withdrawn or cancelled by the Interim Facility Agent or otherwise ceased to have effect;

(l)	a person includes any individual, trust, firm, fund, company, corporation, partnership, joint venture, government, state or agency of a state or any undertaking or other association (whether or not having separate legal personality);

(m)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law compliance with which is customary) of any governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation; and

(n)	“$”, “USD” and “US Dollars” denote the lawful currency of the United States of America.

2.	In this Agreement, unless a contrary intention appears:

(a)	a reference to a Party includes a reference to that Party’s successors and permitted assignees or permitted transferees but does not include that Party if it has ceased to be a Party under this Agreement;

(b)	references to paragraphs, Clauses, Schedules and Parts are references to, respectively, paragraphs, clauses of, schedules to and parts of schedules to this Agreement and references to this Agreement include its schedules;

(c)	a reference to (or to any specified provision of) any agreement (including any of the Interim Finance Documents) is to that agreement (or that provision) as amended or novated (however fundamentally) and includes any increase in, extension of or change to any facility made available under any such agreement (unless such amendment or novation is contrary to the terms of any Interim Finance Document);

(d)	a reference to a statute, statutory instrument or provision of law is to that statute, statutory instrument or provision of law, as it may be applied, amended or re-enacted from time to time;

(e)	a reference to a time of day is, unless otherwise specified, to New York time; and

(f)	the index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

3.	Notwithstanding any other term of the Interim Finance Documents, in this Agreement:

(a)	a reference to the assets of an Obligor shall exclude the assets of any member of the Target Group and any other Group Company; and

(b)	no matter or circumstance in respect of, or breach by, any member of the Target Group or any Group Company which is not an Obligor shall relate to an Obligor or otherwise be deemed to constitute, or result in, a breach of any representation, warranty, undertaking or other term in the Interim Finance Documents, to have a Material Adverse Effect, to constitute or give rise to a breach of a Major Undertaking or Major Representation or to have a Major Event of Default.

4.	Sanctions and Restricted Finance Parties:

(a)	A Sanctions Provision shall only:

(i)	be given by a Restricted Member of the Group; or

(ii)	apply for the benefit of a Restricted Finance Party,

to the extent that Sanctions Provision would not result in any violation by or expose of such entity or any directors, officer or employee thereof to any liability under any anti-boycott or blocking law, regulation or statute that is in force from time to time in the European Union (and/or any of its member states) that are applicable to such entity, including EU Regulation (EC) 2271/96.

(b)	In connection with any amendment, waiver, determination or direction relating to any part of a Sanctions Provision in relation to which:

(i)	an Interim Finance Party is a Restricted Finance Party; and

(ii)	in accordance with paragraph (a) above, that Restricted Finance Party does not have the benefit of it:

(A)	the Interim Commitments of an Interim Lender that is a Restricted Finance Party; and

(B)	the vote of any other Restricted Finance Party which would be required to vote in accordance with the provisions of this Agreement,

shall be excluded for the purpose of calculating the Total Interim Commitments under the Interim Facility when ascertaining whether any relevant percentage of Total Interim Commitments has been obtained to approve such amendment, waiver, determination or direction request and its status as an Interim Finance Party shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Interim Finance Parties has been obtained to approve such amendment, waiver, determination or direction.

5.	Where an Interim Finance Document requires any notice to be given to the Interim Facility Agent, the Interim Facility Agent may (in its discretion) accept a shorter notice period.

Schedule 2
Form of Drawdown Request

To:	[●] as Interim Facility Agent

From:	[Quanex Building Products Corporation]

Date:	[●]

[Quanex Building Products Corporation] – Interim Facilities Agreement dated [●] 2024 (as amended from time to time) (the Interim Facilities Agreement)

1.	We refer to the Interim Facilities Agreement. This is a Drawdown Request. Terms defined in the Interim Facilities Agreement shall have the same meanings when used in this Drawdown Request.

2.	We wish to borrow an Interim Loan on the following terms:

Drawdown Date: [●]

Amount: [●]

Interest Period: [●]

[Interest basis: Term SOFR]

3.	Our [payment/delivery] instructions are: [●].

4.	We confirm that each condition specified in paragraphs (a)(i) to (a)(iv) (inclusive) of Clause 3.1 (Conditions Precedent) is satisfied at the date of this Drawdown Request or will be satisfied on or before the proposed Drawdown Date.

5.	The proceeds of this Interim Loan should be credited to [●].

6.	This Drawdown Request is irrevocable.

For and on behalf of

[Quanex Building Products Corporation]

(as Borrower)

Schedule 3
Conditions Precedent

1.	Obligors

(a)	Constitutional documents: a copy of the constitutional documents of the Borrower.

(b)	Corporate approvals: with respect to the Borrower, to the extent legally required, a copy of a resolution of the board of directors or equivalent body of the Borrower approving the Interim Finance Documents to which it is a party and the transactions contemplated thereby.

(c)	Specimen signatures: specimen signatures for the person(s) authorised in the resolutions referred to above (to the extent such person will execute an Interim Finance Document).

(d)	Officer’s certificates: a certificate from the Borrower (signed by an authorised signatory):

(i)	certifying that each copy document relating to it specified in paragraphs (a) to (c) above is correct, complete and (to the extent executed) in full force and effect and has not been amended or superseded prior to the date of this Agreement; and

(ii)	confirming that borrowing or guaranteeing or securing (as appropriate) the Total Interim Commitments would not cause any borrowing, guarantee or security limit binding on it to be exceeded.

2.	Interim Finance Documents

A copy of the counterparts of each of the following Interim Finance Documents, duly executed by the Borrower:

(a)	this Agreement;

(b)	the Fee Letters;

(c)	the Intercreditor Agreement; and

(d)	the Interim Security Documents listed in the table below:

Name of party to Interim Security Document	Interim Security Document	Governing law of Interim Security Document

Borrower	Guaranty and Security Agreement	New York

Borrower	Patent Security Agreement	New York

Borrower	Trademark Security Agreement	New York

Borrower	Copyright Security Agreement	New York

3.	Legal Opinions

(a)	A legal opinion from Foley & Lardner LLP as New York law counsel to the Borrower in respect of the capacity of the Borrower to enter into this Agreement.

(b)	A legal opinion from Cahill Gordon & Reindel (UK) LLP as English law counsel to the Arrangers and the Original Interim Lenders in respect of the enforceability of this Agreement.

4.	Announcement

(a)	A copy of the applicable Announcement (provided that it is confirmed that such Announcement will be in form and substance satisfactory to the Interim Facility Agent if it is in the form of the draft most recently delivered to the Original Interim Lenders prior to the date of this Agreement or, in respect of any subsequent draft of the Announcement, in the form of the previous draft of the Announcement, in each case, with any changes which would be permitted by the terms of this Agreement and (i) are not materially prejudicial to the interests of the Original Interim Lenders taken as a whole under the Interim Finance Documents or (ii) are approved by the Majority Interim Lenders (such approval not to be unreasonably withheld or delayed)).

(b)	A copy of the Co-operation Agreement (if any) (provided that any such document shall not be required to be in a form and substance satisfactory to the Interim Facility Agent or any other Interim Finance Party) (or, if there is no Co-operation Agreement, confirmation from the Borrower to this effect).

5.	Acquisition Documents

A copy of (i) the Scheme Documents or (ii) as the case may be, the Offer Documents dispatched to shareholders of the Target by or on behalf of the Borrower or (if applicable) the relevant Group Company (if any), provided that such documents shall not be required to be in form and substance satisfactory to the Interim Facility Agent or any other Interim Finance Party.

6.	Reports

The following reports:

(a)	the “Synergies Analysis” prepared by Bain; and

(b)	the “Financial Due Diligence Report” prepared by KPMG,

in each case, in such form provided to the Arrangers on or prior to the date of the Commitment Letter.

7.	Other Conditions Precedent

(a)	Waiver Letter: a copy of the Waiver Letter duly executed by all parties thereto, including the Agent on behalf of the Lenders comprising the requisite majority of the Revolving Credit Lenders (each as defined in the Existing Credit Agreement).

(b)	Funds Flow Statement: a copy of the Funds Flow Statement (provided that the Funds Flow Statement shall be disclosed on a confidential basis to the Interim Facility Agent and the Arrangers only and for the purpose of executing the transaction steps to be completed on initial utilisation of the Interim Facility and provided further that such Funds Flow Statement shall not be required to be in a form and substance satisfactory to the Interim Lenders or the Interim Facility Agent).

(c)	Fees: reasonable evidence that payment of the Interim Facilities Fees (as defined in the Fee Letters) earned, due and payable by the Borrower to the Interim Finance Parties and required to be paid under the Fee Letters on the Interim Closing Date from the proceeds of the initial funding under the Interim Facility (which amounts may be offset against the proceeds of the Interim Facility) shall have been made (or shall be made substantially contemporaneously with funding) provided that this condition precedent may be satisfied by a reference to payment of such fees in a Drawdown Request (or Funds Flow Statement).

(d)	Closing Certificate: a certificate from the Borrower (signed by an authorised signatory) confirming that in the case of a Scheme, the Scheme Effective Date has occurred or, in the case of an Offer, the Offer has been declared unconditional in all respects (or, in each case, will have occurred or been so declared as at the Interim Closing Date).

(e)	Process Agent: evidence that the process agent appointed in respect of an Interim Finance Document for each Obligor has accepted its appointment as agent for service of process.

(f)	KYC: completion of “know your customer” requirements or other similar checks by the Interim Finance Parties under all applicable laws and regulations in respect of the Obligors.

Schedule 4
Guarantee and Indemnity

1.	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally, jointly and severally:

(a)	guarantees to each Interim Finance Party punctual performance by each other Obligor of all its obligations under the Interim Finance Documents;

(b)	undertakes with each Interim Finance Party that whenever an Obligor does not pay any amount when due (allowing for any applicable grace period) under or in connection with any Interim Finance Document, each Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Interim Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Interim Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Interim Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this paragraph 1 if the amount claimed had been recoverable on the basis of a guarantee,

(the Guarantee).

2.	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by an Obligor under the Interim Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

3.	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by an Interim Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Schedule 4 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

4.	Waiver of defences

The obligations of each Guarantor under this Schedule 4 will not be affected by an act, omission, matter or thing which, but for this Schedule 4, would reduce, release or prejudice any of its obligations under this Schedule 4 (whether or not known to it or any Interim Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor of any Group Company;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of an Interim Finance Document or any other document or security including any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Interim Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Interim Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

5.	Guarantor Intent

Without prejudice to the generality of paragraph 4 (Waiver of defences) above, each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Interim Finance Documents and/or any facility or amount made available under any of the Interim Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

6.	Immediate recourse

(a)	Each Guarantor waives any right it may have of first requiring any Interim Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Schedule 4.

(b)	This waiver applies irrespective of any law or any provision of an Interim Finance Document to the contrary.

7.	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Interim Finance Documents have been irrevocably paid in full, each Interim Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Interim Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and a Guarantor shall not be entitled to the benefit of the same; and

(b)	in respect of any amounts received or recovered by any Interim Finance Party after a claim pursuant to this guarantee in respect of any sum due and payable by any Obligor under this Agreement place such amounts in a suspense account (bearing interest at a market rate usual for accounts of that type) unless and until such moneys are sufficient in aggregate to discharge in full all amounts then due and payable under the Interim Finance Documents.

8.	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Interim Finance Documents have been irrevocably paid in full and unless the Interim Facility Agent otherwise directs, each Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Interim Finance Documents:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Interim Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Interim Finance Parties under the Interim Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Interim Finance Documents by any Interim Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which that Guarantor has given a guarantee, undertaking or indemnity under paragraph 1 (Guarantee and indemnity) above;

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Interim Finance Party.

9.	Release of Guarantors’ right of contribution

If a Guarantor (a Retiring Guarantor) ceases to be a Guarantor in accordance with the terms of the Interim Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Obligor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Obligor arising by reason of the performance by any other Obligor of its obligations under the Interim Finance Documents; and

(b)	each other Obligor waives any rights it may have by reason of the performance of its obligations under the Interim Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Interim Finance Parties under any Interim Finance Document or of any other security taken pursuant to, or in connection with, any Interim Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

10.	Additional Security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Interim Finance Party.

Schedule 5
Major Representations, Undertakings and Events of Default

Part I
Major Representations

1.	Status

It is a limited liability company, corporation or a corporate partnership limited by shares duly incorporated and validly existing under the laws of its place of incorporation.

2.	Power and authority

(a)	Subject to the Reservations, it has (or will have on the relevant date(s)) the power to enter into and deliver, and to exercise its rights and perform its obligations under, each Interim Finance Document to which it is a party.

(b)	It has taken all necessary corporate action to authorise the entry into and delivery of and the performance by it of its obligations under each Interim Finance Document to which it is a party.

(c)	It has the power to own its material assets and carry on its business materially as it is being conducted, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

3.	No conflict

The entry into and delivery of, and the exercise of its rights and the performance of its obligations under, each Interim Finance Document to which it is a party does not and will not, subject to the Reservations:

(a)	contravene any law, regulation or order to which it is subject; or

(b)	conflict with its constitutional documents; or

(c)	breach any agreement or document binding upon it or any of its assets or result in a default or right of any person to terminate any such agreement or document, or require it to make any payment to a third party, in each case, in a manner which would have or be reasonably likely to have a Material Adverse Effect.

4.	Obligations binding

Subject to the Reservations and the Perfection Requirements, the obligations expressed to be assumed by it under each Interim Finance Document to which it is a party constitute its legal, valid, binding and enforceable obligations.

5.	Investment Company status

It is not an “investment company” as defined in, nor is it required to be registered under, the Investment Company Act of 1940.

6.	ERISA

No ERISA Event has occurred in the five-year period prior to the date on which this representation is made or deemed made and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the present value of all accumulated benefit obligations under all Plans (based on the assumptions used for purposes of Financial Accounting Standards Board Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plans, in the aggregate.

7.	Federal Reserve Regulations

(a)	None of the Interim Security is Margin Stock.

(b)	It is not engaged principally, or as one its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(c)	No part of the proceeds of an Interim Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation T, U or X.

8.	USA PATRIOT Act and Other Regulations

To the extent applicable, it is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (b) the USA PATRIOT Act.

9.	Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions

(a)	None of (i) Borrower, any Subsidiary of the Borrower or, to the knowledge of Borrower or such Subsidiary, any of their respective directors, officers, employees or affiliates, or (ii) to the knowledge of Borrower, any agent or representative of Borrower or any Subsidiary of the Borrower that will act in any capacity in connection with or benefit from the Interim Facility established under this Agreement:

(i)	is a Sanctioned Person or currently the subject or target of any Sanctions,

(ii)	has its assets located in a Sanctioned Country,

(iii)	directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons or

(iv)	has taken any action, directly or indirectly, that would result in a violation by such Persons of any Anti-Corruption Laws or Anti-Money Laundering Laws.

(b)	Each of Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by Borrower and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with the Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions. Each of Borrower and its Subsidiaries, and to the knowledge of the Borrower, each director, officer, employee, agent and Affiliate of Borrower and each such Subsidiary, is in compliance with the Anti-Corruption Laws and Anti-Money Laundering Laws in all material respects and all applicable Sanctions.

(c)	No proceeds of any Interim Loan have been used, directly or indirectly, by the Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents (i) in furtherance of an offer, payment, promise to pay, or authorisation of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, including any payments (directly or indirectly) to a Sanctioned Person or a Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any Party.

Part II
Major Undertakings

1.	New York Law Undertakings and related definitions

The Borrower covenants and agrees that, until termination of all of the Interim Commitments, and payment in full of the Interim Loans:

(1)	Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

(2)	Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

(3)	Fundamental Changes. The Borrower will not, and will not permit any of its Subsidiaries to:

a)	other than in order to consummate a Permitted Acquisition, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests (including, in each case, pursuant to statutory division), except for (i) any merger between the Borrower and a Subsidiary of the Borrower, provided that the Borrower is the surviving entity of any such merger, (iii) any merger between Subsidiaries of the Borrower that are not Obligors, (iv) any merger between Subsidiaries of the Borrower that are Obligors and (v) any such merger, consolidation, reorganization, recapitalization or reclassification of an Obligor pursuant to a statutory division so long as each newly created division becomes an Obligor,

b)	liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution) (including, in each case, pursuant to statutory division), except for (i) the liquidation or dissolution of Subsidiaries of the Borrower if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Interim Finance Parties and provided that all of the assets (including any interest in any Equity Interests) of any such liquidating or dissolving Subsidiary that is an Obligor are transferred to an Obligor, (ii) the liquidation or dissolution of an Obligor (other than Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Obligor or Subsidiary are transferred to an Obligor that is not liquidating or dissolving, (iii) the liquidation or dissolution of a Subsidiary of the Borrower that is not an Obligor (other than any such Subsidiary the Equity Interests of which (or any portion thereof) is subject to a Lien in favor of the Interim Security Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of the Borrower that is not liquidating or dissolving, (iv) the liquidation or dissolution of TME WII, S.A. de C.V., TME WII Services, S.A. de C.V., and Vintage Windows Limited, provided that all of the assets (including any interest in any Equity Interests) of any such liquidating or dissolving Subsidiary that is an Obligor are transferred to an Obligor, or (v) the liquidation or dissolution of an Obligor pursuant to a statutory division so long as each newly created division becomes an Obligor, or

c)	suspend or cease operating a substantial portion of its or their business (including, in each case, pursuant to statutory division), except as permitted pursuant to paragraph (a) or (b) above or in connection with a transaction permitted under paragraph 4 (Disposals of Assets) of this Part II (Major Undertakings) of Schedule 5 (Major Representations, Undertakings and Events of Default).

(4)	Disposal of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of its or their assets (including, in each case, pursuant to statutory division), except for Permitted Dispositions (which may be accomplished pursuant to statutory division) and transactions expressly permitted by paragraphs 3 (Fundamental Changes) or 6 (Investments) of this Part II (Major Undertakings) of Schedule 5 (Major Representations, Undertakings and Events of Default).

(5)	Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, make any Restricted Payment; provided, that, so long as it is permitted by law, and so long as no Default or Major Event of Default shall have occurred and be continuing or would result therefrom:

a)	the Borrower and any of its Subsidiaries may make Restricted Payments permitted pursuant to section 6.6(a) (Prepayments and Amendments) of the Existing Credit Agreement;

b)	(i) each Subsidiary of an Obligor may make Restricted Payments (other than in respect of Subordinated Indebtedness) to any Obligor (and, if applicable, to other holders of its outstanding Equity Interests on a ratable basis), and (ii) each Subsidiary that is not an Obligor may make Restricted Payments to any Subsidiary,

c)	the Borrower and any of its Subsidiaries may declare and make dividend payments or other distributions payable solely in the common stock or other common Qualified Equity Interests of such Person,

d)	the Borrower may make distributions to former employees, officers, or directors of the Borrower (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Equity Interests of the Borrower held by such Persons, provided, that the aggregate amount of such distributions made by the Borrower during the term of this Agreement plus the amount of Indebtedness outstanding under paragraph (n) of the definition of Permitted Indebtedness, does not exceed $5,000,000 in the aggregate,

e)	the Borrower may make distributions to former employees, officers, or directors of the Borrower (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to the Borrower on account of repurchases of the Equity Interests of the Borrower held by such Persons; provided that such Indebtedness was incurred by such Persons solely to acquire Equity Interests of the Borrower,

f)	the Borrower may declare and pay dividends in accordance with the Borrower’s historical dividend policy in an aggregate amount not to exceed $25,000,000 in any Fiscal Year,

g)	Without limiting and in addition to the exceptions permitted in paragraphs (a) through (f) above and paragraph (h) below, the Borrower may make Restricted Payments so long as (i) at the time of such Restricted Payment, no Major Event of Default has occurred and is continuing or would result therefrom and (ii) the Borrower demonstrates (x) that the Consolidated Net Leverage Ratio is not greater than 2.75 to 1.00 and (y) that the aggregate amount of all cash and Cash Equivalents of the Borrower and its Subsidiaries that are unrestricted and not subject to any Lien (other than a Lien in favor of the Interim Security Agent or any Permitted Lien) plus availability under the Revolving Credit Facility is greater than $25,000,000, in each of paragraphs (x) and (y) calculated on a pro forma basis after giving effect to such Restricted Payment and any Indebtedness incurred in connection therewith, and

h)	To the extent not otherwise permitted pursuant to this paragraph 5 (Restricted Payments), the Borrower and its Subsidiaries may make additional Restricted Payments in an aggregate amount not exceeding the greater of (i) $40,000,000 and (ii) 5% of the Consolidated total assets of the Borrower and its Domestic Subsidiaries, as reflected in the most recent financial statements delivered pursuant to section 5.1 (Financial Statements, Reports, Certificates, Notices) of the Existing Credit Agreement, so long as the Borrower demonstrates that they are in compliance with the financial covenants set forth in section 7 of the Existing Credit Agreement, calculated on a pro forma basis after giving effect to such Restricted Payment and any Indebtedness incurred in connection therewith.

(6)	Investments. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.

(7)	Use of Proceeds:

a)	The Borrower will not, and will not permit any of its Subsidiaries to use the proceeds of any Interim Loan for any purpose other than as set out in Clause 3.3 (Purpose) (including that no part of the proceeds of any Interim Loan will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors).

b)	No proceeds of any Interim Loan shall be used, directly or indirectly, by the Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, including any payments (directly or indirectly) to a Sanctioned Person or a Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

For the purposes of this Section 1 of Part II of Schedule 5 only:

“Account” means an account (as that term is defined in the Code).

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided that Quanex Foundation shall not be deemed to be an Affiliate of any Obligor or of any Subsidiary of any Obligor unless, at the time in question, Quanex Foundation owns directly or indirectly 20% or more of the Equity Interests having ordinary voting power for the election of directors of the Borrower.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time, or any similar domestic or foreign federal or state law for the relief of debtors.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Capital Lease” means a lease that is classified as a “finance lease” under the Financial Accounting Standard Board (FASB) lease accounting standard (ASC 842), provided that the leases set forth in schedule 1.1(e) of the Existing Credit Agreement (as amended from time to time in accordance with the terms of the Existing Credit Agreement) shall not be treated as Capital Leases for purposes of this Agreement.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP, provided that the obligations under the leases set forth in schedule 1.1(e) of the Existing Credit Agreement (as amended from time to time in accordance with the terms of the Existing Credit Agreement) shall not be treated as Capitalized Lease Obligations or Indebtedness for purposes of this Agreement.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in paragraph (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of paragraph (d) of this definition or of any recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in paragraphs (a) or (d) above, (g) debt securities with maturities of 6 months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in paragraph (d) above, (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in paragraphs (a) through (g) above, (i) investments substantially similar to those described above which are denominated in Euros, GBP or Canadian Dollars (including similarly capitalized foreign banks organized under the laws of Germany, the United Kingdom or Canada), and (j) deposits by a Foreign Subsidiary with a foreign bank organized under the laws of Germany, the United Kingdom or Canada so long as such deposits could not reasonably be maintained with an institution satisfying the criteria set forth above and so long as the amount maintained with such foreign bank does not exceed the amount reasonably necessary or foreseeable to manage the local operations of such Foreign Subsidiary in such country.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other customary cash management arrangements.

“Change of Control” means that:

(a)            any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the Equity Interests of the Borrower entitled to vote in the election of members of the Board of Directors of the Borrower;

(b)            during any period of 24 consecutive months commencing on or after 6 July 2022, the occurrence of a change in the composition of the Board of Directors of the Borrower such that a majority of the members of such Board of Directors are not Continuing Directors; or

(c)            Borrower fails to own and control, directly or indirectly, 100% of the Equity Interests of each other Obligor.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated EBITDA” means, with respect to any fiscal period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP:

(a)  Consolidated Net Income, plus

(b)  the sum of the following amounts of the Borrower and its Subsidiaries for such period to the extent deducted in determining Consolidated Net Income for such period:

(i)              any extraordinary, unusual, or non-recurring non-cash losses,

(ii)             Consolidated Interest Expense,

(iii)            tax expense based on income, profits or capital, including federal, foreign, state, franchise and similar taxes (and for the avoidance of doubt, specifically excluding any sales taxes or any other taxes held in trust for a Governmental Authority),

(iv)            depreciation and amortization,

(v)             with respect to any Permitted Acquisition after 6 July 2022, costs, fees, charges, or expenses consisting of out-of-pocket expenses owed by the Borrower or any of its Subsidiaries to any Person for services performed by such Person in connection with such Permitted Acquisition incurred within 90 days of the consummation of such Permitted Acquisition,

(vi)            non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges, arising from the sale or issuance of Equity Interests, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution, or change of any such Equity Interests, stock option, stock appreciation rights, or similar arrangements) minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of net earnings (or loss),

(vii)           one-time non-cash restructuring charges,

(viii)          non-cash exchange, translation, or performance losses relating to any hedging transactions or foreign currency fluctuations, and

(ix)             non-cash losses on sales of fixed assets or write-downs of fixed or intangible assets, minus

(c)  the sum of the following amounts of the Borrower and its Subsidiaries for such period to the extent included in determining Consolidated Net Income for such period:

(i)              any extraordinary, unusual, or non-recurring gains,

(ii)             interest income,

(iii)            exchange, translation or performance gains relating to any hedging transactions or foreign currency fluctuations,

(iv)            income arising by reason of the application of FAS 141R, and

(v)             any cash expenses or payments made by the Borrower and its Subsidiaries during such period which represent the reversal of non-cash charges added back in a prior period under paragraph (b)(i), (b)(vi) or (b)(vii).

For the purposes of calculating Consolidated EBITDA for any Reference Period, if at any time during such Reference Period (and after 6 July 2022), the Borrower or any of its Subsidiaries shall have consummated (a) a Permitted Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are reasonably identifiable, factually supportable, are expected to have a continuing impact and are certified by the chief financial officer of the Borrower as having been determined in good faith to be reasonably anticipated to be realizable within 12 months following such Permitted Acquisition, in each case; provided that the aggregate amount of all such pro forma adjustments shall not exceed 15% of pro forma Consolidated EBITDA (determined prior to any adjustments pursuant to this paragraph) for any Reference Period) or in such other manner acceptable to the Interim Facility Agent as if any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period and (b) any Material Disposition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if any such Material Disposition occurred on the first day of such Reference Period.

“Consolidated Funded Indebtedness” means, with respect to the Borrower and its Subsidiaries as of any date of determination on a Consolidated basis without duplication, all Indebtedness to the extent required to be classified as Indebtedness on the Consolidated balance sheet of the Borrower and its Subsidiaries (other than Indebtedness relating to issued and undrawn letters of credit and bankers’ acceptances and Indebtedness described in paragraph (f) of the definition thereof).

“Consolidated Interest Expense” means, with respect to any fiscal period, the aggregate of the interest expense of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any fiscal period, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP; provided, that in calculating Consolidated Net Income, there shall be excluded (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to paragraph (c) below), in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to the Borrower or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or any of its Subsidiaries or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries except to the extent included pursuant to the foregoing paragraph (a), (c) the net income (if positive), of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower or any of its Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions, but in each case only to the extent of such prohibition or taxes and (d) any gain or loss from Dispositions of assets during such period.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated Funded Indebtedness on such date minus (ii) all Unrestricted Cash and Cash Equivalents on such date up to $75,000,000 to (b) Consolidated EBITDA for the most recently completed Reference Period.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, a Major Event of Default.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property (including any sale and leaseback transaction and any sale, transfer, license or other disposition of Equity Interests) (whether in one transaction or in a series of transactions) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including by a division of a limited liability company, and including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are is convertible or for which they are exchangeable), or upon the happening of any event or condition (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Interim Loans and all other Interim Liabilities that are accrued and payable and the termination of the Interim Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provide for the scheduled payments of dividends in cash, or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Existing Credit Agreement Maturity Date.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of any political subdivision of the United States.

“Earn-Outs” means unsecured liabilities of an Obligor or any of its Subsidiaries arising under an agreement to make any deferred payment as a part of the Purchase Price for a Permitted Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the target of such Permitted Acquisition.

“Equipment” means equipment (as that term is defined in the Code).

“Equity Interests” means, with respect to a Person, all of the shares, options, warrants, interests, or participations of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests), or preferred stock.

“Euro” and “€” mean the single currency of the Participating Member States.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Existing Credit Agreement Maturity Date” has the meaning given to that term in the Existing Credit Agreement.

“Fiscal Month” means any calendar month of any Fiscal Year.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the last day of each January, April, July and October of such Fiscal Year in accordance with the fiscal accounting calendar of the Obligors.

“Fiscal Year” means any period of 12 consecutive Fiscal Months ending on October 31 of any calendar year.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Indebtedness” as to any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person under Earn-Outs or to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of licenses), (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of paragraphs (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, or under any similar debtor relief laws of any other applicable jurisdiction, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief in any applicable jurisdiction.

“Inventory” means inventory (as that term is defined in the Code).

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“Investment” means, with respect to any Person, (a) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (i) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (ii) bona fide accounts receivable arising in the ordinary course of business), (b) the Acquisition, Other Acquisitions and acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and (c) any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Limited Conditionality Acquisition” means any Permitted Acquisition that is not conditioned on the availability of financing.

“Loan Documents” has the meaning given to that term in the Existing Credit Agreement.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Disposition” means any Disposition or series of related Dispositions by the Borrower or any of its Subsidiaries of all or substantially all of its assets, any division or business line or other assets with a fair market value in excess of $5,000,000.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Other Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of a majority of the Equity Interests of any other Person, in each case, other than the Acquisition.

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Permitted Acquisition” means (i) the Acquisition and (ii) in the case of any Other Acquisition, such Other Acquisition that meets all of the following requirements:

(a)            no less than 15 Business Days (or such shorter period as agreed to by the Interim Facility Agent) prior to the proposed closing date of such Other Acquisition, the Borrower shall have delivered written notice of such Other Acquisition to the Interim Facility Agent, which notice shall include the proposed closing date of such Other Acquisition;

(b)            such acquisition shall have been approved by the Board of Directors (or equivalent governing body) of the Person to be acquired (in the case of an acquisition of a Person) and such approval shall not have been withdrawn prior to the consummation thereof;

(c)            such Person or division or line of business is engaged in the same or a similar line of business as the Borrower or any of its Subsidiaries or any business or operation reasonably related thereto;

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(d)            if such Other Acquisition is a merger or consolidation involving an Obligor, an Obligor shall be the surviving Person (or, other than in the case of the Borrower, the surviving Person shall become a Guarantor) and no Change of Control shall have been effected thereby;

(e)            upon consummation of the Other Acquisition, the Borrower shall procure that the relevant Person shall accede as an Additional Guarantor (and deliver customary conditions precedent to the Interim Facility Agent, including those set out in Clause 21.4 (Conditions Subsequent) and such other documents as the Interim Facility Agent shall reasonably deem appropriate for such purpose, all in form and substance reasonably satisfactory to the Interim Facility Agent) within 30 days after such formation or acquisition;

(f)             no Default or Major Event of Default shall have occurred and be continuing both before and after giving effect to such Other Acquisition and any Indebtedness incurred in connection therewith; provided that if such Other Acquisition is a Limited Conditionality Acquisition financed with proceeds of a substantially concurrent Incremental Term Loan under (and as defined in) the Existing Credit Agreement, this paragraph (f) shall be satisfied if (i) no Default or Major Event of Default shall have occurred and be continuing at the time of the execution of definitive purchase agreement, merger agreement or other acquisition agreement governing such Other Acquisition and (ii) no Major Event of Default under any of paragraph 1 (Payment default), paragraph 6 (Insolvency) or paragraph 7 (Insolvency Proceedings) of Part III (Major Events of Default) of Schedule 5 (Major Representations, Undertakings and Events of Default) shall have occurred and be continuing both before and after giving effect to such Other Acquisition and any Indebtedness incurred in connection therewith (including such Incremental Term Loan);

(g)            the assets being acquired or the Person whose Equity Interests are being acquired did not have negative Consolidated EBITDA during the four (4) consecutive Fiscal Quarter period most recently concluded prior to the date of the proposed Other Acquisition;

(h)            the Borrower is in compliance, on a pro forma basis after giving effect to such Other Acquisition and any Indebtedness incurred or assumed in connection therewith, with the financial covenants set forth in section 7 (Financial Covenants) of the Existing Credit Agreement calculated as of the last day of the most recently ended Fiscal Quarter of the Borrower for which financial statements are available, as if such Other Acquisition (and any related incurrence or repayment of Indebtedness) had occurred on the first day of each relevant period for testing such compliance; provided that, if such Other Acquisition is a Limited Conditionality Acquisition, this paragraph (h) may be determined at the time of the execution (as opposed to closing) of the definitive purchase agreement, merger agreement or other acquisition agreement governing such Other Acquisition;

(i)             for any Other Acquisition with aggregate consideration (including cash, Cash Equivalents, Equity Interests and other deferred payment obligations) in excess of $100,000,000, no later than 5 Business Days (or such shorter period as agreed to by the Interim Facility Agent) prior to the proposed closing date of such Other Acquisition, the Borrower shall have delivered to the Interim Facility Agent the following:

(i)              a compliance certificate in a form and substance satisfactory to the Interim Facility Agent showing compliance with paragraph (h) above;

(ii)             copies of substantially final documentation entered into or to be entered into in connection with such Other Acquisition, which shall be in form and substance reasonably satisfactory to the Interim Facility Agent;

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(iii)            material financial information regarding the Person or business to be acquired in connection with such Other Acquisition (except to the extent that any such information is subject to any confidentiality agreement, unless mutually agreeable arrangements can be made to preserve such information as confidential); and

(iv)            forecasted balance sheets, profit and loss statements and cash flow statements for the Person to be acquired, all prepared on a basis consistent with such Person’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the one (1) year period following the date of the proposed Other Acquisition, on a quarterly basis, in form and substance (including, without limitation, as to scope and underlying assumptions) reasonably satisfactory to the Interim Facility Agent; and

(j)             not later than 5 Business Days (or such later date as the Interim Facility Agent may agree in its sole discretion) following the consummation of such Other Acquisition, the Borrower shall have delivered to the Interim Facility Agent a certificate of a Responsible Officer thereof certifying that all of the requirements set forth in this definition (other than the requirements set forth in paragraph (e) of this definition) have been satisfied.

“Permitted Dispositions” means:

(a)            sales, abandonment, or other Dispositions of (i) Equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business, (ii) leases or subleases of Real Property not useful in the conduct of the business of the Borrower and its Subsidiaries and (iii) patents, trademarks, copyrights, and other intellectual property rights that is obsolete or no longer used or useful in the ordinary course of business,

(b)            sales, abandonment, or other Dispositions of Inventory that is damaged or obsolete or no longer used or useful in the ordinary course of business, and sales of Inventory to buyers in the ordinary course of business,

(c)            the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement, the other Interim Finance Documents, the Existing Credit Agreement or the other Loan Documents,

(d)            the licensing of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(e)            the granting of Permitted Liens,

(f)             the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(g)            any involuntary loss, damage or destruction of property,

(h)            any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(i)             the leasing or subleasing of assets of the Borrower or its Subsidiaries in the ordinary course of business,

(j)             the sale or issuance of Qualified Equity Interests of the Borrower,

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(k)            (i) the lapse of registered patents, trademarks, copyrights and other intellectual property of the Borrower and its Subsidiaries to the extent not economically desirable in the conduct of their business or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business, provided, that as to any such Disposition that occurs other than solely by reason of final expiration not subject to extension or renewal, so long as (in each case under paragraphs (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) the occurrence of such lapse could not reasonably be expected to have a Material Adverse Effect,

(l)             the making of Restricted Payments that are expressly permitted to be made pursuant to this Agreement or the Existing Credit Agreement,

(m)           the making of Permitted Investments,

(n)            so long as no Major Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets (i) from the Borrower or any of its Subsidiaries to an Obligor or to a Subsidiary specified in Clause 21.4 (Conditions Subsequent) and (ii) from any Subsidiary of the Borrower that is not an Obligor to any other Subsidiary of the Borrower (provided that, with respect to any such transfer by any Subsidiary of the Borrower that is not an Obligor to any Obligor, the consideration for such transfer shall not exceed the fair market value of such assets),

(o)            the Disposition of Receivables in connection with Permitted Receivables Sales, and

(p)            Dispositions of assets (other than Accounts, Inventory, or Equity Interests of Subsidiaries of the Borrower) not otherwise permitted in paragraphs (a) through (o) above so long as (i) no Default or Major Event of Default shall be continuing or result therefrom, (ii) at least 75% of the aggregate consideration received for such Disposition is cash consideration and is paid at the time of the closing of such Disposition, (iii) such Disposition is made for fair market value, (iv) the aggregate fair market value of all assets disposed of in a Fiscal Year (including the proposed Disposition) does not exceed 10% of the Borrower’s Consolidated total assets (determined as of the last day of the most recent Fiscal Year for which financial statements have been delivered pursuant to section 5.1(a)(i) (Financial Statements, Reports, Certificates, Notices) of the Existing Credit Agreement), a copy of which shall be delivered by the Borrower to the Interim Facility Agent to the extent necessary to show compliance with this paragraph and (v) the Consolidated EBITDA represented by such assets does not exceed 10% of Consolidated EBITDA (determined as of the last day of the most recent Fiscal Year for which financial statements have been delivered pursuant to section 5.1(a)(i) (Financial Statements, Reports, Certificates, Notices) of the Existing Credit Agreement), a copy of which shall be delivered by the Borrower to the Interim Facility Agent to the extent necessary to show compliance with this paragraph.

“Permitted Indebtedness” means:

(a)            Indebtedness evidenced by this Agreement, the other Interim Finance Documents, the Existing Credit Agreement or the other Loan Documents,

(b)            Indebtedness set forth in schedule 4.14 of the Existing Credit Agreement and any Refinancing Indebtedness in respect of any such Indebtedness,

(c)            Indebtedness (including Capitalized Lease Obligations) incurred after 6 July 2022 and at the time of, or within 270 days after, the acquisition, construction, repair, replacement or improvement of any fixed assets for the purpose of financing all or any part of the acquisition, construction, repair, replacement or improvement costs thereof, in an aggregate principal amount outstanding at any one time not to exceed $35,000,000 (“Permitted Purchase Money Indebtedness”), and any Refinancing Indebtedness in respect of such Indebtedness,

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(d)            Indebtedness constituting or owing by reason of Permitted Investments,

(e)            Indebtedness arising in connection with the endorsement of instruments or other payment items for deposit or collection,

(f)             Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations and (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions,

(g)            Indebtedness of a Person whose assets or Equity Interests are acquired by any Obligor or any of its Subsidiaries in a Permitted Acquisition; provided, that such Indebtedness (i) was in existence prior to the date of such Permitted Acquisition, and (ii) was not incurred in connection with, or in contemplation of, such Permitted Acquisition in an aggregate principal amount not to exceed $35,000,000 outstanding at any one time,

(h)            Indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds,

(i)             Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Borrower or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(j)             the incurrence by the Borrower or its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with the Borrower’s and its Subsidiaries’ operations and not for speculative purposes,

(k)            Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or Cash Management Services,

(l)             contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of the Borrower or the applicable Obligor or Subsidiary thereof incurred in connection with the consummation of one or more Permitted Acquisitions,

(m)           unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,

(n)            unsecured Indebtedness of the Borrower owing to employees, former employees, officers, former officers, directors, or former directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the redemption by Borrower of the Equity Interests of the Borrower that has been issued to such Persons, so long as (i) no Default or Major Event of Default has occurred and is continuing or would result therefrom, and (ii) the aggregate principal amount of all such Indebtedness outstanding at any one time does not exceed $5,000,000,

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(o)            Indebtedness of Foreign Subsidiaries in an aggregate outstanding principal amount not to exceed $35,000,000 at any time outstanding; provided, that such Indebtedness is not directly or indirectly recourse to any Obligor or of its respective assets,

(p)            accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,

(q)            unsecured Indebtedness of the Obligors and their Subsidiaries; provided, that in the case of each incurrence of such Indebtedness, (i) no Default or Major Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Indebtedness, (ii) the Interim Facility Agent shall have received satisfactory written evidence that the Borrower has a Consolidated Net Leverage Ratio at or below the then applicable ratio set forth in section 7.1 (Financial Covenants) of the Existing Credit Agreement (giving effect to any adjustment to such ratio following a Permitted Acquisition in accordance with such section) on a pro forma basis after giving effect to the issuance of any such Indebtedness, (iii) such Indebtedness does not mature prior to the date that is 91 days after the Existing Credit Agreement Maturity Date, (iv) the weighted average life to maturity of such Indebtedness shall not be shorter than that applicable to any then outstanding Incremental Term Loan under (and as defined in) the Existing Credit Agreement, (v) if such Indebtedness is Subordinated Indebtedness, any guaranty by the Obligors shall be expressly subordinated to the Interim Liabilities on terms materially not less favorable to the Interim Lenders than the subordination terms of such Subordinated Indebtedness, (vi) if guaranteed, such Indebtedness is not guaranteed by any Subsidiary (other than any Subsidiary specified in Clause 21.4 (Conditions Subsequent)) that is not an Obligor and (vii) the terms of such Indebtedness (other than pricing, fees, rate floors, premiums and optional prepayment or redemption provisions (and, if applicable, subordination terms)), taken as a whole, are not materially more restrictive (as determined by the Borrower in good faith) on the Borrower and its Subsidiaries than the terms and conditions of this Agreement, taken as a whole, or are otherwise on current market terms,

(r)            customary indemnification obligations incurred by any Obligor or any Subsidiary thereof in connection with any Permitted Receivables Sale, and

(s)            other Indebtedness incurred by the Borrower, any other Obligor or any Subsidiary specified in Clause 21.4 (Conditions Subsequent) in an aggregate outstanding principal amount not to exceed at any one time the greater of (x) $40,000,000 and (y) 5% of the Consolidated total assets of the Borrower and its Domestic Subsidiaries, as reflected in the most recent financial statements delivered pursuant to section 5.1 (Financial Statements, Reports, Certificates, Notices) of the Existing Credit Agreement, a copy of which shall be delivered by the Borrower to the Interim Facility Agent to the extent necessary to show compliance with this paragraph.

For all purposes of this Agreement, if an item of Indebtedness meets the criteria of more than one of the types of Permitted Indebtedness described in the above paragraphs, the Obligor or Subsidiary in question (i) shall have the right to determine in its sole discretion the category to which such Indebtedness is to be allocated, (ii) shall not be required to allocate the amount of such Indebtedness to more than one of such categories, (iii) may elect in its sole discretion to apportion such item of Indebtedness between or among any two or more of such categories otherwise applicable, and (iv) may effect a reallocation of all or any part of such Indebtedness incurred under paragraphs (c), (g), (n), (o) and (s) to, between or among any one or more of such paragraphs (c), (g), (n), (o) and (s) at any time and from time to time (provided that, at the time such reclassification, such Indebtedness meets the requirements set forth in such paragraph (c), (g), (n), (o) or (s)).

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“Permitted Intercompany Advances” has the meaning specified therefor in paragraph (g) of the definition of Permitted Investments.

“Permitted Investments” means:

(a)            Investments in cash and Cash Equivalents,

(b)            Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c)            advances made in connection with purchases of goods or services in the ordinary course of business,

(d)            Investments received in settlement of amounts due to any Obligor or any of its Subsidiaries effected in the ordinary course of business or owing to any Obligor or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of an Obligor or its Subsidiaries,

(e)            Investments owned by any Obligor or any of its Subsidiaries on 6 July 2022 and set forth in schedule 1.1(a) of the Existing Credit Agreement,

(f)             guarantees permitted under the definition of Permitted Indebtedness,

(g)            unsecured loans and advances (collectively, “Permitted Intercompany Advances”) made by (i) an Obligor to another Obligor or to a Subsidiary specified in Clause 21.4 (Conditions Subsequent), (ii) a Subsidiary of the Borrower that is not an Obligor to another Subsidiary of the Borrower that is not an Obligor, (iii) a Subsidiary of the Borrower that is not an Obligor to an Obligor and (iv) an Obligor to a Subsidiary of the Borrower that is not an Obligor so long as (x) the aggregate principal amount of all such loans and advances under this clause (iv) (by type, not by the borrower) does not exceed, together with any Permitted Acquisitions made pursuant to paragraph (k)(ii) below, $50,000,000 outstanding at any one time and (y) at the time of the making of such loan or advance after the date of this Agreement, no Major Event of Default has occurred and is continuing or would result therefrom,

(h)            Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to an Obligor or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(i)             deposits of cash made in the ordinary course of business to secure performance of operating leases,

(j)             (i) non-cash loans and advances to employees, officers, and directors of the Borrower or any of its Subsidiaries for the purpose of purchasing Equity Interests in the Borrower so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in the Borrower, and (ii) loans and advances to employees and officers of the Borrower or any of its Subsidiaries in the ordinary course of business for any other business purpose and in an aggregate principal amount not to exceed $5,000,000 outstanding at any one time,

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(k)            (i) Permitted Acquisitions to the extent that any Person or property acquired in such Permitted Acquisition becomes a part of an Obligor or becomes an Additional Guarantor (and deliver customary conditions precedent to the Interim Facility Agent, including those set out in Clause 21.4 (Conditions Subsequent)), and (ii) Permitted Acquisitions to the extent that any Person or property acquired in such Permitted Acquisition does not become a Guarantor or a part of an Obligor in an aggregate amount at any time outstanding not to exceed, together with any Permitted Intercompany Advances made pursuant to paragraph (g)(iv) above, $50,000,000,

(l)             Investments in the form of capital contributions and the acquisition of Equity Interests made by any Obligor in any other Obligor (other than capital contributions to or the acquisition of Equity Interests of the Borrower) or by any Subsidiary of the Borrower in any other Subsidiary of the Borrower,

(m)           Investments resulting from entering into (i) Bank Product Agreements (as defined in the Existing Credit Agreement) or (ii) Hedge Agreements of the type described in paragraph (j) of the definition of Permitted Indebtedness,

(n)           equity Investments by any Obligor in any Subsidiary of such Obligor which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law,

(o)            Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition,

(p)            Investments so long as (i) no Major Event of Default has occurred and is continuing or would result therefrom and (ii) the Borrower demonstrates that the Consolidated Net Leverage Ratio, calculated on a pro forma basis after giving effect to such Investment and any Indebtedness incurred in connection therewith, is not greater than 2.75 to 1.00, and

(q)           so long as no Major Event of Default has occurred and is continuing or would result therefrom, any other Investments in an amount not to exceed, at any time outstanding in the aggregate at any date of determination, the greater of (i) $40,000,000 and (ii) 5% of the Consolidated total assets of the Borrower and its Domestic Subsidiaries, as reflected in the most recent financial statements delivered pursuant to section 5.1 (Financial Statements, Reports, Certificates, Notices) of the Existing Credit Agreement, a copy of which shall be delivered by the Borrower to the Interim Facility Agent to the extent necessary to show compliance with this paragraph.

For all purposes of this Agreement, if an Investment meets the criteria of more than one of the types of Permitted Investments described in the above paragraphs (other than under paragraph (p)), the Obligor or Subsidiary in question (i) shall have the right to determine in its sole discretion the category to which such Investment is to be allocated, (ii) shall not be required to allocate the amount of such Investment to more than one of such categories, (iii) may elect in its sole discretion to apportion such item of Investment between or among any two or more of such categories otherwise applicable, and (iv) may effect a reallocation of all or any part of such Investment made under paragraphs (g)(iv), (j), (k)(ii) and (q) to, between or among any one or more of such paragraphs (g)(iv), (j), (k)(ii) and (q) at any time and from time to time (provided that, at the time such reclassification, such Investments meets the requirements set forth in such paragraph (g)(iv), (j), (k)(ii) or (q)).

“Permitted Liens” means

(a)            Liens created pursuant to the Interim Finance Documents or the Loan Documents,

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(b)            Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

(c)            judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default (as defined in the Existing Credit Agreement) under section 8.3 (Judgments) of the Existing Credit Agreement,

(d)            Liens set forth in schedule 1.1(b) of the Existing Credit Agreement; provided, that to qualify as a Permitted Lien, any such Lien described in such schedule shall only secure the Indebtedness that it secures on 6 July 2022 and any Refinancing Indebtedness in respect thereof,

(e)            the interests of lessors under operating leases and licensors under license agreements entered into in the ordinary course of business that do not interfere in any material respect with the operations of the business of the Borrower and its Subsidiaries,

(f)             purchase money Liens on fixtures and equipment and the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased, leased or otherwise acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased, leased or otherwise acquired or any Refinancing Indebtedness in respect thereof,

(g)            Liens arising by operation of law and not as a result of any default or omission by any Obligor or its Subsidiaries in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(h)            Liens on amounts deposited to secure obligations of the Borrower and its Subsidiaries in connection with worker’s compensation or other unemployment insurance or other social security legislation (other than Liens imposed pursuant to ERISA),

(i)             Liens on amounts deposited to secure obligations of the Borrower and its Subsidiaries in connection with the making or entering into of bids, tenders, contracts or leases in the ordinary course of business and not in connection with the borrowing of money,

(j)             Liens on amounts deposited to secure reimbursement obligations of the Borrower and its Subsidiaries with respect to surety or appeal bonds obtained in the ordinary course of business,

(k)            with respect to any Real Property (i) easements, rights of way, encroachments, minor defects or irregularities in title, zoning restrictions, municipal bylaws, development agreements, and entitlement, land use, building or planning restrictions or regulations that, individually or in the aggregate, do not materially interfere with or impair the use or operation thereof, and (ii) the extent such Real Property is leased by an Obligor or any Subsidiary thereof, any Liens to which the underlying fee or any other interest in such leased Real Property (or the land on which or the building in which such leased Real Property may be located) is subject, including rights of the landlord under the applicable lease and all superior, underlying and ground leases and renewals, extensions, amendments or substitutions thereof,

(l)             licenses of patents, trademarks, copyrights, and other intellectual property rights entered into in the ordinary course of business,

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(m)           Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness and, if applicable, subject to subordination terms and conditions that are at least as favorable to the Interim Finance Parties as those that were applicable to the original Lien,

(n)            rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the ordinary course of business or under the general business conditions of a bank,

(o)            Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(p)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(q)            Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,

(r)             Liens assumed by the Borrower or its Subsidiaries in connection with a Permitted Acquisition that secure Indebtedness permitted under paragraph (g) of the definition of Permitted Indebtedness,

(s)            Liens arising under a Permitted Receivables Sale solely with respect to Receivables disposed of by an Obligor or its Subsidiary in accordance with such Permitted Receivables Sale, and

(t)             other Liens as to which the aggregate amount of the obligations secured thereby does not exceed, on the date such Liens are granted, the greater of (x) $40,000,000 and (y) 5% of the Consolidated total assets of the Borrower and its Domestic Subsidiaries, as reflected in the most recent financial statements delivered pursuant to section 5.1 (Financial Statements, Reports, Certificates, Notices) of the Existing Credit Agreement, a copy of which shall be delivered by the Borrower to the Interim Facility Agent to the extent necessary to show compliance with this paragraph;

provided that Liens permitted under paragraphs (d), (f), (h), (i), (j), (l), (n), (o), (p), (q), (s) and (t) of this definition shall not encumber any Real Property of the Borrower or any of its Subsidiaries.

For all purposes of this Agreement and subject to the limitations set forth above, if a Lien meets the criteria of more than one of the types of Permitted Liens described in the above paragraphs, the Obligor or Subsidiary in question (i) shall have the right to determine in its sole discretion the category to which such Lien is to be allocated, (ii) shall not be required to allocate the amount of such Lien to more than one of such categories, (iii) may elect in its sole discretion to apportion such item of Lien between or among any two or more of such categories otherwise applicable, and (iv) may effect a reallocation of all or any part of such Lien incurred under paragraphs (f), (r) and (t) to, between or among any one or more of such paragraphs (f), (r) and (t) at any time and from time to time (provided that, at the time such reclassification, such Liens meets the requirements set forth in such paragraph (f), (r) or (t)).

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“Permitted Protest” means the right of the Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Interim Liabilities), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Borrower’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by the Borrower or its Subsidiary, as applicable, in good faith, and (c) the Interim Security Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Interim Security Agent’s Liens.

“Permitted Purchase Money Indebtedness” has the meaning specified therefor in paragraph (c) of the definition of Permitted Indebtedness.

“Permitted Receivables Sales” means sales (including at a discount) by one or more Obligors and/or their Subsidiaries of Receivables owing from customers from time to time pursuant to a supply chain financing arrangement or other financing arrangement for the collection or compromise of the same (“Supply Chain Financing Arrangements”) in the ordinary course of business on customary terms; provided that (a) the aggregate amount of Receivables sold in connection with such Supply Chain Financing Arrangements (calculated based on the non-discounted value of such Receivables) that remain outstanding or uncollected by the purchaser thereof shall not exceed $25,000,000 at any time outstanding and (b) any Liens arising under the Permitted Receivables Sales shall not at any time encumber any property other than the identified Receivables sold pursuant to the applicable Permitted Receivables Sales.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Purchase Price” means, with respect to any Other Acquisition, an amount equal to the aggregate consideration, whether cash, property or securities (including the fair market value of any Equity Interests of the Borrower issued in connection with such Other Acquisition and including the maximum amount of Earn-Outs), paid or delivered by the Borrower or one of its Subsidiaries in connection with such Other Acquisition (whether paid at the closing thereof or payable thereafter and whether fixed or contingent), but excluding therefrom (a) any cash of the seller and its Affiliates used to fund any portion of such consideration and (b) any cash or Cash Equivalents acquired in connection with such Other Acquisition.

“Qualified Equity Interests” means and refers to any Equity Interests issued by Borrower (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“Quanex Foundation” means Quanex Foundation, a Texas non-profit corporation (File Number: 68333201).

“Real Property” means any estates or interests in real property now owned or hereafter acquired by Borrower or its Subsidiaries and the improvements thereto.

“Receivables” means the accounts receivable or Accounts and the related property and rights of any Obligor or its Subsidiary.

“Reference Period” means, as of any date of determination, the period of four (4) consecutive Fiscal Quarters ended on or immediately prior to such date for which Borrower has delivered financial statements and a compliance certificate pursuant to section 5.1 (Financial Statements, Reports, Certificates, Notices) of the Existing Credit Agreement, a copy of which shall be delivered by the Borrower to the Interim Facility Agent to the extent necessary to show compliance with any provision the Borrower intends to rely upon in this Part II (Major Undertakings) of Schedule 5 (Major Representations, Undertakings and Events of Default).

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“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a)            such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b)            such refinancings, renewals, or extensions do not result in a shortening of the final stated maturity or the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,

(c)            if the Indebtedness that is refinanced, renewed, or extended was Subordinated Indebtedness, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Interim Finance Parties as those that were applicable to the refinanced, renewed, or extended Indebtedness,

(d)            the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Interim Liabilities other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended,

(e)            if the Indebtedness that is refinanced, renewed or extended was unsecured, such refinancing, renewal or extension shall be unsecured,

(f)             if the Indebtedness that is refinanced, renewed or extended was secured (i) such refinancing, renewal or extension shall be secured by substantially the same or less collateral as secured such refinanced, renewed or extended Indebtedness on terms no less favorable to Interim Facility Agent or the Interim Finance Parties and (ii) the Liens securing such refinancing, renewal or extension shall not have a priority more senior than the Liens securing such refinanced, renewed or extended Indebtedness, and

(g)            at the time of the incurrence thereof, no Default or Major Event of Default shall have occurred and be continuing.

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of such Person or any other officer of such Person designated in writing by the Borrower and reasonably acceptable to the Interim Facility Agent; provided that, to the extent requested thereby, the Interim Facility Agent shall have received a certificate of such Person certifying as to the incumbency and genuineness of the signature of each such officer. Any document delivered hereunder or under any other Interim Finance Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

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“Restricted Payment” means to (a) declare or pay any dividend or make any other payment or distribution, directly or indirectly, on account of Equity Interests issued by the Borrower or any of its Subsidiaries (including any payment in connection with any merger or consolidation involving the Borrower or any of its Subsidiaries) or to the direct or indirect holders of Equity Interests issued by the Borrower or any of its Subsidiaries in their capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by the Borrower), (b) purchase, redeem, make any sinking fund or similar payment, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving the Borrower or any of its Subsidiaries) any Equity Interests issued by the Borrower or any of its Subsidiaries, (c) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of the Borrower or any of its Subsidiaries now or hereafter outstanding, or (d) make, or cause or suffer to permit to make, any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“S&P” means Standard & Poor’s Financial Services LLC, a part of McGraw-Hill Financial and any successor thereto.

“Subordinated Indebtedness” means any Indebtedness of the Borrower or its Subsidiaries incurred from time to time that is subordinated in right of payment to the Interim Liabilities; provided that, if such Indebtedness is secured, it shall be subject to an intercreditor agreement in form and substance reasonably acceptable to Interim Facility Agent; provided further, for sake of clarity, that the Indebtedness under the Existing Credit Agreement does not constitute Subordinated Indebtedness.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity. Notwithstanding the foregoing, Quanex Foundation, a non-profit Texas corporation, shall be deemed to not be a Subsidiary so long as it remains a non-profit entity.

“United States” means the United States of America.

“Unrestricted Cash and Cash Equivalents” means, as of any date of determination, 100% of all cash and Cash Equivalents of the Borrower and its Domestic Subsidiaries that (a) do not appear or would not be required to appear as “restricted” on the financial statements of the Borrower or any such Subsidiary (unless related to the Interim Finance Documents, the Loan Documents or Liens permitted under paragraph (a) of the definition of “Permitted Liens”), (b) are held in bank accounts or securities accounts (i) located in the United States or (ii) located outside of the United States in accredited financial institutions in an amount in such accounts under this paragraph (ii) not to exceed $25,000,000, (c) are not subject to any Liens (other than Liens permitted under paragraphs (a) and (n) of the definition of “Permitted Liens”) and (d) are not otherwise unavailable to the Borrower or such Subsidiary; provided that the proceeds of any Indebtedness incurred substantially concurrently with the determination of such amount shall be excluded.

2.	English Law Undertakings

(a)	The Borrower shall (and, if the Acquisition is being carried out by another Group Company, shall procure that the relevant Group Company will) comply at all times in all material respects with the City Code (subject to any waiver or dispensation of any kind granted by the Panel or the requirement of the High Court of Justice of England and Wales) and all applicable laws or regulations relating to the Acquisition, save where non-compliance would not be materially prejudicial to the interests of the Interim Lenders (taken as a whole) under the Interim Finance Documents.

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(b)	The Borrower shall not (and, if the Acquisition is being carried out by another Group Company, shall procure that the relevant Group Company will not) amend or waive or treat as satisfied when not satisfied any material term or condition of the Announcement, any Scheme Document or, as the case may be, Offer Document, (as compared to the position set out in the Announcement) in a manner or to the extent that would be materially prejudicial to the interests of the Interim Lenders (taken as a whole) under the Interim Finance Documents, other than any amendment or waiver:

(i)	made with the consent of the Majority Interim Lenders (such consent not to be unreasonably withheld or delayed);

(ii)	required or requested by the Panel or the High Court of Justice of England and Wales, or reasonably determined by the Borrower or (if applicable) the relevant Group Company as being necessary or desirable to comply with the requirements or requests (as applicable) of the City Code, the Panel or the High Court of Justice of England and Wales or any other relevant regulatory body, court or applicable law or regulation;

(iii)	changing the purchase price (or a written agreement related thereto) in connection with the Acquisition;

(iv)	relating to any condition(s) to the Acquisition which the Borrower or (as applicable, the relevant Group Company) reasonably considers that it would not be entitled, in accordance with Rule 13.5(a) of the City Code, to invoke so as to cause the Acquisition not to proceed;

(v)	extending the period in which holders of the shares in Target may accept the terms of the Scheme or, as the case may be, the Offer (including by reason of the adjournment of any meeting or court hearing) or, in the case of the Offer, bringing forward the unconditional date of the Offer by means of an acceleration statement under Rule 31.5 of the City Code; or

(vi)	required to allow the Acquisition to switch from being effected by way of an Offer to a Scheme or from a Scheme to an Offer or to issue or launch replacement Offer Documents or Scheme Documents consistent with the Announcement.

(c)	For the avoidance of doubt, in the event that:

(i)	Target has issued a Scheme Circular in relation to the Acquisition, nothing in this Agreement shall prevent the Borrower or (if applicable) the relevant Group Company from subsequently proceeding with an Offer, provided that the terms and conditions contained in the relevant Offer Document include an Acceptance Condition of no lower than the Minimum Acceptance Threshold; and

(ii)	the Borrower or (if applicable) the relevant Group Company has issued an Offer Document, nothing in this Agreement shall prevent the Borrower or (if applicable) the relevant Group Company from subsequently proceeding with a Scheme.

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(d)	Save as required by the Panel, the High Court of Justice of England and Wales or any other applicable law, regulation or regulatory body, or as reasonably determined by the Borrower or (if applicable) the relevant Group Company as being necessary or desirable to comply with the requirements or requests (as applicable) of the City Code, the Panel or the High Court of Justice of England and Wales or any other relevant regulatory body or applicable law or regulation, the Borrower shall not (and, if the Acquisition is being carried out by another Group Company, shall procure that the relevant Group Company will not) prior to the end of the Offer Period (as defined in the City Code) make any press release or other public statement in respect of the Acquisition which refers to the Interim Facility, any Interim Finance Document or the Interim Finance Parties or any of them (in such capacity) which would be materially prejudicial to the interests of the Interim Lenders (taken as a whole) under the Interim Finance Documents (other than the Announcement, any Scheme Document or any Offer Document), without (to the extent permitted by law or regulation) first obtaining the prior approval of the Interim Facility Agent (acting on the instructions of the Majority Interim Lenders), with such approval by the Interim Facility Agent and Interim Lenders (as appropriate) not to be unreasonably withheld or delayed. If the Borrower or (if applicable) the relevant Group Company does become so required, the Borrower shall notify the Interim Facility Agent as soon as practicable (and to the extent that it does not prejudice the Borrower’s or (if applicable) the relevant Group Company’s ability to comply with such requirement), upon becoming aware of the requirement. For the avoidance of doubt, this paragraph shall not restrict the Borrower or (if applicable) the relevant Group Company, from making any disclosure that is required, permitted or customary in relation to the Interim Finance Documents or the identity of the Interim Finance Parties in the Announcement, any Scheme Document or any Offer Document or making any disclosure or filings as required by the City Code or by law (including applicable securities law) or its auditors or in its audited financial statements or in accordance with or in order to satisfy or comply with the terms of the Interim Finance Documents.

(e)	If the Acquisition is effected by way of an Offer, the Borrower shall not (and, if the Acquisition is being carried out by another Group Company, shall procure that the relevant Group Company will not) reduce the Acceptance Condition to lower than the Minimum Acceptance Threshold, other than with the consent of all the Interim Lenders.

(f)	The Borrower shall not (and, if the Acquisition is being carried out by another Group Company, shall procure that the relevant Group Company will not) take any steps as a result of which any Group Company is obliged to make a mandatory offer under Rule 9 of the City Code.

(g)	In the case of an Offer, where becoming entitled to do so, the Borrower shall (or, if the Acquisition is being carried out by another Group Company, shall procure that the relevant Group Company will) promptly give notices under Section 979 of the Companies Act 2006 in respect of the Target Shares to which the Offer relates that the Borrower or (if applicable) the relevant Group Company has not acquired or unconditionally contracted to acquire pursuant to the Offer, and shall promptly (and in any event within the maximum time period prescribed by such actions) complete a Squeeze-Out.

(h)	Subject always to the Companies Act 2006 and any applicable listing rules, in the case of a Scheme, within 60 days after the Scheme Effective Date, and in relation to an Offer, within 60 days after the date upon which the Borrower or (if applicable the relevant Group Company, (directly or indirectly) owns shares in Target (excluding any shares held in treasury), which, when aggregated with all other shares in Target owned directly or indirectly by the Borrower or (if applicable) the relevant Group Company) represent not less than the then applicable Acceptance Condition, the Borrower shall (and, if the Acquisition is being carried out by the relevant Group Company, shall procure that the relevant Group Company will) use its reasonable endeavours to procure that trading in the shares in Target on the Main Market of the London Stock Exchange is cancelled and as soon as reasonably practicable thereafter, procure that the Target is re-registered as a private limited company.

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(i)	The Borrower shall (and, if the Acquisition is being carried out by another Group Company, shall procure that the relevant Group Company will) keep the Interim Facility Agent informed as to any material developments in relation to the Acquisition, including if the Scheme or the Offer, as applicable, lapses or is withdrawn (in each case, subject to the applicable legal and regulatory restrictions on disclosure thereof) and, will from time to time, if the Interim Facility Agent requests, give the Interim Facility Agent details as to the current level of acceptances from an Offer.

(j)	The Borrower shall (and, if the Acquisition is being carried out by another Group Company, shall procure that the relevant Group Company will) provide to the Interim Facility Agent a copy of (i) the Scheme Documents or (ii) as the case may be, the Offer Documents dispatched to shareholders of the Target promptly following such dispatch.

(k)	The Borrower shall (and, if the Acquisition is being carried out by another Group Company, shall procure that the relevant Group Company will) ensure that the Offer Documents and Scheme Documents are substantially consistent in all material respects with, the terms of the Announcement subject to any amendments or other changes which would be permitted under paragraph (b) above.

(l)	The Borrower will, and will cause each of its Subsidiaries to, maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions. The Borrower will promptly upon the reasonable request of the Interim Facility Agent or any Interim Lender, provide Agent or such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.

Part III
Major Events of Default

1.	Payment default

Following the Interim Closing Date, the Obligors do not pay on the due date (a) any principal amount payable by them under the Interim Finance Documents in the manner required under the Interim Finance Documents unless payment is made within three (3) Business Days of the due date, (b) any interest under the Interim Finance Documents or any Interim Facilities Fees payable under (and as defined in) the Fee Letters unless payment is made within five (5) Business Days.

2.	Breach of other obligations

The Obligors do not comply with any Major Undertaking and, if capable of remedy, the same is not remedied within fifteen (15) Business Days of the earlier of the Obligors’ Agent:

(a)	becoming aware of a failure to comply; and

(b)	receiving written notice from the Interim Facility Agent notifying it of non-compliance.

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3.	Misrepresentation

A Major Representation is incorrect or misleading in any material respect (or if qualified by materiality, in any respect) when made and, if capable of remedy, the event or circumstances resulting in the same are not remedied within fifteen (15) Business Days of the earlier of the Obligors’ Agent:

(a)	becoming aware of such failure; and

(b)	receiving written notice from the Interim Facility Agent notifying it of that failure.

4.	Invalidity/repudiation

Any of the following occurs:

(a)	subject to the Reservations and the Perfection Requirements, any material obligation of the Obligors under any Interim Finance Document is or becomes invalid or unenforceable, in each case, in a manner which is materially adverse to the interests of the Interim Lenders (taken as a whole) under the Interim Finance Documents;

(b)	subject to the Reservations and the Perfection Requirements, it is or becomes unlawful in any applicable jurisdiction for the Obligors to perform any of their material obligations under any Interim Finance Document, in each case, in a manner which is materially adverse to the interests of the Interim Lenders (taken as a whole) under the Interim Finance Documents; or

(c)	any of the Obligors repudiates or rescinds an Interim Finance Document and such repudiation or rescission is materially prejudicial to the interests of the Interim Lenders (taken as a whole) under the Interim Finance Documents, and, if capable of remedy, the same is not remedied within fifteen (15) Business Days of the earlier of the Obligors’ Agent (i) becoming aware of such failure and (ii) receiving written notice from the Interim Facility Agent notifying it of that failure.

5.	Change of Control

The occurrence of one or more of the following events:

(a)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the Equity Interests of the Borrower entitled to vote in the election of members of the Board of Directors of Borrower;

(b)	during any period of 24 consecutive months commencing on or after 6 July 2022, the occurrence of a change in the composition of the Board of Directors of Borrower such that a majority of the members of such Board of Directors are not Continuing Directors; or

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(c)	the Borrower fails to own and control, directly or indirectly, 100% of the Equity Interests of each other Obligor.

In this paragraph 5:

Board of Directors means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers);

Continuing Director means (a) any member of the Board of Directors who was a director (or comparable manager) of the Borrower on the Interim Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Interim Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by a majority of the then Continuing Directors; and

Equity Interests means, with respect to a Person, all of the shares, options, warrants, interests, or participations of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests), or preferred stock.

6.	Insolvency

Any Obligor or (if another Group Company makes the Acquisition) the relevant Group Company:

(a)	is unable to pay its debts as they fall due (other than solely as a result of liabilities exceeding assets) or suspends making payments on all or a material part of its debts or publicly announces in writing its intention to do so; or

(b)	by reason of actual or anticipated financial difficulties commences negotiations with its financial creditors generally (excluding the Interim Finance Parties) with a view to rescheduling its indebtedness generally.

7.	Insolvency proceedings

(a)	Any of the following occurs in respect of any of the Obligors or (if another Group Company makes the Acquisition) the relevant Group Company:

(i)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, examiner, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its material assets (other than the Target Group or its shares); or

(ii)	an application for the judicial winding-up or liquidation of the Obligors or (if another Group Company makes the Acquisition) the relevant Group Company,

or any analogous proceedings in any jurisdiction.

(b)	Paragraph (a) above shall not apply to:

(i)	any petitions, proceedings or actions which are contested in good faith and discharged, stayed or dismissed within twenty-eight (28) days of commencement; or

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(ii)	any petition or similar presented by a creditor which is:

(A)	being contested in good faith and due diligence and the relevant entity has demonstrated to the Interim Facility Agent (acting reasonably and in good faith) that it has sufficient financial means to meet the amount of the claim requested by the creditor; or

(B)	in the opinion of the Obligors’ Agent (acting reasonably and in good faith), frivolous and vexatious.

8.	ERISA Event

An ERISA Event shall have occurred that would reasonably be expected to result in a Material Adverse Effect.

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Schedule 6
Impairment and Replacement of Interim Finance Parties

Part I
Impaired Agent

1.	Impaired Agent

(a)	If, at any time, an Agent becomes an Impaired Agent, the Obligors’ Agent, an Obligor or an Interim Lender which is required to make a payment under the Interim Finance Documents to the Agent in accordance with Clause 11 (Payments) or otherwise under an Interim Finance Document may instead either pay that amount direct to the required recipient or pay that amount to an interest bearing account held with an Acceptable Bank in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligors’ Agent or the Obligors or the Interim Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Interim Finance Documents. In each case such payments must be made on the due date for payment under the Interim Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this paragraph 1 shall be discharged of the relevant payment obligation under the Interim Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with paragraph 3 (Replacement of an Interim Facility Agent) below, each Party which has made a payment to a trust account in accordance with this paragraph 1 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 16.1 (Recoveries).

(e)	A Party which has made a payment in accordance with paragraph 1 shall, promptly upon request by a recipient and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that recipient,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that recipient.

2.	Communication when Interim Facility Agent is Impaired Interim Facility Agent

If an Agent is an Impaired Agent, the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Interim Facility Agent is an Impaired Agent) all the provisions of the Interim Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

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3.	Replacement of an Interim Facility Agent

(a)	The Majority Interim Lenders or the Obligors’ Agent may by giving ten (10) days’ notice to an Agent which is an Impaired Agent replace that Agent by appointing a successor Agent (which shall be acting through an office in New York).

(b)	The retiring Agent shall (at its own cost, and otherwise at the expense of the Interim Lenders):

(i)	make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Interim Finance Documents; and

(ii)	enter into and deliver to the successor Agent those documents and effect any registrations and notifications as may be required for the transfer or assignment of all its rights and benefits under the Interim Finance Documents to the successor Agent.

(c)	An Obligor must take any action and enter into and deliver any document which is necessary to ensure that any Interim Security Document provides for effective and perfected Interim Security in favour of any successor Agent.

(d)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Interim Lenders or the Obligors’ Agent to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Interim Finance Documents (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(e)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

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Part II
Defaulting Lender

1.	For so long as a Defaulting Lender has any undrawn Interim Commitment, in ascertaining (i) the Majority Interim Lenders; or (ii) whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Interim Commitments under the Interim Facility or the agreement of any specified group of Interim Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Interim Lenders under the Interim Finance Documents, that Defaulting Lender’s Interim Commitments under the Interim Facility will be reduced by the amount of its undrawn Interim Commitments under the Interim Facility and, to the extent that that reduction results in that Defaulting Lender’s Total Interim Commitments being zero, that Defaulting Lender shall be deemed not to be an Interim Lender for the purposes of (i) and (ii) above.

2.	For the purposes of paragraph 1 above, the Interim Facility Agent may assume that the following Interim Lenders are Defaulting Lenders:

(a)	any Interim Lender which has notified the Interim Facility Agent that it has become a Defaulting Lender;

(b)	any Interim Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of Defaulting Lender has occurred,

unless it has received notice to the contrary from the Interim Lender concerned (together with any supporting evidence reasonably requested by the Interim Facility Agent) or the Interim Facility Agent is otherwise aware that the Interim Lender has ceased to be a Defaulting Lender.

3.	Without prejudice to any other provision of this Agreement, the Agents may disclose and, on the written request of the Obligors’ Agent or the Majority Interim Lenders, shall, as soon as reasonably practicable, disclose the identity of a Defaulting Lender to the Obligors’ Agent and to the other Interim Finance Parties.

4.	If any Interim Lender becomes a Defaulting Lender, the Obligors’ Agent may, at any time whilst the Interim Lender continues to be Defaulting Lender, give the Interim Facility Agent three (3) Business Days’ notice of cancellation of all or any part of each undrawn Interim Commitment of that Interim Lender.

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Part III
Replacement of an Interim Lender / Increase

1.	Replacement of an Interim Lender

(a)	If at any time:

(i)	any Interim Finance Party becomes or is a Non-Consenting Lender (as defined in paragraph (d) below); or

(ii)	an Obligor becomes obliged to repay any amount in accordance with Clause 10.3 (Illegality) or to pay additional amounts pursuant to Clause 9 (Taxes) or Clause 10.1 (Increased Costs) to any Interim Finance Party;

(iii)	any Interim Finance Party invokes the benefit of Clauses 8.6 (Absence of quotations) to 8.8 (Proposed Disrupted Loans) (inclusive); or

(iv)	any Interim Finance Party becomes or is a Defaulting Lender,

then the Obligors’ Agent may, on no less than five (5) Business Days’ prior written notice (a Replacement Notice) to the Interim Facility Agent and such Interim Finance Party (a Replaced Lender):

(A)	replace a participation of such Replaced Lender by requiring such Replaced Lender to (and such Replaced Lender shall) transfer pursuant to Clause 22 (Changes to Parties) on such dates as specified in the Replacement Notice all or part of its rights and obligations under this Agreement to an Interim Lender constituting a New Interim Lender under Clause 22.2 (Transfers by Interim Lenders) selected by the Obligors’ Agent, which confirms its (or their) willingness to assume and does assume all or part of the obligations of the Replaced Lender (including the assumption of the Replaced Lender’s participations or unfunded or undrawn participations (as the case may be) on the same basis as the Replaced Lender) for a purchase price in cash payable at the time of transfer in an amount equal to the applicable outstanding principal amount of such Replaced Lender’s participation in the outstanding Interim Loans and all related accrued interest, Break Costs and other amounts payable in relation thereto under the Interim Finance Documents in respect of such transferred participation; and/or

(B)	prepay on such dates as specified in the Replacement Notice all or any part of such Interim Lender’s participation in the outstanding Interim Loans and all related accrued interest, Break Costs and other amounts payable in relation thereto under the Interim Finance Documents in respect of such participation; and/or cancel all or part of the undrawn Interim Commitments of that Replaced Lender on such dates as specified in the Replacement Notice.

(b)	Any notice delivered under paragraph (a) above (or any subsequent notice for this purpose, as applicable) may be accompanied by a Transfer Certificate complying with Clause 22.4 (Procedure for transfer) and/or an Assignment Agreement complying with Clause 22.5 (Procedure for assignment) and any other related documentation to effect the transfer or assignment, which Transfer Certificate, Assignment Agreement and any other related documentation to effect the transfer or assignment (if attached) shall be promptly (and by no later than three (3) Business Days from receiving such Transfer Certificate, Assignment Agreement and any other related documentation) executed by the relevant Replaced Lender and returned to the Obligors’ Agent.

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(c)	Notwithstanding the requirements of Clause 22 (Changes to Parties) or any other provisions of the Interim Finance Documents, if a Replaced Lender does not execute and/or return a Transfer Certificate, an Assignment Agreement and any other related documentation to effect the transfer or assignment as required by paragraph (b) above within three (3) Business Days of delivery by the Obligors’ Agent, the relevant transfer or transfers or assignment and assignments shall automatically and immediately be effected for all purposes under the Interim Finance Documents on payment of the replacement amount to the Interim Facility Agent (for the account of the relevant Replaced Lender), and the Interim Facility Agent may (and is authorised by each Interim Finance Party to) execute, without requiring any further consent or action from any other party, a Transfer Certificate, Assignment Agreement and any other related documentation to effect the transfer or assignment on behalf of the relevant Replaced Lender which is required to transfer its rights and obligations or assign its rights under this Agreement pursuant to paragraph (a) above which shall be effective for the purposes of Clause 22.4 (Procedure for transfer) and Clause 22.5 (Procedure for assignment). The Interim Facility Agent shall not be liable in any way for any action taken by it pursuant to this paragraph 1 and, for the avoidance of doubt, the provisions of Clause 15.4 (Exoneration of the Arrangers and the Agents) shall apply in relation thereto.

(d)	If the Obligors’ Agent or the Interim Facility Agent (at the request of the Obligors’ Agent) has requested the Interim Lenders to give a consent in relation to, or to agree to a release, waiver or amendment of, any provisions of the Interim Finance Documents or other vote of the Interim Lenders under the terms of this Agreement, where the requested consent, release, waiver or amendment is one which requires greater than Majority Interim Lender consent pursuant to this Agreement and has been agreed to by the Majority Interim Lenders, then any Interim Lender who has not consented or agreed (or fails to reject) to such request by the end of the period of ten (10) Business Days (or any other period of time notified by the Obligors’ Agent, with the prior agreement of the Interim Facility Agent if the period for this provision to operate is less than ten (10) Business Days) of a request being made such Interim Lender shall be deemed a Non-Consenting Lender.

(e)	If any Non-Consenting Lender fails to assist with any step required to implement the Obligors’ Agent’s right to prepay that Non-Consenting Lender or to replace that Non-Consenting Lender pursuant to this paragraph 1 within three (3) Business Days of a request to do so by the Obligors’ Agent, then that Non-Consenting Lender shall be automatically excluded from participating in that vote, and its participations, Interim Commitments and vote (as the case may be) shall not be included (or, as applicable, required) with the Total Interim Commitments or otherwise when ascertaining whether the approval of Majority Interim Lenders, all Interim Lenders, or any other class of Interim Lenders (as applicable) has been obtained with respect to that request for a consent or agreement; and its status as an Interim Lender shall be disregarded for the purpose of ascertaining whether the agreement or any specified group of Interim Lenders has been obtained to approve the request.

2.	Increase

(a)	The Obligors’ Agent may by giving prior notice to the Interim Facility Agent, to take effect on or after the effective date of a cancellation of:

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(i)	the undrawn Interim Commitments of a Defaulting Lender in accordance with paragraph 3 of Part II (Defaulting Lender) of this Schedule 6; or

(ii)	the Interim Commitments of an Interim Lender in accordance with Clause 10.3 (Illegality) or paragraph 1 (Replacement of an Interim Lender) above,

request that the Interim Commitments relating to the Interim Facility be increased (and the Interim Commitments relating to the Interim Facility shall be so increased) up to the amount of the undrawn Interim Commitments or Interim Commitments relating to the Interim Facility so cancelled as described in the following paragraphs.

(b)	Following a request as described in paragraph (a) above:

(i)	the increased Interim Commitments will be assumed by one or more Interim Lenders or other banks, financial institutions, trusts, funds or other entities (each an Increase Lender) selected by the Obligors’ Agent and each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of an Interim Lender corresponding to that part of the increased Interim Commitments which it is to assume, as if it had been an Original Interim Lender;

(ii)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Interim Lender;

(iii)	each Increase Lender shall become a Party as an Interim Lender and any Increase Lender and each of the other Interim Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Interim Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Interim Lender;

(iv)	the Interim Commitments of the other Interim Lenders shall continue in full force and effect; and

(v)	any increase in the Interim Commitments relating to the Interim Facility shall take effect on the date specified by the Obligors’ Agent in the notice referred to above or any later date on which the conditions set out in paragraph (c) below are satisfied.

(c)	An increase in the Interim Commitments relating to the Interim Facility will only be effective on the later of:

(i)	the execution by the Interim Facility Agent of an Increase Confirmation from the relevant Increase Lender;

(ii)	in relation to an Increase Lender which is not an Interim Lender immediately prior to the relevant increase the Interim Facility Agent being satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Interim Commitments by that Increase Lender. The Interim Facility Agent shall promptly notify the Obligors’ Agent and the Increase Lender upon being so satisfied; and

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(iii)	if applicable, the date on which any corresponding Interim Commitments referred to in paragraph (a) were cancelled.

(d)	Each Increase Lender, by executing the Increase Confirmation, confirms that the Interim Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Interim Lender or Interim Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(e)	The Interim Facility Agent shall, as soon as reasonably practicable after it has executed an Increase Confirmation, send to the Obligors’ Agent a copy of that Increase Confirmation.

(f)	Clause 22.3 (Limitation of responsibility of Existing Interim Lenders) shall apply mutatis mutandis in this paragraph 2 in relation to an Increase Lender as if references in that Clause to:

(i)	an Existing Interim Lender were references to all the Interim Lenders immediately prior to the relevant increase;

(ii)	the New Interim Lender were references to that Increase Lender; and

(iii)	a re-transfer and re-assignment were references to respectively a transfer and assignment.

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Part IV
Form of Increase Confirmation

To:	[●] as Interim Facility Agent, [●] as Interim Security Agent and [●] as Borrower

From:	[●] (the Increase Lender)

Dated:	[●]

[Quanex Building Products Corporation] – Interim Facilities Agreement dated [●] 2024 (as amended from time to time) (the Interim Facilities Agreement)

1.	We refer to the Interim Facilities Agreement. This agreement (the Agreement) shall take effect as an Increase Confirmation for the purpose of the Interim Facilities Agreement. Terms defined in the Interim Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to paragraph 2 (Increase) of Part III (Replacement of an Interim Lender / Increase) of Schedule 6 (Impairment and Replacement of Interim Finance Parties) of the Interim Facilities Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Interim Commitment specified in the Schedule (the Relevant Commitment) as if it was an Original Interim Lender under the Interim Facilities Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the Increase Date) is [●].

5.	On the Increase Date, the Increase Lender becomes party to the relevant Interim Finance Documents as an Interim Lender.

6.	The Facility Office, address, email address and attention details for notices to the Increase Lender for the purposes of Clause 18.1 (Mode of service) of the Interim Facilities Agreement are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Interim Lenders’ obligations referred to in paragraph (f) of paragraph 2 (Increase) of Part III (Replacement of an Interim Lender / Increase) of Schedule 6 (Impairment and Replacement of Interim Finance Parties) of the Interim Facilities Agreement.

8.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

9.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by [English] law.

10.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:	The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Interim Security in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Interim Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

118

The Schedule to the Increase Confirmation

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[INSERT RELEVANT DETAILS]

[Facility office address, email address and attention details for notices and account details for payments]

_______________________________

[Increase Lender]

By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Interim Facilities Agreement by the Interim Facility Agent.

_______________________________

[Interim Facility Agent]

By:

119

Part V
Definitions

Capitalised terms in this Schedule 6 shall have the meanings ascribed to such terms in Schedule 1 (Definitions and Interpretation) and this Part V, as applicable.

Acceptable Bank means a bank or financial institution which has a long-term credit rating of at least BBB by Standard & Poor’s Rating Services or Fitch Ratings Ltd or at least Baa3 by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or any Interim Finance Party or any Affiliate of an Interim Finance Party.

Defaulting Lender means any Interim Lender:

(a)	which has failed to make its participation in an Interim Loan available (or has notified the Interim Facility Agent or the Obligors’ Agent (which has notified the Interim Facility Agent) that it will not make its participation in an Interim Loan available) by the Drawdown Date of that Interim Loan in accordance with Clause 6.3 (Advance of Interim Loans) or which has failed to provide cash collateral;

(b)	which has otherwise rescinded or repudiated an Interim Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing.

Impaired Agent means an Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Interim Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates an Interim Finance Document;

(c)	(if the Agent is also an Interim Lender) it is a Defaulting Lender under paragraphs (a) or (b) of the definition of Defaulting Lender; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by administrative or technical error or a disruption event and payment is made within three (3) Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

Increase Confirmation means a confirmation substantially in the form set out in Part IV (Form of Increase Confirmation) of this Schedule 6.

Insolvency Event in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof;

(f)	has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Non-Consenting Lender has the meaning given to that term in paragraph (d) of paragraph 1 (Replacement of an Interim Lender) of Part III (Replacement of an Interim Lender / Increase) of this Schedule 6.

Schedule 7
Form of Transfer Certificate

To:          [●] as Interim Facility Agent

From:      [●] (the Existing Interim Lender) and [●] (the New Interim Lender)

Dated:     [●]

[Quanex Building Products Corporation] – Interim Facilities Agreement dated [●] 2024 (as amended from time to time) (the Interim Facilities Agreement)

1.	We refer to the Interim Facilities Agreement. This is a Transfer Certificate. Terms defined in the Interim Facilities Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 22.4 (Procedure for transfer) of the Interim Facilities Agreement:

(a)	The Existing Interim Lender and the New Interim Lender agree to the Existing Interim Lender transferring to the New Interim Lender by novation all or part of the Existing Interim Lender’s Interim Commitments, rights and obligations referred to in the Schedule in accordance with Clause 22.4 (Procedure for transfer) of the Interim Facilities Agreement.

(b)	The proposed Transfer Date is [●].

(c)	The Facility Office and address, email address and attention details for notices of the New Interim Lender for the purposes of Clause 18.1 (Mode of service) of the Interim Facilities Agreement are set out in the Schedule.

3.	The New Interim Lender expressly acknowledges the limitations on the Existing Interim Lender’s obligations set out in paragraph (c) of Clause 22.3 (Limitation of responsibility of Existing Interim Lenders) of the Interim Facilities Agreement.

4.	The New Interim Lender confirms, for the benefit of the Obligors (which may rely on this confirmation) that it [is/is not] a Disqualified Lender.

5.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by [English] law.

6.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

Note:	The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Interim Lender’s interest in the Interim Security in all jurisdictions. It is the responsibility of the New Interim Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Interim Lender’s Interim Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

The Schedule to the Transfer Certificate

Commitment/rights and obligations to be transferred

[INSERT RELEVANT DETAILS]

[Facility office address, email address and attention details for notices and account details for payments]

_______________________________

[Existing Interim Lender]

By:

_______________________________

[New Interim Lender]

By:

This Transfer Certificate is accepted by the Interim Facility Agent and the Transfer Date is confirmed as [●].

_______________________________

[Interim Facility Agent]

By:

Schedule 8
Form of Assignment Agreement

To:          [●] as Interim Facility Agent

From:      [●] (the Existing Interim Lender) and [●] (the New Interim Lender)

Dated:    [●]

[Quanex Building Products Corporation] – Interim Facilities Agreement dated [●] 2024 (as amended from time to time) (the Interim Facilities Agreement)

1.	We refer to the Interim Facilities Agreement. This is an Assignment Agreement. Terms defined in the Interim Facilities Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 22.5 (Procedure for assignment) of the Interim Facilities Agreement.

3.	The Existing Interim Lender assigns absolutely to the New Interim Lender all the rights of the Existing Interim Lender under the Interim Facilities Agreement, the other Interim Finance Documents and in respect of the Interim Security which correspond to that portion of the Existing Interim Lender’s Interim Commitments and participations in Interim Loans under the Interim Facilities Agreement as specified in the Schedule;

4.	Subject to Clause 22.2(e) (Transfers by Interim Lenders), the Existing Interim Lender is released from all the obligations of the Existing Interim Lender which correspond to that portion of the Existing Interim Lender’s Interim Commitments and participations in Interim Loans under the Interim Facilities Agreement specified in the Schedule.

5.	The New Interim Lender becomes a Party as an Interim Lender and is bound by obligations equivalent to those from which the Existing Interim Lender is released under paragraph 4 above.

6.	The proposed Transfer Date is [●].

7.	On the Transfer Date, the New Interim Lender becomes Party to the Interim Finance Documents as an Interim Lender.

8.	The New Interim Lender expressly acknowledges the limitations on the Existing Interim Lender’s obligations set out in paragraph (c) of Clause 22.3 (Limitation of responsibility of Existing Interim Lenders) of the Interim Facilities Agreement.

9.	This Assignment Agreement acts as notice to the Interim Facility Agent (on behalf of each Interim Finance Party) and, upon delivery in accordance with Clause 22.5 (Procedure for Assignment) of the Interim Facilities Agreement, to the Obligors’ Agent (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

10.	The New Interim Lender confirms, for the benefit of the Obligors (which may rely on this confirmation) that it [is/is not] a Disqualified Lender.

11.	The Facility Office and address, email address and attention details for notices of the New Interim Lender for the purposes of Clause 18.1 (Mode of service) of the Interim Facilities Agreement are set out in the Schedule.

12.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

13.	This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by [English] law.

14.	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

Note:	The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Interim Lender’s interest in the Interim Security in all jurisdictions. It is the responsibility of the New Interim Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Interim Lender’s Interim Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

The Schedule to the Assignment Agreement

Commitment/rights and obligations to be transferred by assignment, release and accession

[INSERT RELEVANT DETAILS]

[Facility office address, email address and attention details for notices and account details for payments]

_______________________________

[Existing Interim Lender]

By:

_______________________________

[New Interim Lender]

By:

This Assignment Agreement is accepted by the Interim Facility Agent and the Transfer Date is confirmed as [●].

[Signature of this Assignment Agreement by the Interim Facility Agent constitutes confirmation by the Interim Facility Agent of receipt of notice of the assignment referred to herein, which notice the Interim Facility Agent receives on behalf of each Interim Finance Party.]

_______________________________

[Interim Facility Agent]

By:

Schedule 9
The Original Interim Lenders

Name of Original Interim Lender	Interim Commitment (USD$)
Wells Fargo Bank, National Association	300,000,000
Bank Of America, n.a.	300,000,000
td Bank, N.A.	150,000,000
Total	750,000,000

SIGNATURE PAGES

THE COMPANY, BORROWER AND GUARANTOR

/s/ Scott Zuehlke

for and on behalf of
QUANEX BUILDING PRODUCTS CORPORATION

as the Company, Borrower and Guarantor

Name:	Scott Zuehlke

Title:	Chief Financial Officer

Notice Details

Address:	945 Bunker Hill Rd, Suite 900, Houston, TX 77024

Attention:	Scott Zuehlke

ORIGINAL INTERIM LENDER

By:	/s/ Benita V. Reyes

for and on behalf of
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Original Interim Lender

Name:	Benita V. Reyes

Title:	Director

Notice Details

Address:	1525 West WT Harris Blvd., Charlotte, NC 28262-8522
Email:
Attention:	Wells Fargo Agency Services

ORIGINAL INTERIM LENDER

By:	/s/ Mark Kushemba

for and on behalf of
BANK OF AMERICA, N.A.
as Original Interim Lender

Name:	Mark Kushemba

Title:	Managing Director

Notice Details

Address:	One Bryant Park, New York, NY, 10036 Floor 8
Email:
Attention:	Elizabeth Gretz

ORIGINAL INTERIM LENDER

By:	/s/ Richard A. Zimmerman

for and on behalf of
TD BANK, N.A.
as Original Interim Lender

Name:	Richard A. Zimmerman

Title:	Managing Director

Notice Details

Address:	6000 Atrium Way, Mt. Laurel, NJ 08054
Email:
Attention:	Comm Loan Servicing/Investor Processing

ARRANGER

By:	/s/ Johnathan Temesgen

for and on behalf of
WELLS FARGO SECURITIES, LLC
as Arranger

Name:	Johnathan Temesgen

Title:	Managing Director

Notice Details

Address:	550 S Tryon St., 7th Floor, Charlotte, NC 28202
Email:
Attention:	Johnathan Temesgen

ARRANGER

By:	/s/ Mark Kushemba

for and on behalf of
BOFA SECURITIES, INC.
as Arranger

Name:	Mark Kushemba

Title:	Managing Director

Notice Details

Address:	One Bryant Park, New York, NY, 10036 Floor 8
Email:
Attention:	Elizabeth Gretz

ARRANGER

By:	/s/ Richard A. Zimmerman

for and on behalf of
TD BANK, N.A.
as Arranger

Name:	Richard A. Zimmerman

Title:	Managing Director

Notice Details

Address:	6000 Atrium Way, Mt. Laurel, NJ 08054
Email:
Attention:	Comm Loan Servicing/Investor Processing

THE INTERIM FACILITY AGENT

/s/ Benita V. Reyes

for and on behalf of
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Interim Facility Agent

Name:	Benita V. Reyes

Title:	Director

Notice Details

Address:	1525 West WT Harris Blvd., Charlotte, NC 28262-8522
Email:
Attention:	Wells Fargo Agency Services

THE INTERIM SECURITY AGENT

/s/ Benita V. Reyes

for and on behalf of
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Interim Security Agent

Name:	Benita V. Reyes

Title:	Director

Notice Details

Address:	1525 West WT Harris Blvd., Charlotte, NC 28262-8522
Email:
Attention:	Wells Fargo Agency Services